Exhibit 10.1

EXECUTION VERSION

Revolving Credit Loan Number: 1016522

Term Loan Number: 1016523

Dollar Tranche Revolving Credit CUSIP Number:                     ,

Multicurrency Tranche Revolving Credit CUSIP Number:                     ,

Term Loan CUSIP Number:

CREDIT AGREEMENT

Dated as of December 28, 2016

by and among

PARK INTERMEDIATE HOLDINGS LLC,

as a Borrower,

PARK HOTELS & RESORTS INC.,

as the Parent,

solely for the limited purposes described in Section 13.23.,

The Subsidiary Borrowers Party Hereto,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.6.,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,

as Syndication Agents,

BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA and MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agents, and

THE BANK OF NEW YORK MELLON, CITIBANK, N.A.,

PNC BANK, NATIONAL ASSOCIATION and

ROYAL BANK OF CANADA,

as Senior Managing Agents.

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULE I	Revolving Credit Facility Lenders and Revolving Credit Commitments
SCHEDULE II	Term Loan Facility Lenders and Term Loan Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 1.1.(a)	Eligible Property Exceptions
SCHEDULE 1.1.(b)	Permitted Liens
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)(i)	Hotel Properties
SCHEDULE 7.1.(f)(ii)	Properties Designated by the Company as Eligible Properties
SCHEDULE 7.1.(g)	Indebtedness and Guarantees
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(s)	Affiliate Transactions
SCHEDULE 8.19.	Post-Closing Obligations

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Notice of Swingline Borrowing
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Revolving Credit Note
EXHIBIT H	Form of Swingline Note
EXHIBIT I	Form of Term Loan Note
EXHIBIT J	Form of Bid Rate Note
EXHIBIT K	Form of Disbursement Instruction Agreement
EXHIBIT L	Form of Compliance Certificate

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EXHIBIT M	Forms of U.S. Tax Compliance Certificates
EXHIBIT N	Form of Borrowing Subsidiary Agreement
EXHIBIT O	Form of Borrowing Subsidiary Termination
EXHIBIT P	Form of Designation Agreement
EXHIBIT Q	Form of Bid Rate Quote Request
EXHIBIT R	Form of Bid Rate Quote
EXHIBIT S	Form of Acceptance or Non-Acceptance of Bid Rate Quotes

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THIS CREDIT AGREEMENT, as amended, supplemented or otherwise modified from time to time (this “Agreement”) dated as of December 28, 2016 by and among PARK INTERMEDIATE HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), PARK HOTELS & RESORTS INC., a Delaware corporation (the “Parent”), solely for the limited purposes described in Section 13.23., the Subsidiaries of the Company from time to time party hereto as Subsidiary Borrowers, each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6. (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Company, the Parent, the Subsidiary Borrowers, the Lenders, the Issuing Banks, the Swingline Lenders and the Administrative Agent desire to enter into this Agreement to provide for (among other things) a Revolving Credit Facility and a Term Loan Facility to the Company and the Subsidiary Borrowers, all on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“1031 Property” means any Property that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Parent, the Company or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such Property by the Company or a Wholly Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.

“Absolute Rate” has the meaning given that term in Section 2.3.(c)(ii)(c).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.3.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form attached to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.(b).

“Additional Lender” has the meaning given that term in Section 2.22.(d).

“Additional Revolving Tranche Commitments” has the meaning given that term in Section 2.17.(a).

“Additional Term Loan Advance” means an advance made by an Additional Term Loan Lender pursuant to Section 2.17.(c). From and after the making of an Additional Term Loan Advance, such Additional Term Loan Advance shall comprise a portion of the Term Loan.

“Additional Term Loan Lender” means a Lender (whether a then existing Lender or a new Lender) that agrees to make an Additional Term Loan Advance pursuant to Section 2.17.(c). From and after the making of its Additional Term Loan Advance, an Additional Term Loan Lender shall be a Term Loan Lender for all purposes hereunder.

“Additional Tranche Loans” has the meaning given that term in Section 2.17.(a).

“Adjusted Funds From Operations” means, with respect to a Person and for a given period, Funds From Operations of such Person for such period, plus (i) non-cash charges, including amortization expense for stock options and impairment charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments) and (ii) transaction and restructuring costs and expenses incurred in connection with the Spin-Off Transactions (other than severance costs and expenses) to the extent arising on or prior to the eighteen-month anniversary of the Agreement Date (or such later date as determined by the Administrative Agent in the exercise of its reasonable discretion), in each case, of such Person for such period.

“Adjusted Net Operating Income” or “Adjusted NOI” means, for any period, the Net Operating Income of the applicable Hotel Properties for such period, subject to the following adjustments:

(a)	for each applicable Hotel Property, base management fees shall equal the greater of (i) three percent (3.0%) of Gross Operating Revenues or (ii) the actual base management fees paid under the applicable Management Agreement;

(b)	for each applicable Hotel Property, reserves for FF&E and capital items shall equal four percent (4.0%) of Gross Operating Revenues; and

(c)	for each applicable Hotel Property subject to a Franchise Agreement, royalty fees shall equal the greater of (i) four percent (4.0%) of Gross Operating Revenues or (ii) the actual royalty fees payable under the applicable Franchise Agreement.

For purposes of determining Adjusted NOI, the Net Operating Income shall be calculated on a pro forma basis for acquisitions and dispositions during such period, such that (i) in the case of a Hotel Property acquired during the calculation period, the Net Operating Income thereof for the entire period (including the actual historical Net Operating Income of such Hotel Property prior to the acquisition thereof and adjusted in accordance with the requirements above) shall be included in the determination of Adjusted NOI and (ii) in the case of a Hotel Property disposed of during the calculation period, the Net Operating Income thereof for the entire period shall be excluded in the determination of Adjusted NOI for such period. If a Hotel Property has not continuously operated for the immediately preceding period of twelve consecutive months but the Company has elected to treat such Hotel Property as a Seasoned Property, then the Adjusted NOI of such Hotel Property shall be calculated by annualizing the historical Net Operating Income of such Property for the period of continuous operation ending on the most recently ended calendar month for which it has been in continuous operation, determined on a pro forma basis reasonably acceptable to the Administrative Agent.

“Administrative Agent” means Wells Fargo Bank, National Association, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by a Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall (i) the Administrative Agent, any Issuing Bank or any Lender be deemed to be an Affiliate of the Company or (ii) following the consummation of the Spin-Off, Hilton, HGV and their respective Subsidiaries be deemed to be an Affiliate of any of the Parent and its Subsidiaries by virtue of common ownership by the Permitted Holders or HNA Tourism Group Co., Ltd. and its Subsidiaries, controlled funds and affiliates.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Japanese Yen, (vi) Australian Dollars and (vii) any other Foreign Currency agreed to in writing by the Administrative Agent and each of the Multicurrency Tranche Revolving Credit Lenders, in each case, to the extent that such currency is (x) a lawful currency that is readily available to the Multicurrency Tranche Revolving Credit Lenders and freely transferable and convertible into Dollars and (y) available in the London interbank deposit market (or other interbank market accessible by the Administrative Agent and the Multicurrency Tranche Revolving Credit Lenders) for the applicable interest periods.

“Agreement” has the meaning given to that term in the recitals hereto.

“Agreement Date” means the date as of which this Agreement is dated.

“Ancillary Agreements” has the meaning given to such term in the Distribution Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Foreign Borrower Documents” has the meaning given that term in Section 7.2.(a).

“Applicable Law” means all (a) international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, (b) administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case of clauses (b) and (c), to the extent having the force of law.

“Applicable Margin” means, (i) at any time prior to the Investment Grade Pricing Effective Date, the Leverage-Based Applicable Margin applicable thereto in effect at such time and (ii) at any time on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Margin applicable thereto in effect at such time.

“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining both the “as is” market value of such Property as between a willing buyer and a willing seller and the “stabilized value” of such Property.

“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Appraisal of such Property as the same may have been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed, which approval shall be based upon their respective internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent, in the exercise of its good faith business judgment, in determining the value of similar real estate Properties, which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent).

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, MLPF&S and JPMorgan.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6.), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“AUD Rate” means, with respect to any Loans denominated in Australian Dollars for any Interest Period, (i) the rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as selected by the Administrative Agent in its reasonable discretion) at approximately 10:00 a.m. (Sydney, Australia time) on the Quotation Day for such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period multiplied by (ii) a percentage equal to 1 minus the Statutory Reserve Rate; provided that (a) if such rate is not available at such time for any reason, the Administrative Agent may substitute such rate with a reasonably acceptable alternative published interest rate that adequately reflects the all-in-cost of funds to the Administrative Agent for funding such borrowings in Australian Dollars and (b) if the AUD Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Australian Dollars” or “Aus. $” means the lawful currency of the Commonwealth of Australia.

“Auto-Extension Letter of Credit” has the meaning given that term in Section 2.4.(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., and its successors and assigns.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.3.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.3.(f).

“Bid Rate Note” means a promissory note of the Company substantially in the form of Exhibit J, payable to the order of a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.3.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.3.(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means the Company and any Subsidiary Borrower and, in each case, shall include such Borrower’s successors and permitted assigns.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit N.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit O.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, CDOR Loan, AUD Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Loans which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in (x) euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro), (y) Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are required or authorized by law to close in Toronto, Canada or (z) Australian Dollars, the term “Business Day” shall also exclude any day on which banks are required or authorized by law to close in Sydney, Australia. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Canadian Dollars” or “Cdn. $” means the lawful currency of Canada.

“Capitalization Rate” means 8.00%, provided, however that in the case of (i) upscale or above Hotel Properties in the central business districts of Manhattan, New York, Washington, DC, Chicago, Illinois, Boston, Massachusetts and San Francisco, California and (ii) the properties commonly known as Hilton Hawaiian Village Beach Resort, Hilton Waikoloa Village, Waldorf Astoria Casa Marina Resort Key West and Hilton San Diego Bayfront, the Capitalization Rate shall mean 7.25%.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts, in each case that are required to be classified as a “Capital Lease” in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means the deposit of money in the Letter of Credit Collateral Account in accordance with this Agreement, and “Cash Collateral” means the money so deposited.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank either (x) is a Lender or (y) has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than thirty days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $350,000,000 and at least 75% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above and (f) other similar customarily utilized investments of substantially similar quality (as determined in good faith by the Company) denominated in Foreign Currencies.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“CDOR” means, with respect to any Loans denominated in Canadian Dollars and for any applicable Interest Period, (i) the CDOR Screen Rate at approximately 11:00 a.m. Toronto, Ontario time, on the Quotation Day for such currency and Interest Period multiplied by (ii) a percentage equal to 1 minus the Statutory Reserve Rate; provided, that (a) if such rate is not available at such time for any reason, the Administrative Agent may substitute such rate with a reasonably acceptable alternative published interest rate that adequately reflects the all-in-cost of funds to the Administrative Agent for funding such borrowings in Canadian Dollars and (b) if CDOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant period displayed on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:15 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period.

“Collateral” has the meaning given that term in Section 8.14.(c).

“Collateral Documents” means, collectively, the Pledge Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, deeds of trust, pledges, powers of attorney, consents, assignments, notices, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent to create, perfect or evidence Liens to secure the Obligations.

“Collateral Period” means any period after the Term Loan Effective Date commencing on the occurrence of a Collateral Trigger Date and ending on the Collateral Release Date subsequent to such Collateral Trigger Date.

“Collateral Release Certificate” has the meaning given that term in Section 8.15.(b).

“Collateral Release Date” means any date after a Collateral Trigger Date on which no Default or Event of Default is continuing and the Company delivers a Collateral Release Certificate as required by Section 8.15.

“Collateral Trigger Date” means (a) any date after the Term Loan Effective Date on which the Company delivers a Compliance Certificate pursuant to Section 9.3. which shows that the Leverage Ratio is greater than 6.50 to 1.00 as of the end of the two consecutive fiscal quarters of the Parent most recently ended prior to such date or (b) such later date as the Administrative Agent shall reasonably determine; provided that, following any Collateral Release Date, any subsequent Collateral Trigger Date shall be (x) any date on which the Company delivers a Compliance Certificate pursuant to Section 9.3. which shows that the Leverage Ratio is greater than 6.50 to 1.00 as of the end of the fiscal quarter of the Company most recently ended prior to such date or (y) such later date as the Administrative Agent shall reasonably determine.

“Commitment Reduction Notice” has the meaning given that term in Section 2.13.(a).

“Commitments” means, individually or collectively as the context may require, Revolving Credit Commitments and Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Information” has the meaning given that term in Section 2.6.(c).

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Computation Date” has the meaning given that term in Section 2.19.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to a Person for any period and without duplication, the sum of:

(a)    net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period):

(i)	depreciation and amortization;

(ii)	interest expense;

(iii)	income tax expense;

(iv)	extraordinary or nonrecurring items, including, without limitation, gains, losses, charges or expenses from the sale of operating Properties, early extinguishment of Indebtedness (including prepayment premiums), and transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP;

(v)	other non-cash charges, including share-based compensation expense and impairment charges or expenses (other than non-cash charges that constitute an accrual of a reserve for future cash payments or charges);

(vi)	equity in net income (loss) of its Unconsolidated Affiliates; and

(vii)	transaction and restructuring costs and expenses incurred in connection with the Spin-Off Transactions (other than severance costs and expenses) to the extent arising on or prior to the eighteen-month anniversary of the Agreement Date (or such later date as determined by the Administrative Agent in the exercise of its reasonable discretion); plus

(b)    such Person’s Ownership Share of Consolidated EBITDA of its Unconsolidated Affiliates.

Consolidated EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805.

“Consolidated Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Consolidated Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period, plus (d) the aggregate payment for cash taxes paid by such

Person during such period. The Parent’s Ownership Share of the Consolidated Fixed Charges of its Unconsolidated Affiliates will be included when determining the Consolidated Fixed Charges of the Parent.

“Consolidated Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person including capitalized interest (other than capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Ownership Share of Consolidated Interest Expense described in clause (a) of its Unconsolidated Affiliates for such period. Consolidated Interest Expense shall include the interest component of Capitalized Lease Obligations and shall exclude the non-cash amortization of any deferred financing fees.

“Consolidated Reserve Adjusted EBITDA” means, for any given period, (a) the Consolidated EBITDA of the Parent minus (b) the sum of (i) FF&E Reserves for all Hotel Properties of the Parent and its Subsidiaries for such period and (ii) the Parent’s and its Subsidiaries’ Ownership Share of the FF&E Reserves for all Hotel Properties of their Unconsolidated Affiliates for such period.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan, CDOR Loan or AUD Rate Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11. or as required by Section 2.10. or 5.2.

“Core Hotel Property” means, with respect to any Hotel Property, the parcel (or combinations of parcels) upon which is situated the building or buildings comprising all of the guest rooms and meeting and banquet space and with necessary public access and lobby facilities (but excluding any space for restaurants, retail, spa, sports, convention hall, exhibit hall, parking or other ancillary facilities for any Core Hotel Property); provided that with respect to any Core Hotel Property in existence or acquired after the Agreement Date, such Core Hotel Property may include such exceptions to the foregoing requirements as the Administrative Agent may determine to be immaterial and approve in its sole discretion.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the issuance, amendment or renewal of a Letter of Credit.

“Credit Rating” means, with respect to any Person, the rating assigned by a Rating Agency to the senior, unsecured, non-credit enhanced long-term Indebtedness of such Person.

“Customary Non-Recourse Exceptions” means customary exceptions for fraud, unlawful acts, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, voluntary bankruptcy, collusive involuntary bankruptcy, failure to comply with special purpose entity covenants, failure to maintain insurance, insurance deductibles, ERISA liabilities and other customary exceptions to non-recourse liability.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of a Revolving Credit Lender, in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as the ownership of such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Company, each Issuing Bank, each Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Parent, the Company, any of their respective Subsidiaries or any Unconsolidated Affiliate (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 13.6.(g) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 13.6.(g).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit P or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development/Redevelopment Property” means at any time a Property that upon completion will constitute a Hotel Property and that is currently under development or redevelopment and not an operating property during such development or redevelopment and, subject to the last sentence of this definition, on which the improvements related to the development or redevelopment have not been completed. The term “Development/Redevelopment Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Company, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing or redeveloping such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Company, any Subsidiary or any Unconsolidated Affiliate. A Development/Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Hotel Property has been completed for at least four (4) full fiscal quarters shall cease to constitute a Development/Redevelopment Property; provided, however, that the Company shall be permitted to designate such Property as a Seasoned Property at any earlier time.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K to be executed and delivered by the applicable Borrower pursuant to Section 6.1.(I)(a)(xii), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Distribution Agreement” means that certain Distribution Agreement, by and among Hilton, the Parent and HGV, substantially in the form provided to the Administrative Agent prior to the Agreement Date, with any amendments and modifications that are not adverse to the interests of the Lenders in any material respect or otherwise could reasonably be expected to have a Material Adverse Effect.

“Documentation Agents” means Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.19.

“Dollar Tranche Revolving Credit Commitment” means, as to each Dollar Tranche Revolving Credit Lender, such Dollar Tranche Revolving Credit Lender’s obligation to make Dollar Tranche Revolving Credit Loans pursuant to Section 2.1. and to participate in Swingline Loans pursuant to Section 2.5.(e), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Dollar Tranche Revolving Credit Commitment

Amount”, or as set forth in any applicable Assignment and Assumption or agreement executed by a Person becoming a Lender hereunder, in each case, as the same may be (i) increased as appropriate to reflect any increase effected in accordance with Section 2.17., (ii) reduced from time to time pursuant to Section 2.13. or (iii) increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6.

“Dollar Tranche Revolving Credit Commitment Percentage” means, with respect to a Dollar Tranche Revolving Credit Lender, the percentage equal to a fraction the numerator of which is such Lender’s Dollar Tranche Revolving Credit Commitment and the denominator of which is the aggregate Dollar Tranche Revolving Credit Commitments of all Dollar Tranche Revolving Credit Lenders (if the Dollar Tranche Revolving Credit Commitments have terminated or expired, the Dollar Tranche Revolving Credit Commitment Percentages shall be determined based upon the Dollar Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 3.9. when a Defaulting Lender shall exist, any such Defaulting Lender’s Dollar Tranche Revolving Credit Commitment shall be disregarded in the calculation.

“Dollar Tranche Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Dollar Tranche Revolving Credit Loans and such Revolving Credit Lender’s participation in Swingline Loans at such time.

“Dollar Tranche Revolving Credit Lender” means a Lender having a Dollar Tranche Revolving Credit Commitment or Dollar Tranche Revolving Credit Exposure.

“Dollar Tranche Revolving Credit Loan” means a Loan made by a Dollar Tranche Revolving Credit Lender pursuant to Section 2.1.(a). Each Dollar Tranche Revolving Credit Loan shall be a LIBOR Loan denominated in Dollars or a Base Rate Loan denominated in Dollars.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, a State thereof or the District of Columbia, unless such Subsidiary is wholly owned by one or more Foreign Subsidiaries.

“Drawing” has the meaning given that term in Section 2.4.(d).

“EAT” has the meaning given that term in the definition of “1031 Property”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Eligible Foreign Subsidiary” means one or more Foreign Subsidiaries approved from time to time by the Administrative Agent and the Revolving Credit Lenders (such approval not to be unreasonably withheld).

“Eligible Property” means a Property which satisfies all of the following requirements and is from time to time designated by the Company for inclusion in the calculation of Unencumbered Asset Value as an “Eligible Property” in accordance with the applicable provisions of this Agreement (whether pursuant to Schedule 7.1.(f)(ii) on the Agreement Date or, thereafter, pursuant to any Compliance Certificate from time to time delivered hereunder):

(a)     such Property is a Hotel Property;

(b)    the Core Hotel Property with respect to such Property is owned in fee simple (or other substantially comparable ownership form in the case of a Property in a foreign jurisdiction) by, or subject to a Qualified Ground Lease to, a Borrower or a Wholly Owned Subsidiary of the Company (other than an Excluded Subsidiary) (or a combination of such fee simple ownership (or other substantially comparable ownership form in the case of a Property in a foreign jurisdiction) and being subject to a Qualified Ground Lease);

(c)     none of the Equity Interests of (i) any Eligible Property Subsidiary that owns (or ground leases pursuant to a Qualified Ground Lease) the Core Hotel Property with respect to such Property, or (ii) any Eligible Property Subsidiary that directly or indirectly owns the Equity Interests of the applicable Eligible Property Subsidiary described in the foregoing clause (i), is subject to any Lien (other than Permitted Equity Liens) or any Negative Pledge;

(d)     such Property is not subject to any Lien (other than Permitted Liens);

(e)     the Core Hotel Property with respect to such Property is not subject to any Negative Pledge;

(f)     with respect to any parcel of the Core Hotel Property with respect to such Property owned in fee simple, regardless of whether such Core Hotel Property is owned by the Company or an Eligible Property Subsidiary, the Company has the right directly, or indirectly through an Eligible Property Subsidiary, without the need to obtain the consent of any Person, to sell, transfer or otherwise dispose of such parcel of such Core Hotel Property (other than pursuant to Permitted Transfer Restrictions or Permitted Sale Restrictions); and

(g)    no proceeding of the type described in Sections 11.1.(e) or (f) exists with respect to any of the Eligible Property Subsidiaries described in clause (c) above;

it being acknowledged and agreed that each Hotel Property set forth on Schedule 1.1.(a) shall in any event not be excluded as an Eligible Property by virtue of the matters described on such Schedule 1.1.(a) (and any representation, warranty or covenant set forth in the Loan Documents in relation to such Eligible Property shall be deemed to be qualified by such matters).

Notwithstanding the foregoing, a 1031 Property may constitute an Eligible Property so long as: (I) such Property is a Hotel Property; (II) the Core Hotel Property with respect to such Property is owned in fee simple (or other substantially comparable ownership form in the case of a Property in a foreign jurisdiction) by, or is subject to a Qualified Ground Lease to, the applicable EAT (or a combination of such fee simple ownership and being subject to a Qualified Ground Lease); (III) such Property is located in the United States unless the Property to be relinquished by the Company or Wholly Owned Subsidiary thereof as part of a “reverse” 1031 Exchange is located outside the United States, in which case such Property will be located outside the United States; (IV) the Company or a Wholly Owned Subsidiary thereof (a) leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary thereof, as applicable) and (b) manages such 1031 Property or such Property is subject to a third-party management agreement, as applicable; (V) the Company or a Wholly Owned Subsidiary or Subsidiaries thereof is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary or Subsidiaries of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly Owned Subsidiary or Subsidiaries of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by the Company or any Subsidiary); (VI) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly Owned Subsidiary or Subsidiaries that owns such 1031 Property, as applicable) to the Company or a Wholly Owned Subsidiary thereof, directly or indirectly (including through a QI); (VII) the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Company or a Wholly Owned Subsidiary which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the Equity Interests of the applicable Wholly Owned Subsidiary or Subsidiaries of an EAT that owns such 1031 Property, as applicable; and (VIII) neither such 1031 Property nor, if such Property is owned or leased by a Subsidiary, any of the Company’s direct or indirect ownership interests in such Subsidiary, is subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) pursuant to Permitted Transfer Restrictions or Permitted Sale Restrictions or as permitted pursuant to clause (VI) above, (B) the Lien of any mortgage or pledge referred to in the preceding clause (VII), (C) a Negative Pledge binding on the EAT in favor of the Company or a Wholly Owned Subsidiary or (D) any Permitted Lien or Permitted Equity Lien. In no event shall a 1031 Property qualify as an Eligible Property for a period in excess of 180 days after the date the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof, as applicable) acquired ownership of such Property (or, if such 180 day period is subject to extension under the Internal Revenue Code (including any Treasury Regulations), then such period as extended).

“Eligible Property Subsidiary” means (i) each Subsidiary of the Company that owns in fee simple (or other substantially comparable ownership form in the case of a Property in a foreign jurisdiction) or ground leases subject to a Qualified Ground Lease (or a combination of such fee simple ownership and ground leasing subject to a Qualified Ground Lease) any Eligible Property and (ii) each Subsidiary of the Company that owns, directly or indirectly, any Equity Interests in any Subsidiary that is described in clause (i). For the avoidance of doubt, a TRS Subsidiary that is solely a lessee of any Eligible Property pursuant to a lease (other than a ground lease) with a Subsidiary described in clause (i) of this definition (and any Subsidiary that is a direct or indirect parent company of such TRS Subsidiary that otherwise has no interest, directly or indirectly, in an Eligible Property or an Eligible Property Subsidiary) shall not constitute an Eligible Property Subsidiary.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or cleanup of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination. For the avoidance of doubt, unless otherwise expressly specified in any Loan Document, Equity Interest with respect to any Person shall mean the direct Equity Interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); provided, that, for purposes of this clause (a), events or occurrences contemplated by or in connection with the Spin-Off Transactions (including, without limitation, events or occurrences involving Hilton, HGV or their respective Affiliates) shall not be deemed an ERISA Event; (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan (under Section 4041 or 4041A of ERISA); (e) the institution of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (f) the failure by any member of the ERISA Group to make when due contributions required by ERISA to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice concerning the imposition of withdrawal liability under a Multiemployer Plan on a member of the ERISA Group or specifying that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Company, any Subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, the Company or any Subsidiary of the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” and/or “€” means the single currency of the member states of the European Union that adopt or have adopted the euro as their lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 11.1.(k)(ii).

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is not a Subsidiary Borrower.

“Excluded Pledged Collateral” means:

(a) the Equity Interests of a Foreign Subsidiary (other than a Subsidiary Borrower);

(b) the Equity Interests of a Subsidiary (other than an Eligible Property Subsidiary or a Subsidiary Borrower) that is a party to or otherwise subject to (i) a contract pursuant to a transaction otherwise permitted hereunder and under the other Loan Documents for so long as and solely to the extent that such contract prohibits the grant of a Lien on such Equity Interests, or (ii) solely with respect to a non-Wholly Owned Subsidiary, such Subsidiary’s governing documents, in each case, the terms of which prohibit such Subsidiary from providing a pledge of its Equity Interests (including in respect of any Permitted JV/Mortgage Restrictions); provided that such prohibition under this clause (b) shall not have been entered into in contemplation of establishing any such exception;

(c) the Equity Interests of any Subsidiary that are prohibited by Applicable Law from being subject to a pledge agreement for the benefit of the Secured Parties; and

(d) the Equity Interests of any Eligible Property Subsidiary (other than an Eligible Property Subsidiary with respect to any Hotel Property designated by the Company as an Eligible Property on Schedule 7.1.(f)(ii) as of the Agreement Date) that is subject to a Permitted Transfer Restriction of the type described in clause (a) of the definition of “Permitted Transfer Restriction” for so long as and solely to the extent such Permitted Transfer Restriction prohibits the grant of a Lien on such Equity Interests;

provided, however, that:

(x)    with respect to any Equity Interests that are excluded by virtue of clause (d) above, (A) the Company shall, from and after the Collateral Trigger Date, exercise commercially reasonable efforts to obtain the consent of the counterparty to the applicable Permitted Transfer Restriction to permit the grant of a Lien on such excluded Equity Interests, (B) unless otherwise prohibited pursuant to the terms of the applicable Permitted Transfer Restriction, the Company shall, on or prior to the Collateral Trigger Date, cause a parent Eligible Property Subsidiary of the type described in clause (ii) of the definition of “Eligible Property Subsidiary” to own directly 100% of such excluded Equity Interests and pledge the Equity Interests of such parent Eligible Property Subsidiary in accordance with the requirements of Section 8.14.(c) and (C) during any Collateral Period, in no event shall the Unencumbered Asset Value attributable to Eligible Property Subsidiaries the Equity Interests of which constitute Excluded Pledged Collateral pursuant to clause (d) above (but not including Eligible Property Subsidiaries with a parent Eligible Property Subsidiary whose Equity Interests have been pledged as set forth in the preceding clause (B)) exceed 15% of the Unencumbered Asset Value in the aggregate; and

(y)    notwithstanding anything to the contrary hereinabove contained in clauses (a) through (d): (A) if and to the extent any prohibition, breach or default under any contract of the type described in clause (b) or (d) above shall be rendered ineffective pursuant to the Uniform Commercial Code of any relevant jurisdiction or any other Applicable Law (including any Debtor Relief Law) or principles of equity, or to the extent any Lien on any such Equity Interests shall be expressly permitted by the applicable counterparty(ies) by consent, waiver or otherwise, such applicable Equity Interests shall not constitute Excluded Pledged Collateral; and (B) any Collateral (or any portion thereof) that ceases to satisfy the criteria for Excluded Pledged Collateral (whether as a result of any Person obtaining any necessary consent, any change in any Applicable Law, or otherwise) shall no longer be Excluded Pledged Collateral.

“Excluded Subsidiary” means any Subsidiary of the Parent (other than the Company or an Unsecured Indebtedness Subsidiary) (a) holding title to, or beneficially owning, or leasing under a ground lease or a hotel lease, assets that are, or are reasonably expected within 60 days to become, collateral for any Secured Indebtedness of such Subsidiary, or any Subsidiary that is a direct or indirect beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (b) that is, or is reasonably expected within 60 days to become, prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents, which provision was, or is reasonably expected within 60 days to be, included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness. The 60-day periods provided above may be extended by the Administrative Agent in its reasonable discretion.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 5.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means the Indebtedness of the Parent and its Subsidiaries arising under that certain Loan Agreement, dated as of October 25, 2013, among the subsidiaries of the Parent party thereto, collectively, as borrower and JPMorgan Chase Bank, National Association, German American Capital Corporation, Bank of America, N.A., GS Commercial Real Estate LP and Morgan Stanley Mortgage Capital Holdings LLC, collectively, as lender (which such Loan Agreement is incorporated by reference to Exhibit 10.3 to Hilton’s Registration Statement on Form S-1 (No. 333-191110)).

“Existing Maturity Date” has the meaning given that term in Section 2.22.(a).

“Existing Parent Debt” means the Parent’s 3.375% Convertible Senior Notes due April 15, 2023 issued pursuant to the Indenture, dated as of April 22, 2003, by and between Hilton Hotel Corporation and BNY Western Trust Company, as trustee, as supplemented, in an aggregate amount not to exceed $400,000 (without giving effect to any extension or refinancing thereof) and the Parent’s 7.50% senior notes due December 15, 2017 issued pursuant to the Indenture, dated as of April 15, 1997, between Hilton Hotel Corporation and BNY Western Trust Company, as trustee, as supplemented, in an aggregate amount not to exceed $55,000,000 (without giving effect to any extension or refinancing thereof).

“Extended Letter of Credit” has the meaning given that term in Section 2.4.(b).

“Extending Lender” has the meaning given that term in Section 2.22.(b).

“Extension Date” has the meaning given that term in Section 2.22.(a).

“Facility” means the Revolving Credit Facility or the Term Loan Facility, as the context may require.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) that certain fee letter by and among the Company, the Administrative Agent and Wells Fargo Securities, (b) that certain fee letter by and among the Company, Bank of America and MLPF&S and (c) that certain fee letter by and between the Company and JPMorgan, in each case dated as of October 17, 2016 and as amended, supplemented or otherwise modified from time to time.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Company hereunder, under any other Loan Document or under the Fee Letters.

“FF&E” means all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on any Hotel Property or used in connection with the use, occupancy, operation and maintenance of all or any part of any Hotel Property, other than stocks of food, beverages and other supplies held for consumption in normal operation.

“FF&E Reserves” means, for any period and with respect to any Hotel Property, an amount equal to 4.0% of Gross Operating Revenues of such Hotel Property.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender with respect to such Borrower that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary, including any Subsidiary organized under the laws of a jurisdiction located in the United States of America, a State thereof or the District of Columbia that is wholly owned by one or more Foreign Subsidiaries.

“Foreign Subsidiary Borrower Amendment” has the meaning given that term in Section 2.21.(a).

“Form 10” means the Form 10 Registration Statement filed by the Parent with the SEC on November 23, 2016, as amended or supplemented prior to the Agreement Date.

“Franchise Agreement” means an agreement permitting the use of the applicable hotel brand name, hotel system trademarks, trade names and/or any related rights in connection with the ownership or operation of a Hotel Property (including any associated owner’s agreement).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Tranche Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swingline Lender, such Defaulting Lender’s Dollar Tranche Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Dollar Tranche Revolving Credit Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect Funds From Operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative power or functions or pertaining to government (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority, and any supranational bodies such as the European Union or the European Central Bank) or, with respect to any specified Person, any arbitrator or any quasi-governmental authority, body or agency with authority to bind such specified Person at law.

“Gross Operating Expenses” means, for any period of time for any Hotel Property, all costs and expenses of maintaining, conducting and supervising the operation of such Hotel Property which are properly attributable to the period under consideration under the Company’s system of accounting, including without limitation (but without duplication): (i) the cost of all food and beverages and Inventory sold or consumed; (ii) salaries and wages of personnel employed at such Hotel Property, including costs of payroll taxes and employee benefits and all other expenses not otherwise specifically referred to in this paragraph which are referred to as “Administrative and General Expenses” in the Uniform System; (iii) the cost of all other goods and services obtained by Manager in connection with its operation of such Hotel Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment; (iv) the cost of repairs to and maintenance of such Hotel Property (excluding capital expenditures); (v) insurance premiums for all insurance maintained with respect to such Hotel Property, including, without limitation, property damage insurance, public liability insurance, and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the use and operation of such Hotel Property and losses incurred with respect to deductibles applicable to the foregoing types of insurance; (vi) workers’ compensation insurance or insurance required by similar employee benefits acts; (vii) all personal property taxes, real estate taxes, assessments and any other ad valorem taxes imposed on or levied in connection with such Hotel Property (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question) and all other taxes, assessments and other governmental charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the owner or ground lessee of such Hotel Property or the applicable Manager or Operating Lessee with respect to the operation of such Hotel Property and water and sewer charges; (viii) all sums deposited into any maintenance or capital expenditure reserve, including the amount of the applicable FF&E Reserve; (ix) legal fees related to the operation of such Hotel Property; (x) except to the extent the same are normally treated as capital expenditures under the Uniform System or GAAP, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including the fees (if any) of the applicable Manager in connection therewith, such as ADA studies, life safety reviews, and energy efficiency studies; (xi) all expenses for marketing such Hotel Property, including all expenses of advertising, sales promotion and public relations activities; (xii) utility taxes and other taxes (as those terms are defined in the Uniform System) and municipal, county and state license and permit fees; (xiii) all fees (including base and incentive fees), assessments, royalties and charges payable under the applicable Management Agreement and Franchise Agreement (if any); (xiv) reasonable reserves for uncollectible accounts receivable; (xv) credit card fees, travel agent commissions and other third-party reservation fees and charges; (xvi) all parking charges and other expenses associated with revenues received by the applicable Manager related to parking operations, including valet services; (xvii) common expenses charges, common area maintenance charges and similar costs and expenses; (xviii) rent payments under any ground lease; and (xix) any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System in the applicable Management Agreement unless specifically excluded under the provisions of this Agreement. Gross Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) the cost of any item specified in the applicable Management Agreement to be provided at Manager’s sole expense; (c) debt service; (d) capital repairs and other expenditures which are normally treated as capital expenditures under the Uniform System or GAAP; or (e) other recurring or non-recurring ownership costs such as partnership or limited liability company administration and costs of changes to business and liquor licenses.

“Gross Operating Revenues” means, for any period of time for any Hotel Property, without duplication, all income and proceeds of sales of every kind (whether in cash or on credit and computed on an accrual basis) received by the owner (or, if such Hotel Property is ground leased, the ground lessee) of such Hotel Property or the applicable Operating Lessee or Manager for the use, occupancy or enjoyment of such Hotel Property or the sale of any goods, services or other items sold on or provided from such Hotel Property in the ordinary course of operation of such Hotel Property, including, without limitation, all income received from tenants, transient guests, lessees, licensees and concessionaires and other services to guests at such Hotel Property, and the proceeds from business interruption insurance, but excluding the following: (i) any excise, sales or use taxes or similar governmental charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than business interruption insurance); (iv) other allowances and deductions as provided by the Uniform System in determining the sum contemplated by this definition, by whatever name, it may be called; (v) proceeds of sales, whether dispositions of capital assets, FF&E or equipment (other than sales of Inventory in the ordinary course of business); (vi) gross receipts received by tenants, lessees (other than Operating Lessees), licensees or concessionaires of the owner (or, if such Hotel Property is ground leased, the ground lessee) of such Hotel Property; (vii) consideration received at such Hotel Property for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, and paid over to, the applicable Manager; (viii) tips, service charges and gratuities collected for the benefit of employees; (ix) proceeds of any financing; (x) working capital provided by the Parent or any Subsidiary of the Parent or the applicable Operating Lessee; (xi) amounts collected from guests or patrons of such Hotel Property on behalf of tenants of such Hotel Property and other third parties; (xii) the value of any goods or services in excess of actual amounts paid (in cash or services) provided by the applicable Manager on a complimentary or discounted basis; and (xiii) other income or proceeds resulting other than from the use or occupancy of such Hotel Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from such Hotel Property in the ordinary course of business. Gross Operating Revenues shall be reduced by credits or refunds to guests at such Hotel Property.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.

“Guarantor and Collateral Release” has the meaning given that term in Section 8.15.

“Guarantors” means (a) the Company, (b) each Subsidiary Borrower and (c) the Subsidiary Guarantors.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. Obligations in respect of customary performance guaranties and Guaranties constituting Nonrecourse Indebtedness shall not be deemed to give rise to Indebtedness or otherwise constitute a Guaranty except as otherwise provided in the definition of “Nonrecourse Indebtedness”. As the context requires, “Guaranty” shall also mean the Guaranty in the form of Exhibit F, to be executed as may be required pursuant to Section 8.14. by the Guarantors in favor of the Administrative Agent for its benefit and the benefit of the Lenders, as the same may be supplemented, amended or otherwise modified from time to time.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; (f) urea formaldehyde insulation; and (g) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“HGV” means Hilton Grand Vacations, Inc.

“Hilton” means Hilton Worldwide Holdings Inc.

“Hilton/HGV Retained Liabilities” collectively has the meaning given to the terms “HLT Retained Liabilities” and “Timeshare Liabilities” in the Distribution Agreement.

“Hilton New York” means the Hotel Property commonly known as “New York Hilton Midtown” located at 1335 Avenue of the Americas, New York, New York 10019.

“Hotel Property” means a Property on which there is located an operating hotel, which shall include any operating business ancillary to such operating hotel (including, without limitation, laundry services, employee housing, retail, parking, golf courses, docking facilities and spa facilities).

“Hotel Sale Agreement” means any agreement providing for the sale of a Hotel Property or Equity Interests in a Wholly Owned Subsidiary of the Company that directly or indirectly owns in fee simple such Hotel Property, or is party to a ground lease in respect thereof, to the extent such sale is permitted under this Agreement.

“Incremental Credit Facilities” has the meaning given that term in Section 2.17.(a).

“Incremental Facility Amendment” has the meaning given that term in Section 2.17.(d).

“Incremental Revolving Credit Commitments” has the meaning given that term in Section 2.17.(a).

“Incremental Term Loans” has the meaning given that term in Section 2.17.(a).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

(a)    all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than (i) trade debt incurred in the ordinary course of business and not more than ninety (90) days past due unless being contested in good faith and (ii) bank drafts arising in the ordinary course of business);

(b)    all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered (other than (i) trade debt incurred in the ordinary course of business and not more than ninety (90) days past due unless being contested in good faith and (ii) bank drafts arising in the ordinary course of business);

(c)    Capitalized Lease Obligations of such Person;

(d)    all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);

(e)    all Off-Balance Sheet Obligations of such Person;

(f)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)    all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation (x) that would not be required to be reflected as a liability on a balance sheet of such Person prepared in accordance with GAAP or (y) to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); provided, however, that purchase obligations pursuant to this clause (g) shall be included only to the extent that the amount of such Person’s liability for the purchase price is not limited to the amount of any associated deposit given by such Person;

(h)    net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); provided, that, for purposes of calculation of any financial covenant in Section 10.1. this clause (h) shall exclude any Derivatives Contract entered into as a hedge against existing interest rate risk in respect of Indebtedness;

(i)    all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for Guaranties of Customary Non-Recourse Exceptions);

(j)    all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation (valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (i) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (ii) the Fair Market Value of such property or assets); and

(k)    such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

For the avoidance of doubt, Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person (other than with respect to Customary Non-Recourse Exceptions), in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

Notwithstanding the foregoing, Indebtedness of the Parent and its Subsidiaries shall exclude any Guarantees of the Parent and its Subsidiaries or other Indebtedness of the Parent and its Subsidiaries constituting Hilton/HGV Retained Liabilities (solely to the extent Hilton, HGV or their respective Affiliates (other than the Parent and its Subsidiaries) agree (or have agreed) to assume, indemnify or reimburse the Parent or any of its Subsidiaries for such obligations or payments made in respect of such Hilton/HGV Retained Liabilities and the assumption, retention or indemnification of such Hilton/HGV Retained Liabilities by Hilton, HGV or their respective Affiliates (other than the Parent and its Subsidiaries) shall not be subject to dispute for a period greater than 45 days following the receipt of a written notice of an Agreement Dispute pursuant to Article IX of the Distribution Agreement or otherwise determined to be unenforceable). All Loans and Letter of Credit Liabilities hereunder shall constitute Indebtedness of the Borrowers.

“Indemnified Party” has the meaning given that term in Section 13.10.(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 13.10.(a).

“Information” has the meaning given that term in Section 13.9.

“Information Materials” has the meaning given that term in Section 9.6.

“Initial Term Loan Amount” has the meaning given that term in Section 2.2.(a).

“Intellectual Property” has the meaning given that term in Section 7.1.(t).

“Interest Period” means (x) with respect to each LIBOR Loan, CDOR Loan or AUD Rate Loan, each period commencing on the date such Loan is made, or in the case of the Continuation of a LIBOR Loan, CDOR Loan or AUD Rate Loan, the last day of the preceding Interest Period for such Loan, and ending on the seventh day thereafter, or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the applicable Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period of seven days) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and (y) with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than seven (7) days nor more than 90 days thereafter, as the Company may select. Notwithstanding the foregoing: (a) (i) in the case of Revolving Credit Loans, if any Interest Period would otherwise end after the Revolving Credit Maturity Date, such Interest Period shall end on the Revolving Credit Maturity Date and (ii) in the case of the Term Loans, if any Interest Period would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Inventory” shall have the meaning ascribed to such term in the UCC, and including within the term items which would be entered on a balance sheet under the line items for “Inventories” or “China, glassware, silver, linen and uniforms” under the Uniform System.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment to the extent that it constitutes Indebtedness. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Pricing Effective Date” means the first Business Day following the later of the date on which (a) the Investment Grade Ratings Criteria have been satisfied and (b) the Company has delivered to the Administrative Agent (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) a certificate signed by a Responsible Officer of the Company (i) certifying that the Investment Grade Ratings Criteria have been satisfied (which certification shall also set forth the Credit Rating(s) as in effect, if any, from each of S&P, Fitch and Moody’s as of such date) and (ii) notifying the Administrative Agent that the Company has irrevocably elected to have the Ratings-Based Applicable Margin apply to the pricing of the Revolving Credit Facility and the Term Loan Facility.

“Investment Grade Ratings Criteria” means receipt by the Company of a Credit Rating of BBB- or better from S&P or Baa3 or better from Moody’s, applicable to the senior, unsecured, non-credit enhanced long-term debt of the Company.

“Issuing Bank” means, individually or collectively as the context may indicate, (a) each of Wells Fargo, Bank of America and JPMorgan, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4. and (b) any other Lender, selected by the Company in consultation with the Administrative Agent, which consents to its appointment by the Company as an issuer of Letters of Credit pursuant to Section 2.4. in its capacity as an issuer of Letters of Credit pursuant to Section 2.4. or any successor to such Lender in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors and assigns.

“Junior Claims” has the meaning given that term in Section 13.24.

“Laundry Service Property” means any Property on which there is located solely laundry services supporting one or more Hotel Properties.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4.(a).

“L/C Disbursements” has the meaning given that term in Section 3.9.(b).

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lenders; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 13.6.(d), have only the rights (including the rights given to a Lender contained in Sections 13.2. and 13.10.) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider or Specified Cash Management Bank.

“Lender Notice Date” has the meaning given that term in Section 2.22.(b).

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, the Specified Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5., any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for its benefit and the benefit of the applicable Issuing Bank and the Multicurrency Tranche Revolving Credit Lenders and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document between the Company and the applicable Issuing Bank governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Exposure” means, at any time, the aggregate amount of all Letter of Credit Liabilities at such time. The Letter of Credit Exposure of any Multicurrency Tranche Revolving Credit Lender at any time shall be its Multicurrency Tranche Revolving Credit Commitment Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the relevant Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Multicurrency Tranche Revolving Credit Lender (other than any Multicurrency Tranche Revolving Credit Lender then acting as an Issuing Bank with respect to the applicable Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4. in the related Letter of Credit, and such Multicurrency Tranche Revolving Credit Lender then acting as such Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Multicurrency Tranche Revolving Credit Lenders (other than the Multicurrency Tranche Revolving Credit Lender then acting as such Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the terms “Leverage-Based Applicable Margin” and “Ratings-Based Applicable Margin”, as the context may require.

“Leverage-Based Applicable Margin” means, with respect to the Revolving Credit Facility or the Term Loan Facility, as applicable, the percentage rate set forth below corresponding to the Leverage Ratio as determined in accordance with Section 10.1.(a):

Level	Leverage Ratio	Revolving Credit Facility Applicable Margin for LIBOR, CDOR or AUD Rate Loans	Revolving Credit Facility Applicable Margin for Base Rate Loans	Term Loan Facility Applicable Margin for LIBOR, CDOR or AUD Rate Loans	Term Loan Facility Applicable Margin for Base Rate Loans
1	Less than 4.00 to 1.00	1.50%	0.50%	1.45%	0.45%
2	Greater than or equal to 4.00 to 1.00 but less than 5.00 to 1.00	1.60%	0.60%	1.55%	0.55%
3	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	1.80%	0.80%	1.75%	0.75%
4	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	2.00%	1.00%	1.95%	0.95%
5	Greater than or equal to 6.00 to 1.00 but less than 6.50 to 1.00	2.25%	1.25%	2.20%	1.20%
6	Greater than or equal to 6.50 to 1.00 but less than 7.00 to 1.00	2.50%	1.50%	2.45%	1.45%
7	Greater than or equal to 7.00 to 1.00	3.00%	2.00%	2.95%	1.95%

The Leverage-Based Applicable Margin shall be determined by the Administrative Agent from time to time based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Company pursuant to Section 9.3. Any adjustment to the Leverage-Based Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Company delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Company fails to deliver a Compliance Certificate pursuant to Section 9.3., the Leverage-Based Applicable Margin shall equal the percentages corresponding to Level 7 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Term Loan Effective Date through but excluding the date on which the Administrative Agent first determines the Leverage-Based Applicable Margin as set forth above, the Leverage-Based Applicable Margin shall be determined based on Level 1 with respect to each Facility. Thereafter, such Leverage-Based Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.6.(c).

“Leverage Ratio” means, as of a given date, the ratio of (a) (i) Indebtedness of the Parent determined as of such date minus (ii) Unrestricted Cash and Cash Equivalents of the Parent in excess of $100,000,000 on such date, to (b) Consolidated EBITDA of the Parent as at the end of the most recent Test Period; provided, however, that for purposes of determining Consolidated EBITDA for purposes of this clause (b), net earnings of any Hotel Property shall be calculated on a pro forma basis for acquisitions and dispositions, such that (i) in the case of a Hotel Property acquired during the calculation period, Consolidated EBITDA attributable to such Hotel Property for the entire period (including the actual historical Consolidated EBITDA of such Hotel Property prior to the acquisition thereof) shall be included in the determination of Consolidated EBITDA and (ii) in the case of a Hotel Property disposed of during the calculation period, Consolidated EBITDA attributable to such Hotel Property shall be excluded in the determination of Consolidated EBITDA for such period.

“LIBOR” means, with respect to any LIBOR Loan denominated (x) with respect to any Dollar Tranche Revolving Credit Loan (including any Bid Rate Loan), in Dollars and (y) with respect to any Multicurrency Tranche Revolving Credit Loan, in any LIBOR Quoted Currency, and in any such case, for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in such LIBOR Quoted Currency for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page or LIBOR02 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Statutory Reserve Rate; provided that if such screen rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page or LIBOR02 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in such LIBOR Quoted Currency would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; provided that if such screen rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans based on LIBOR pursuant to Section 2.3.

“LIBOR Loan” means a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.3.(c)(ii)(d).

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR in Dollars pursuant to a LIBOR Auction.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan denominated in Dollars and having a one-month Interest Period determined at approximately 10:00 a.m., New York City time for such day (rather than 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“LIBOR Quoted Currency” means Agreed Currencies other than Canadian Dollars or Australian Dollars.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance to provide security for any obligation, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge, privilege or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom, whether now owned or hereafter acquired or arising; (b) any arrangement, express or implied, under which any property of such Person, whether now owned or hereafter acquired or arising, is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the authorized filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Credit Loan (whether a Dollar Tranche Revolving Credit Loan or a Multicurrency Tranche Revolving Credit Loan), a Swingline Loan, a Bid Rate Loan or a Term Loan or, as the context requires, a Revolving Credit Loan, a Swingline Loan, a Bid Rate Loan and a Term Loan. As the context requires, the term “Loan” may also refer to a Base Rate Loan, CDOR Loan, AUD Rate Loan or LIBOR Loan (as applicable).

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document, each Collateral Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letters, any Specified Derivatives Contract and any Specified Cash Management Agreement), as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Party” means the Parent, the Company, the Subsidiary Borrowers and the Subsidiary Guarantors; provided, however, that the inclusion of the Parent as a Loan Party shall be subject to the limitations set forth in Section 13.23.

“Local Time” means (i) New York City time in the case of a Loan or L/C Disbursement denominated in Dollars and (ii) local time in the case of a Loan denominated in a Foreign Currency; provided, that unless otherwise notified by the Administrative Agent, local time shall mean London time.

“Major Renovation Property” means a Hotel Property undergoing renovations (including all renovations that are part of an overall plan in respect of such Hotel Property or that are similar or related to other renovations, even though not performed at the same time) that:

(a) have resulted in, or are reasonably expected to result in, more than twenty-five percent (25%) of the rooms in such Hotel Property not being available for occupancy for a period of more than sixty (60) days, or

(b) have a projected cost involving expenditures during any 18-month period that exceeds twenty-five percent (25%) of the book value of such Hotel Property (as determined prior to the commencement of such renovations) or

(c) have resulted in, or are reasonably expected to result in, a reduction of Net Operating Income of such Hotel Property of twenty-five percent (25%) or more during any period of twelve (12) consecutive months (as compared to the period of twelve (12) consecutive months immediately prior to the commencement of such renovations).

A Hotel Property that ceases operations during renovation shall constitute a Development/Redevelopment Property and shall not constitute a Major Renovation Property.

“Management Agreement” means any agreement entered into by the Parent, a Subsidiary or an Unconsolidated Affiliate under which it engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property (including any associated owner’s agreement).

“Manager” means the Person engaged as a manager pursuant to a Management Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination of the Commitments and the termination or Cash Collateralization of all outstanding Letters of Credit), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for stock that is not Mandatorily Redeemable Stock at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for stock that is not Mandatorily Redeemable Stock and cash in lieu of fractional shares), in the case of each of clauses (a), (b) and (c) above, on or prior to the Revolving Credit Maturity Date.

“Margin Stock” means “margin stock” or “margin securities” as such terms are defined in Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Company and the other Loan Parties, taken as a whole, to perform their payment or other material obligations under any Loan Document, (c) the validity or enforceability of any of the Loan Documents or (d) any of the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents.

“Material Collateral Subsidiary” means (a) each Eligible Property Subsidiary, (b) each Wholly Owned Subsidiary of the Company that is a Material Domestic Subsidiary (other than an Excluded Subsidiary) and (c) any other Subsidiary designated by the Company in any Compliance Certificate as a Material Collateral Subsidiary in order to ensure that, as of the end of the Test Period to which such Compliance Certificate relates, the aggregate contribution to Total Asset Value of all Wholly Owned Subsidiaries that are not Guarantors, Foreign Subsidiaries or Excluded Subsidiaries does not exceed 1% of Total Asset Value.

“Material Contract” means any contract or other arrangement (other than (i) the Loan Documents, Specified Derivatives Contracts and Specified Cash Management Agreements and (ii) any contracts or other arrangements evidencing Indebtedness of the Loan Parties and their respective Subsidiaries), to which any Loan Party or any Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Company having assets (including any Equity Interests in any direct or indirect Subsidiary of the Company that is a Material Domestic Subsidiary) with a Fair Market Value (as determined by the Company in good faith) greater than or equal to $5,000,000.

“Maturity Date” means, as the context may require, the Revolving Credit Maturity Date or the Term Loan Maturity Date.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc. or any successors.

“Mortgage Receivable” means the principal amount of an obligation owing to a Person that is secured by a mortgage, deed of trust, deed to secure debt or similar security instrument granting a Lien on real property as security for the payment of such obligation.

“Multicurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Multicurrency Tranche Revolving Credit Borrowing” or “Multicurrency Tranche” means a borrowing comprised of Multicurrency Tranche Revolving Credit Loans.

“Multicurrency Tranche Revolving Credit Commitment” means, as to each Multicurrency Tranche Revolving Credit Lender, such Multicurrency Tranche Revolving Credit Lender’s obligation to make Multicurrency Tranche Revolving Credit Loans pursuant to Section 2.1. and to issue (in the case of an Issuing Bank) and to participate (in the case of the other Multicurrency Tranche Revolving Credit Lenders) in Letters of Credit pursuant to Section 2.4.(i), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Multicurrency Tranche Revolving Credit Commitment Amount”, or as set forth in any applicable Assignment and Assumption or agreement executed by a Person becoming a Lender hereunder, in each case, as the same may be (i) increased as appropriate to reflect any increase effected in accordance with Section 2.17., (ii) reduced from time to time pursuant to Section 2.13. or (iii) increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6.

“Multicurrency Tranche Revolving Credit Commitment Percentage” means, with respect to a Multicurrency Tranche Revolving Credit Lender, the percentage equal to a fraction the numerator of which is such Lender’s Multicurrency Tranche Revolving Credit Commitment and the denominator of which is the aggregate Multicurrency Tranche Revolving Credit Commitments of all Multicurrency Tranche Revolving Credit Lenders (if the Multicurrency Tranche Revolving Credit Commitments have terminated or expired, the Multicurrency Tranche Revolving Credit Commitment Percentages shall be determined based upon the Multicurrency Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 3.9. when a Defaulting Lender shall exist, any such Defaulting Lender’s Multicurrency Tranche Revolving Credit Commitment shall be disregarded in the calculation.

“Multicurrency Tranche Revolving Credit Exposure” means, as to any Multicurrency Tranche Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Multicurrency Tranche Revolving Credit Loans and such Multicurrency Tranche Revolving Credit Lender’s participation in Letter of Credit Liabilities at such time.

“Multicurrency Tranche Revolving Credit Lender” means a Lender with a Multicurrency Tranche Revolving Credit Commitment or holding Multicurrency Tranche Revolving Credit Loans.

“Multicurrency Tranche Revolving Credit Loan” means a Loan made by a Multicurrency Tranche Revolving Credit Lender pursuant to Section 2.1. Each Multicurrency Tranche Revolving Credit Loan shall be a LIBOR Loan denominated in an LIBOR Quoted Currency, a CDOR Loan denominated in Canadian Dollars, an AUD Rate Loan denominated in Australian Dollars or a Base Rate Loan denominated in Dollars.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has any outstanding liability or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Obligations); provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Unsecured Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents (as determined by the Company in good faith), (iii) Permitted Transfer Restrictions and (iv) Permitted Sale Restrictions, in each case, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the amount by which the Gross Operating Revenues of such Property for such period exceed the Gross Operating Expenses of such Property for such period.

“New Property” means each Hotel Property acquired by the Company or any Subsidiary or any Unconsolidated Affiliate (as the case may be) from the date of acquisition for a period of four full fiscal quarters after the acquisition thereof, provided, however, that, upon the Seasoned Date for any New Property (or any earlier date selected by the Company), such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

“Non-Consenting Lender” has the meaning given that term in Section 13.7.(c).

“Non-Defaulting Lender” means, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning given that term in Section 2.22.(b).

“Non-Extension Notice Date” has the meaning given that term in Section 2.4.(b).

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for Customary Non-Recourse Exceptions) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided, however, except with respect to Indebtedness of any Loan Party or any Eligible Property Subsidiary, such Indebtedness may be recourse to the Person or Persons that own the assets encumbered by the Lien securing such Indebtedness so long as (x) such Person or Persons do not own any assets that are not subject to such Lien (other than assets customarily excluded from an all assets financing) and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, all assets of such Person or Persons (other than assets customarily excluded from an all assets financing) are also encumbered by the Lien securing such financing.

“Note” means a Revolving Credit Note, a Term Loan Note, a Bid Rate Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the applicable Borrower’s request for a borrowing of Revolving Credit Loans, pursuant to Section 2.2.(b) evidencing the Company’s request for the borrowing of the Initial Term Loan Amount or pursuant to Section 2.17.(c) for the borrowing of an Additional Term Loan Advance.

“Notice of Continuation” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the applicable Borrower’s request for the Continuation of a LIBOR Loan, a CDOR Loan or an AUD Rate Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing the applicable Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to any Swingline Lender pursuant to Section 2.5.(b) evidencing the Company’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of any Borrower or any of the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts or Specified Cash Management Agreements.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means, with respect to any Person, liabilities and obligations of such Person or any of its Subsidiaries in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Person’s report on Form 10-Q or Form 10-K (or their equivalents) which such Person is required to file with the SEC (or any Governmental Authority substituted therefor).

“Operating Lessee” means, with respect to a Hotel Property, the Subsidiary of the Company that leases such Hotel Property from a Subsidiary of the Company that is the owner or ground lessee of such Hotel Property.

“Operating Property Value” means, at any date of determination,

(a) for each Seasoned Property, (i) the Adjusted NOI for such Property for the applicable Test Period divided by (ii) the applicable Capitalization Rate (provided that, unless the Company shall otherwise have irrevocably elected by written notice to the Administrative Agent to have such Property valued as a Seasoned Property pursuant to this clause (a) without giving effect to this parenthetical, for the period commencing on the Agreement Date to and including the second anniversary of the Agreement Date (or, at the Company’s written election to the Administrative Agent not more than 120 days, but not less than 60 days, prior to such second anniversary and the Administrative Agent’s redetermination of the Appraised Value thereof, the third anniversary of the Agreement Date), the Operating Property Value of Hilton New York shall be equal to the Appraised Value thereof as of the Agreement Date (or such later date of redetermination of the Appraised Value, as applicable)),

(b) for each New Property, the GAAP book value for such New Property (until the Seasoned Date, or earlier at the Company’s election), and

(c) for each Major Renovation Property, at the Company’s election, the Adjusted NOI for such Property for the Test Period ended immediately prior to the designation of such Property as a Major Renovation Property divided by (y) the applicable Capitalization Rate; provided such Major Renovation Property shall only be eligible for valuation pursuant to this clause (c) for six fiscal quarters following the commencement of the renovation of such Major Renovation Property.

“Option to Extend” has the meaning given that term in Section 2.14.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.).

“Outstanding Amount” means (i) with respect to the Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date, (ii) with respect to the Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans occurring on such date, (iii) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans occurring on such date, and (iv) with respect to any Letter of Credit Liabilities on any date, the amount of such Letter of Credit Liabilities on such date after giving effect to the issuance or amendment of any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Liabilities as of such date, including as a result of reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” has the meaning given that term in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.

“Parent Entity” has the meaning given that term in Section 8.17.(a)(i).

“Participant” has the meaning given that term in Section 13.6.(d).

“Participant Register” has the meaning given that term in Section 13.6.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Environmental Liens” means any Lien arising out of or related to any Environmental Laws, which Lien consists solely of restrictions on the use of real property that do not materially detract from the profitable operation of such property in the business of the Parent, the Company and its other Subsidiaries.

“Permitted Equity Liens” means, with respect to any Equity Interests of a Person, Permitted Liens of the type described in clauses (a)(i), (e) or (h) of the definition of Permitted Liens.

“Permitted Holders” means, collectively, The Blackstone Group L.P. and its controlled funds and Affiliates.

“Permitted JV/Mortgage Restrictions” means, solely to the extent applicable to any Subsidiary of the Parent (other than an Eligible Property Subsidiary), restrictions on transfer, lien or pledge grants and changes in beneficial ownership arising out of documents governing (i) any Subsidiary that is not a Wholly Owned Subsidiary and any other joint venture (including buy-sell rights, rights of first refusal, rights of first offer and other purchase rights) and (ii) any permitted Secured Indebtedness of any Subsidiary or joint venture.

“Permitted Liens” means, with respect to any asset or property of a Person:

(a)    (i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws (other than Permitted Environmental Liens)); (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, (x) are not at the time required to be paid or discharged under Section 8.6., (y) are promptly bonded over in the amount of such claim, or (z) are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; or (iii) Permitted Environmental Liens;

(b)    Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or any similar Applicable Law;

(c)    Liens (i) consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property (including any condominium ownership form that is of record), or (ii) securing non-material obligations (other than Liens securing Secured Indebtedness) arising in the ordinary course of business in connection with the use or ownership of any Hotel Property to the extent such obligation (A) is not more than 30 days past the date on which the Company shall have knowledge that such obligation is past due or (B) is bonded over in the amount of such obligation as determined by the Administrative Agent in its reasonable discretion, and in the case of each of clause (c)(i) and (c)(ii), which do not materially detract from the value of such property or impair in any material respect the intended use thereof in the business of such Person;

(d)    the rights of tenants and landlords under leases (including ground leases) or subleases, managers under management agreements or franchisors under franchise agreements, in each case, not interfering with the ordinary conduct of business of such Person;

(e)    Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties;

(f)    judgment and attachment liens on Properties in respect of judgments and attachments not constituting an Event of Default;

(g)    (i) Capitalized Lease Obligations and purchase money obligations in respect of personal property, in an aggregate amount (excluding any purchase money obligations associated with trade payables that do not constitute Indebtedness) with respect to the Eligible Properties not to exceed 1.0% of the Unencumbered Asset Value in the aggregate and (ii) any ground lease that constitutes a Capitalized Lease Obligation;

(h)    to the extent constituting a Lien, any Permitted Transfer Restrictions and any Permitted Sale Restrictions;

(i)    Liens identified in Schedule 1.1.(b) hereto;

(j)    Liens and other quasi-security arrangements arising under foreign law or in any foreign jurisdiction and substantially similar in nature to the Liens described in clauses (a) through (h); and

(k)    solely with respect to any portion of a Property that is not a Core Hotel Property, any other Lien not otherwise described in clauses (a) through (j) above so long as such Lien does not secure (i) Indebtedness of the type described in clauses (a), (b)(i), (b)(ii), (c) (other than to the extent permitted pursuant to clause (g) above), (d) or (h) of the definition of Indebtedness or (ii) any Guarantee of the Indebtedness described in the foregoing sub-clause (i) of this clause (k).

“Permitted Sale Restrictions” means obligations, encumbrances or restrictions contained in any Hotel Sale Agreement restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to, such Hotel Property pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such Hotel Sale Agreement.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under Management Agreements, Franchise Agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Hotel Property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Company or of any other Subsidiary of the Parent imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Company or such Subsidiary pursuant to “tax protection” or other similar agreements and (c) restrictions arising under Section 5.3(c), (d) or (i) of the Tax Matters Agreement (as defined in the Distribution Agreement), substantially in the form provided to the Administrative Agent prior to the Agreement Date.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group or with respect to which any member of the ERISA Group has outstanding liability or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Pledge Agreement” means any pledge or security agreement entered into, after the date of this Agreement between the Company and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, (as required by this Agreement or any other Loan Document), in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Pledged Subsidiary” means any Subsidiary Guarantor owned directly or indirectly by the Company, the Equity Interests of which do not constitute Excluded Pledged Collateral.

“Post-Default Rate” means, (a) in respect of any principal of any Loan or any Reimbursement Obligation that is not paid when due, the rate otherwise applicable plus an additional two percent (2%) per annum and (b) with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Credit Loans that are Base Rate Loans plus two percent (2%).

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Company or any of their Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Company or any of their Subsidiaries, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means Wells Fargo’s office located at 600 South 4th Street, 9th Floor, Minneapolis, MN 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Company and the Lenders.

“Property” means a parcel of real property and the improvements thereon owned or ground leased (or other substantially comparable form of lease in the case of real property located in a foreign jurisdiction) (in whole or in part) by the Parent or any of its Subsidiaries (or, if applicable, Unconsolidated Affiliates).

“Pro Rata Share” means, as to each Lender as of any date of determination, the ratio, expressed as a percentage of (a) (i) the aggregate amount of such Lender’s Revolving Credit Commitments plus (ii) the amount of such Lender’s unused Term Loan Commitment plus (iii) the amount of such Lender’s outstanding Term Loans to (b) (i) the aggregate amount of all Revolving Credit Commitments of all Lenders plus (ii) the aggregate amount of the unused Term Loan Commitments of all Lenders plus (iii) the aggregate amount of all outstanding Term Loans of all Lenders; provided, however, that if at the time of determination (x) the Dollar Tranche Revolving Credit Commitments have terminated or been reduced to zero, the portion of “Pro Rata Share” attributable to Dollar Tranche Revolving Credit Commitments shall be computed based on the unpaid principal amount of all outstanding Dollar Tranche Revolving Credit Loans, Bid Rate Loans and Swingline Loans as of such date and/or (y) the Multicurrency Tranche Revolving Credit Commitments have terminated or been reduced to zero, the portion of “Pro Rata Share” attributable to Multicurrency Tranche Revolving Credit Commitments shall be computed based on the unpaid principal amount of all outstanding Multicurrency Tranche Revolving Credit Loans and Letter of Credit Liabilities as of such date. If at the time of determination all Revolving Credit Commitments have terminated or been reduced to zero and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Revolving Credit Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding.

“Public Lender” has the meaning given that term in Section 9.6.

“Purging Dividend” means the dividend of cash in an aggregate amount not to exceed $200,000,000 and common stock of the Parent (including any cash paid in lieu of fractional shares for stockholders receiving common stock of the Parent) to be declared by the Board of Directors of the Parent and paid by the Parent, consistent with the description thereof set forth in the Form 10.

“QI” has the meaning given that term in the definition of “1031 Property”.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Ground Lease” means, with respect to a Core Hotel Property, a ground lease (or, in the case of a Core Hotel Property located in a foreign jurisdiction, other substantially comparable long-term leasehold interest) that:

(a)	either (i) has a remaining term (including renewal options that are exercisable without condition) of not less than thirty-five (35) years at the time the applicable Hotel Property is first included as an Eligible Property, (ii) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is less than 2.5% of the Fair Market Value of the Hotel Property or (iii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term (it being acknowledged and agreed that the ground leases listed on Schedule 1.1.(a) shall constitute Qualified Ground Leases notwithstanding their shorter terms);

(b)	with respect to any domestic Core Hotel Property, permits a leasehold mortgage (it being acknowledged and agreed that any Permitted Transfer Restrictions shall not violate this clause (b)); and

(c)	with respect to any domestic Core Hotel Property, provides that such lease may not be terminated by the ground lessor without prior notice to the leasehold mortgagee and an opportunity for such leasehold mortgagee to cure any default by the lessee (including adequate time for the leasehold mortgagee to obtain possession to effect such cure).

“Quotation Day” means, with respect to any borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest

Period, and (iii) if the currency is Australian Dollars or any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where LIBOR for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Company and approved of by the Administrative Agent in writing.

“Ratings-Based Applicable Margin” means, with respect to the Revolving Credit Facility or the Term Loan Facility, as applicable, or with respect to facility fees payable hereunder, as the case may be, the applicable percentage rate set forth below corresponding to the Credit Rating as set forth below:

Level	Credit Rating	Revolving Credit Facility Applicable Margin for LIBOR, CDOR or AUD Rate Loans	Revolving Credit Facility Applicable Margin for Base Rate Loans	Term Loan Facility Applicable Margin for LIBOR, CDOR or AUD Rate Loans	Term Loan Facility Applicable Margin for Base Rate Loans	Facility Fee
1	A-/A3 or better	0.825%	0.00%	0.90%	0.00%	0.125%
2	BBB+/Baa1	0.900%	0.00%	0.95%	0.00%	0.150%
3	BBB/Baa2	1.000%	0.00%	1.10%	0.10%	0.200%
4	BBB-/Baa3	1.200%	0.20%	1.35%	0.35%	0.250%
5	Lower than BBB-/Baa3/Unrated	1.550%	0.55%	1.75%	0.75%	0.300%

During any period for which the Company has received three (3) Credit Ratings which are not equivalent, the Ratings-Based Applicable Margin will be determined by (a) the highest Credit Rating if the highest Credit Rating and the second highest Credit Rating differ by only one Level or (b) the average of the two highest Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin will be based on the Credit Rating one Level below the Level corresponding to the highest Credit Rating). During any period for which the Company has received only two (2)

Credit Ratings and such Credit Ratings are not equivalent, the Ratings-Based Applicable Margin will be determined by (i) the highest Credit Rating if they differ by only one Level or (ii) the average of the two Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin will be based on the Credit Rating one Level below the Level corresponding to the higher Credit Rating). During any period for which the Company has received no Credit Rating from Fitch, if the Company also ceases to have a Credit Rating from one of S&P or Moody’s, then the Ratings-Based Applicable Margin shall be determined based on the remaining such Credit Rating. Notwithstanding any Credit Rating from Fitch, during any period in which neither S&P nor Moody’s has provided a Credit Rating corresponding to Level 4 or better to the Company the Ratings-Based Applicable Margin shall be determined based on Level 5.

On the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Margin shall be determined based upon the Credit Rating(s) specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date”. Thereafter, any change in the Company’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Company in accordance with the Loan Documents that the Company’s Credit Rating has changed; provided, however, that if the Company has not delivered such required notice but the Administrative Agent becomes aware that the Company’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion and upon written notice to the Company and the Lenders, adjust the Level effective as of the first day of the first calendar month following the date on which the Administrative Agent becomes aware that the Company’s Credit Rating has changed.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning given that term in Section 13.6.(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of a Borrower to reimburse the applicable Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Required Delivery Date” means the date not later than the date on which the Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which any of the conditions in Section 8.14. shall apply (or such later date as the Administrative Agent may agree).

“Requisite Dollar Tranche Revolving Credit Lenders” means, as of any date, (a) Dollar Tranche Revolving Credit Lenders having greater than 50% of the aggregate amount of the Dollar Tranche Revolving Credit Commitments of all Dollar Tranche Revolving Credit Lenders, or (b) if the Dollar Tranche Revolving Credit Commitments have been terminated or reduced to zero, the Dollar Tranche Revolving Credit Lenders holding greater than 50% of the principal amount of the aggregate outstanding Dollar Tranche Revolving Credit Loans, Bid Rate Loans and Swingline Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders, and (ii) at all times when two or more Dollar Tranche Revolving Credit Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Dollar Tranche Revolving Credit Lenders” shall in no event mean less than two Dollar Tranche Revolving Credit Lenders. For purposes of this definition, a Dollar Tranche Revolving Credit Lender (other than the applicable Swingline Lender) shall be deemed to hold a Swingline Loan to the extent such Dollar Tranche Revolving Credit Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Lenders” means, as of any date, Lenders having greater than 50% of the sum of (a) the aggregate Revolving Credit Commitments (or (x) if all Dollar Tranche Revolving Credit Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Dollar Tranche Revolving Credit Loans, Swingline Loans and Bid Rate Loans, and (y) if all Multicurrency Tranche Revolving Credit Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Multicurrency

Tranche Revolving Credit Loans and Letter of Credit Liabilities), plus (b) the aggregate unused Term Loan Commitments plus (c) the aggregate outstanding principal amount of Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders), the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Multicurrency Tranche Revolving Credit Lenders” means, as of any date, (a) Multicurrency Tranche Revolving Credit Lenders having greater than 50% of the aggregate amount of the Multicurrency Tranche Revolving Credit Commitments of all Multicurrency Tranche Revolving Credit Lenders, or (b) if the Multicurrency Tranche Revolving Credit Commitments have been terminated or reduced to zero, the Multicurrency Tranche Revolving Credit Lenders holding greater than 50% of the principal amount of the aggregate outstanding Multicurrency Tranche Revolving Credit Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders, and (ii) at all times when two or more Multicurrency Tranche Revolving Credit Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Multicurrency Dollar Tranche Revolving Credit Lenders” shall in no event mean less than two Multicurrency Tranche Revolving Credit Lenders. For purposes of this definition, a Multicurrency Tranche Revolving Credit Lender (other than the applicable Issuing Bank) shall be deemed to hold a Letter of Credit Liability to the extent such Multicurrency Tranche Revolving Credit Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Revolving Credit Lenders” means, as of any date, Revolving Credit Lenders having more than 50% of the aggregate amount of the Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated or reduced to zero, Revolving Credit Lenders holding more than 50% of the Revolving Credit Exposure of all Revolving Credit Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders that are Revolving Credit Lenders will be disregarded and excluded, and the Revolving Credit Commitment Percentage of the Revolving Credit Lenders shall be redetermined, for voting purposes only, to exclude the Revolving Credit Commitment Percentage of such Defaulting Lenders, and (ii) at all times when two or more Revolving Credit Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Credit Lenders” shall in no event mean less than two Revolving Credit Lenders. For purposes of this definition, a Revolving Credit Lender (other than the applicable Swingline Lender) shall be deemed to hold a Swingline Loan and a Revolving Credit Lender (other than the applicable Issuing Bank) shall be deemed to hold a Letter of Credit Liability, in each case, to the extent such Revolving Credit Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Term Loan Lenders” means, as of any date, Term Loan Lenders having greater than 50% of the sum of (a) the aggregate amount of the unused Term Loan Commitments plus (b) the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders, and (ii) at all times when two or more such Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term Loan Lenders” shall in no event mean less than two such Term Loan Lenders.

“Resigning Lender” has the meaning given that term in Section 12.8.

“Responsible Officer” means the chief executive officer, chief financial officer or treasurer of the Parent or the Company.

“Restated Company Operating Agreement” means the proposed Fourth Amended and Restated Limited Liability Company Agreement of the Company, substantially in the form drafted as of December 6, 2016 and presented to the Administrative Agent on or prior to the Agreement Date, with such further amendments, supplements or modifications acceptable to the Administrative Agent that are not (i) adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders in any material respect or (ii) could reasonably be expected to have a Material Adverse Effect.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding; in the case of each of (a), (b) and (c), other than a payment, redemption, exchange or similar transaction to the extent the consideration paid by the Parent or any of its Subsidiaries is shares of Equity Interests that do not constitute Mandatorily Redeemable Stock.

“Revolving Credit Commitment” means a Dollar Tranche Revolving Credit Commitment or a Multicurrency Tranche Revolving Credit Commitment, and “Revolving Credit Commitments” means both the Dollar Tranche Revolving Credit Commitments and the Multicurrency Tranche Revolving Credit Commitments, in each case as the context may require.

“Revolving Credit Commitment Percentage” means, as to each Revolving Credit Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Credit Lender’s Revolving Credit Commitment to (b) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that if at the time of determination the Revolving Credit Commitments have been terminated or been reduced to zero, the “Revolving Credit Commitment Percentage” of each Revolving Credit Lender shall be the ratio of (i) Revolving Credit Exposure of such Revolving Credit Lender to (ii) the Revolving Credit Exposure of all Revolving Credit Lenders.

“Revolving Credit Effective Date” means the date on which all of the conditions precedent set forth in Section 6.1.(II) shall have been fulfilled or waived by all of the Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the sum of its Dollar Tranche Revolving Credit Exposure and its Multicurrency Tranche Revolving Credit Exposure.

“Revolving Credit Facility” means, at any time, the aggregate Revolving Credit Commitments at such time.

“Revolving Credit Lenders” means each Dollar Tranche Revolving Credit Lender or Multicurrency Tranche Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” means any Dollar Tranche Revolving Credit Loan or Multicurrency Tranche Revolving Credit Loan, as the context may require.

“Revolving Credit Maturity Date” means December 24, 2020, as such date may be extended pursuant to Section 2.14.

“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made or to be made by such Revolving Credit Lender, substantially in the form of Exhibit G.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned in the aggregate or otherwise controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Seasoned Date” means the first day on which an acquired Hotel Property has been owned for four (4) full fiscal quarters following the date of acquisition.

“Seasoned Property” means (a) each Hotel Property (other than a New Property or a Development/Redevelopment Property) owned in fee simple by, or subject to a ground lease to, the Company or any of its Subsidiaries or Unconsolidated Affiliates and (b) upon the occurrence of the Seasoned Date of any New Property or election by the Company with respect to any New Property or Development/Redevelopment Property, such Hotel Property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any Property or (to the extent hereinafter provided) any Equity Interests; provided, however, that Indebtedness of the type described in clause (g) of the definition of Indebtedness shall not constitute Secured Indebtedness. Notwithstanding the foregoing, Indebtedness that is secured by a pledge of Equity Interests and not by Property owned by the issuer of such Equity Interests shall constitute Secured Indebtedness only if such Property also secures Indebtedness of such issuer.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and Letter of Credit Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrowers and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Specified Derivatives Provider and each Specified Cash Management Bank, (iv) each Indemnified Party, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Managing Agents” means The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total existing debts and liabilities (including all contingent liabilities), as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act; (b) such Person is able to generally pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Term Loan Effective Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of a Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Agreement Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Spin-Off” means the spin-off of Park Hotels & Resorts Inc. from Hilton as a separately-traded real estate investment trust traded on the New York Stock Exchange or NASDAQ substantially in accordance with the terms and conditions described in the Form 10.

“Spin-Off Transactions” means the Spin-Off and the related transactions contemplated by, and in accordance with, the terms of the Distribution Agreement and the other Ancillary Agreements as in effect on the Agreement Date (or, if not in effect on the Agreement Date, in accordance with the terms of reasonably final drafts thereof which have been made available to the Administrative Agent and the Lenders prior to the Agreement Date, with any amendments and modifications thereto that are not adverse to the interests of the Lenders in any material respect or otherwise could reasonably be expected to have a Material Adverse Effect).

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit; provided, however, except for purposes of calculating the outstanding Indebtedness of the Parent and its Subsidiaries at any time, with respect to any Letter of Credit that, by its terms or the terms of any documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation

Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. LIBOR Loans, CDOR Loans and AUD Rate Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, and such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.21. and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Subsidiary Guarantors” means each Subsidiary that hereafter joins in the Guaranty by execution of an Accession Agreement (or Guaranty, as the case may be) pursuant to Section 8.14.

“Subsidiary Guaranty Documents” means, with respect to any Subsidiary that is required to become a Guarantor or a Pledged Subsidiary pursuant to Section 8.14., the following documents: (x) an Accession Agreement (or if the Guaranty is not then in effect, the Guaranty) executed by such Subsidiary, (y) during a Collateral Period, a joinder to the Pledge Agreement (in the form contemplated thereby) (or if the Pledge Agreement is not then in effect, the Pledge Agreement) executed by the Company or any Subsidiary of the Company that owns any Equity Interests in such Subsidiary and (z) the items with respect to such Subsidiary that would have been delivered under Sections 6.1.(I)(a)(iv) through (viii) and (xiv) if such Subsidiary had been a Subsidiary Guarantor on the Agreement Date (in the case of Section 6.1.(I)(a)(iv), only to the extent requested by the Administrative Agent), each in form and substance reasonably satisfactory to the Administrative Agent.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 15.0% of Total Asset Value as of the last day of the most recently completed fiscal year of the Parent and its Subsidiaries (or, for the period prior to the determination of Total Asset Value for the period ending December 31, 2016, as of the Agreement Date).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Availability” has the meaning given that term in Section 2.5.(a).

“Swingline Commitment” means each Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.5.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means each of Wells Fargo, Bank of America and JPMorgan in such capacity.

“Swingline Loan” means a loan made by the applicable Swingline Lender to the Company pursuant to Section 2.5.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Revolving Credit Maturity Date.

“Swingline Note” means the promissory note of the Company substantially in the form of Exhibit H, payable to the order of the applicable Swingline Lender in a principal amount equal to the amount of such Swingline Lender’s Swingline Commitment as originally in effect and otherwise duly completed.

“Swingline Sublimit” has the meaning given that term in Section 2.5.(a).

“Syndication Agents” means Bank of America and JPMorgan.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Term Loan Lender to the Company pursuant to Section 2.2.(a) and (if and as applicable) any Additional Term Loan Advance to be made by an Additional Term Loan Lender pursuant to Section 2.17.(c).

“Term Loan Availability Period” means the period from and including the Term Loan Effective Date to and including the fifteenth day following the Term Loan Effective Date.

“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.2., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule II as such Lender’s “Term Loan Commitment Amount”.

“Term Loan Commitment Percentage” means, as to each Lender with a Term Loan Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders.

“Term Loan Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1.(I) shall have been fulfilled or waived by all of the Lenders.

“Term Loan Facility” means, at any time, the aggregate Term Loan Commitments of all Term Loan Lenders outstanding at such time, or, if the Term Loan Commitments have been reduced to zero at such time, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding.

“Term Loan Lender” means a Lender having a Term Loan Commitment and/or holding any Term Loans.

“Term Loan Maturity Date” means December 24, 2021, or, if the Revolving Credit Effective Date shall not have occurred on or prior to the date that is 135 days following the Term Loan Effective Date, such 135th day.

“Term Loan Note” means a promissory note made by the Company in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit I.

“Test Period” means, as of any date of determination, the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter prior to such date for which financial statements have been delivered or are required to be delivered pursuant to this Agreement and the Loan Documents.

“Total Asset Value” means, without duplication, the sum of (a) the following amounts with respect to the following assets owned by the Company and its Subsidiaries: (i) the Operating Property Value of the Hotel Properties; (ii) the amount of all Unrestricted Cash and Cash Equivalents; (iii) the book value of all Development/Redevelopment Properties, Mortgage Receivables, Laundry Service Properties and Unimproved Land; and (iv) the contract purchase price for all assets under contract for purchase (to the extent included in Indebtedness); plus (b) the applicable Ownership Share of any Unconsolidated Affiliate of the Parent of any asset described in clause (a) above. For purposes of determining Total Asset Value, (u) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates would exceed 15% of Total Asset Value, such excess shall be excluded, (v) to the extent the amount of Total Asset Value attributable to Mortgage Receivables would exceed 10% of Total Asset Value, such excess shall be excluded, (w) to the extent the amount of Total Asset Value attributable to Development/Redevelopment Properties would exceed 15% of Total Asset Value, such excess shall be excluded, (x) to the extent the amount of Total Asset Value attributable to Major Renovation Properties (elected to be valued pursuant to clause (c) of the definition of Operating Property Value) would exceed 15% of Total Asset Value, such excess shall be excluded, (y) to the extent the amount of Total Asset Value attributable to Unimproved Land would exceed 2.5%

of Total Asset Value, such excess shall be excluded, and (z) to the extent the amount of Total Asset Value attributable to Properties subject to limitation under the foregoing clauses (u) through (y) would exceed 35% of Total Asset Value, such excess shall be excluded.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments, Revolving Credit Exposure, the unused Term Loan Commitments and the aggregate outstanding portion of any Term Loans held by such Lender at such time.

“Tranche” means a category of Commitments and the related extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) Multicurrency Tranche Revolving Credit Commitments and Multicurrency Tranche Revolving Credit Loans, (b) Dollar Tranche Revolving Credit Commitments, Dollar Tranche Revolving Credit Loans, Letters of Credit, Swingline Loans and Bid Rate Loans, and (c) Term Loan Commitments and Term Loans.

“TRS Subsidiary” means (a) any direct or indirect Subsidiary of the Company that is classified as a “taxable REIT subsidiary” under Section 856(l)(1) of the Internal Revenue Code and (b) any Subsidiary or Unconsolidated Affiliate whose Equity Interests are directly or indirectly owned by a Subsidiary described in clause (a) of this definition.

“Type” with respect to any Revolving Credit Loan or Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan, a CDOR Loan, an AUD Rate Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period, the aggregate Adjusted NOI of the Eligible Properties.

“Unencumbered Asset Value” means, for any period, the aggregate Operating Property Value of the Eligible Properties at such time. For the avoidance of doubt, only Eligible Properties shall be included in the calculation of Unencumbered Asset Value. For purposes of determining Unencumbered Asset Value, (v) to the extent the amount of Unencumbered Asset Value attributable to Eligible Properties that are 1031 Properties would exceed 10% of Unencumbered Asset Value, such excess shall be excluded, (w) to the extent the amount of Unencumbered Asset Value attributable to Major Renovation Properties (elected to be valued pursuant to clause (c) of the definition of Operating Property Value) would exceed 15% of Unencumbered Asset Value, such excess shall be excluded, (x) to the extent the amount of Unencumbered Asset Value attributable to Eligible Properties subject to a Qualified Ground Lease (other than Hilton New Orleans Riverside and Caribe Hilton) would exceed 30% of Unencumbered Asset Value, such excess shall be excluded (provided that any Qualified Ground Lease that either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is less than or equal to 2.5% of Total Asset Value or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee simple-owned interest at the end of the term shall not be included for purposes of this limitation) and (y) to the extent the amount of Unencumbered Asset Value attributable to Eligible Properties located outside of the United States would exceed 15% of Unencumbered Asset Value, such excess shall be excluded. For the avoidance of doubt, Adjusted NOI from Properties disposed of by the Company or any of its Subsidiaries during the applicable Test Period shall be excluded.

“Unencumbered EBITDA” means Consolidated EBITDA attributable to the Eligible Properties. For purposes of determining Unencumbered EBITDA for any Test Period, net earnings of any Hotel Property shall be calculated on a pro forma basis for acquisitions and dispositions, such that (i) in the case of a Hotel Property acquired during the calculation period, Consolidated EBITDA attributable to such Hotel Property for the entire period (including the actual historical Consolidated EBITDA of such Hotel Property prior to the acquisition thereof) shall be included in the determination of Consolidated EBITDA and (ii) in the case of a Hotel Property disposed of during the calculation period, Consolidated EBITDA attributable to such Hotel Property shall be excluded in the determination of Consolidated EBITDA for such period.

“Unencumbered Leverage Increase Period” has the meaning given that term in Section 10.1.(d).

“Unencumbered Leverage Ratio” has the meaning given that term in Section 10.1.(d).

“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition 2014, as published by the American Hotel & Lodging Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within such Uniform System of Accounts.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means, (i) with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the such Person and (ii) with respect to the Company and its Subsidiaries, the aggregate amount of Unrestricted Cash and Cash Equivalents pursuant to the immediately preceding clause (i) of the Company and its Subsidiaries (other than Excluded Subsidiaries), net of related tax obligations for repatriation and transaction costs and expenses related thereto; provided that Unrestricted Cash and Cash Equivalents shall (a) exclude cash and Cash Equivalents subject to a Lien (other than Permitted Liens of the type described in clause (c) of the definition thereof and customary rights of set-off and statutory or common law provisions relating to bankers’ liens), (b) include any committed cash reserves pursuant to any defeasance arrangement (but only so long as the associated defeased obligations constitute Indebtedness) or any deposit or escrow arrangement in respect of which a prepayment notice has been delivered that results in any Existing Parent Debt or other Indebtedness existing on the Term Loan Effective Date and disclosed hereunder being due and payable not later than 30 days after such prepayment notice and (c) include cash and Cash Equivalents representing the proceeds from the sale of an asset (the “Disposed Asset”; it being understood that no Disposed Asset shall constitute an Eligible Property from and after the date of such sale), which proceeds have been escrowed for a period not in excess of 180 days in anticipation of the acquisition of a 1031 Property, net of related tax obligations for the cancellation of such acquisition and transaction costs and expenses related thereto; provided that to the extent the amount of Unrestricted Cash and Cash Equivalents attributable to this clause (c) shall exceed 50% of the aggregate Unrestricted Cash and Cash Equivalents, such excess shall be excluded.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that (i) any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness unless the same constitutes Secured Indebtedness as provided in the last sentence of the definition of “Secured Indebtedness”; and (ii) Indebtedness of the type described in clause (g) of the definition of Indebtedness shall not constitute Unsecured Indebtedness.

“Unsecured Indebtedness Subsidiary” means any Subsidiary of the Company (other than a Foreign Subsidiary that is not an Eligible Property Subsidiary) that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness of the type described in any of clauses (a), (b)(i), (b)(ii), (d), (h) (other than Indebtedness under any Derivatives Contract entered into as a hedge against existing currency risk with respect to the operation of any foreign Property) or (i) (to the extent constituting a Guarantee of Indebtedness described in any of clauses (a), (b)(i), (b)(ii), (d) or (h)) of the definition of Indebtedness (other than (a) obligations arising under the Loan Documents, (b) Unsecured Indebtedness of Subsidiaries of the Company that are not Guarantors in an aggregate principal amount not to exceed $1,000,000 at any time, (c) subordinated intercompany Indebtedness owing to the Parent, (d) intercompany Indebtedness between or among any of the Company and its Subsidiaries, (e) Hilton/HGV Retained Liabilities (solely to the extent Hilton, HGV or their respective Affiliates (other than the Parent and its Subsidiaries) agree to assume, indemnify or reimburse the Parent or any of its Subsidiaries for all obligations or payments made in respect of such Hilton/HGV Retained Liabilities and the assumption, retention or indemnification of such Hilton/HGV Retained Liabilities by Hilton, HGV or their respective Affiliates (other than the Parent and its Subsidiaries) shall not be subject to dispute for a period greater than 45 days following the receipt of a written notice of an Agreement Dispute pursuant to Article IX of the Distribution Agreement or otherwise determined to be unenforceable) and (f) Indebtedness of any non-Wholly Owned Subsidiary the incurrence of which was not subject to the Control or affirmative consent of the Company or any of its Subsidiaries); provided, however, that any non-Wholly Owned Subsidiary of the Company that Guarantees Unsecured Indebtedness described above in this definition of the Parent or any Wholly Owned Subsidiary shall be an Unsecured Indebtedness Subsidiary.

“Unsecured Interest Expense” means, with respect to a Person and for any period of four consecutive fiscal quarters, the actual Consolidated Interest Expense of such Person for such period on all Unsecured Indebtedness of such Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wells Fargo Securities” means Wells Fargo Securities, LLC, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means (a) the Company, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. General; References to New York City Time.

References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. References in this Agreement to, or computations of, any amount of Loans or other Obligations under the Multicurrency Tranche that are expressed in terms of Dollars shall be deemed to mean the Dollar Amount thereof, whether or not expressly provided herein. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary (including the Company and any Subsidiary of the Company) and a reference to an “Affiliate” means a reference to an Affiliate of the Parent (including any Affiliate of the Company). Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, (a) all references to time are references to New York City time and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.

Section 1.3. GAAP Changes; Financial Covenant Calculations.

(a)    Changes in GAAP. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)    Financial Covenant Calculations. Other than in connection with the determination of Total Asset Value and Unrestricted Cash and Cash Equivalents (which shall be determined for the Company and its Subsidiaries on a consolidated basis), all financial covenants (and related definitions) set forth in the Loan Documents shall be determined for the Parent and the Parent’s Subsidiaries on a consolidated basis; provided that the financial attributes of the Parent’s Unconsolidated Affiliates shall be considered only to the extent of the Company’s Ownership Share therein. The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Notwithstanding anything in this Agreement to the contrary, the financial covenants in Section 10.1. shall ignore the adoption of ASU 2016-02 such that (i) Capitalized Lease Obligations shall specifically exclude any operating lease liabilities under GAAP as in effect on the Agreement Date and upon the adoption of ASU 2016-02 and (ii) related operating lease assets shall similarly be excluded.

ARTICLE II. CREDIT FACILITY

Section 2.1. Revolving Credit Loans.

(a)    Making of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, including Section 2.16., (i) each Dollar Tranche Revolving Credit Lender (severally and not jointly) agrees to make Dollar Tranche Revolving Credit Loans to the Borrowers in Dollars during the period from and including the Revolving Credit Effective Date to but excluding the Revolving Credit Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Dollar Tranche Revolving Credit Commitment and (ii) each Multicurrency Tranche Revolving Credit Lender (severally and not jointly) agrees to make Multicurrency Tranche Revolving Credit Loans to the

Borrowers in Agreed Currencies during the period from and including the Revolving Credit Effective Date to but excluding the Revolving Credit Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Multicurrency Tranche Revolving Credit Commitment. Each borrowing of Revolving Credit Loans hereunder that are to be (w) Base Rate Loans (which shall only be available in Dollars) shall be in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess thereof, (x) LIBOR Loans (which shall be available in LIBOR Quoted Currencies) shall be in an aggregate minimum amount of $2,000,000 (or, if such Loan is denominated in a Foreign Currency, 2,000,000 units of such currency) and integral multiples of $500,000 (or, if such Loan is denominated in a Foreign Currency, 500,000 units of such currency) in excess thereof, (y) CDOR Loans (which shall only be available in Canadian Dollars) shall be in an aggregate minimum amount of Cdn. $2,000,000 and integral multiples of Cdn. $500,000 in excess thereof; and (z) AUD Rate Loans (which shall only be available in Australian Dollars) shall be in an aggregate minimum amount of Aus. $2,000,000 and integral multiples of Aus. $500,000 in excess thereof. Notwithstanding the immediately preceding sentence but subject to Section 2.16., a borrowing of any Tranche Revolving Credit Loans may be in the aggregate amount of the unused Revolving Credit Commitments for such Tranche. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Credit Loans.

(b)    Requests for Revolving Credit Loans. With respect to Revolving Credit Loans denominated in Dollars, not later than 11:00 a.m. New York City Time on the Business Day of a borrowing of Revolving Credit Loans that are Base Rate Loans and not later than 1:00 p.m. Local Time at least three (3) Business Days prior to a borrowing of Revolving Credit Loans that are LIBOR Loans, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall deliver to the Administrative Agent a Notice of Borrowing. With respect to Revolving Credit Loans denominated in a Foreign Currency, not later than 11:00 a.m. Local Time at least four (4) Business Days (or, with respect to certain Foreign Currencies requiring additional notice designated by the Administrative Agent, five (5) Business Days) prior to a borrowing of Revolving Credit Loans that are to be LIBOR Loans, CDOR Loans or AUD Rate Loans, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such requested borrowing by hand delivery, electronic mail or telecopy to the Administrative Agent of a Notice of Borrowing (it being understood that the Administrative Agent shall not accept telephonic notice of borrowings in a Foreign Currency). Each Notice of Borrowing shall specify the identity of the Borrower requesting such borrowing, the aggregate principal amount of the Revolving Credit Loans to be borrowed, the date such Revolving Credit Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Credit Loans, the Tranche of the requested Revolving Credit Loans, the Agreed Currency of such Revolving Credit Loans and if such Revolving Credit Loans are to be LIBOR Loans, CDOR Loans or AUD Rate Loans, the initial Interest Period for such Revolving Credit Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the applicable Borrower. Prior to delivering a Notice of Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, may (without specifying the Type of Loan) request that the Administrative Agent provide such Borrower, or the Company on behalf of such Borrower, with the most recent LIBOR, CDOR or AUD Rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to such Borrower, or the Company on behalf of such Borrower, on the date of such request or as soon as possible thereafter. If no Interest Period is specified with respect to any requested LIBOR Loan, CDOR Loan or AUD Rate Loan, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)    Funding of Revolving Credit Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Credit Lender of the proposed borrowing. Each Revolving Credit Lender shall deposit an amount equal to the Revolving Credit Loan to be made by such Revolving Credit Lender to the applicable Borrower with the Administrative Agent (i) in the case of Revolving Credit Loans denominated in Dollars, at the Principal Office, in immediately available funds not later than 1:00 p.m. New York City time on the date of such proposed Revolving Credit Loans and (ii) in the case of each Revolving Credit Loan denominated in a Foreign Currency, at the Multicurrency Payment Office for such currency, in immediately available funds not later than 11:00 a.m., Local Time on the date of such proposed Revolving Credit Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the applicable Borrower in the account specified in its Disbursement Instruction Agreement, not later than 2:00 p.m. New York City time or Local Time, as the case may be, on the date of the requested borrowing of Revolving Credit Loans that are Base Rate Loans and not later than 1:00 p.m. New York City time or Local Time, as the case may be, on the date of the requested borrowing of Revolving Credit Loans that are LIBOR Loans, CDOR Loans or AUD Rate Loans, the proceeds of such amounts received by the Administrative Agent. No Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make a Revolving Credit Loan or to perform any other obligation to be made or performed by such other Revolving Credit Lender hereunder, and the failure of any Revolving Credit Lender to make a Revolving Credit Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Revolving Credit Lender to make any Revolving Credit Loan or to perform any other obligation to be made or performed by such other Lender.

(d)    Assumptions Regarding Funding by Revolving Credit Lenders. With respect to Revolving Credit Loans to be made after the Revolving Credit Effective Date, unless the Administrative Agent shall have been notified by any Revolving Credit Lender that such Revolving Credit Lender will not make available to the Administrative Agent a Revolving Credit Loan to be made by such Revolving Credit Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Credit Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Revolving Credit Loan to be provided by such Revolving Credit Lender. In such event, if such Revolving Credit Lender does not make available to the Administrative Agent the proceeds of such Revolving Credit Loan, then such Revolving Credit Lender and such Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Credit Loan with interest thereon, for each day from and including the date such Revolving Credit Loan is made available to such Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Revolving Credit Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation an overnight foreign currency rate in the case of Loans denominated in a Foreign Currency) and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to the Type of Revolving Credit Loan elected by such Borrower, or by the Company on behalf of such Borrower, in the Notice of Borrowing. If such Borrower and such Revolving Credit Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Revolving Credit Lender pays to the Administrative Agent the amount of such Revolving Credit Loan, the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Revolving Credit Lender that shall have failed to make available the proceeds of a Revolving Credit Loan to be made by such Revolving Credit Lender.

Section 2.2. Term Loans.

(a)    Making of Term Loans. Subject to the terms and conditions hereof, in a single borrowing during the Term Loan Availability Period, each Term Loan Lender severally and not jointly agrees to make a Term Loan to the Company in the aggregate principal amount equal to such Lender’s Term Loan Commitment Percentage of up to $750,000,000 (the “Initial Term Loan Amount”), in accordance with the terms hereof. Upon a Lender’s funding of its Term Loan Commitment, the Term Loan Commitment of such Lender shall terminate and be reduced to zero. If the Company does not borrow the full Initial Term Loan Amount in a single borrowing as contemplated by this Agreement, the Term Loan Commitments shall be reduced to zero immediately following such borrowing. Any unused Term Loan Commitments shall automatically terminate at 5:00 p.m. New York City time on the last day of the Term Loan Availability Period.

(b)    Requests for Term Loans. The Company shall deliver to the Administrative Agent a Notice of Borrowing with respect to the Initial Term Loan Amount. Such notice shall be irrevocable once given and binding on the Company. With respect to Term Loans made by the Term Loan Lenders, not later than 11:00 a.m. New York City time at least one (1) Business Day prior to a borrowing of Term Loans that are to be Base Rate Loans and not later than 11:00 a.m. New York City time at least three (3) Business Days prior to a borrowing of Term Loans that are to be LIBOR Loans, the Company shall notify the Administrative Agent of such requested borrowing by hand delivery, electronic mail or telecopy of a Notice of Borrowing or by telephone (which, in the case of notification by telephone, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Notice of Borrowing). Each Notice of Borrowing, whether telephonic or written, shall specify the aggregate principal amount of the Term Loans to be borrowed, the date such Term Loans are to be borrowed (which must be a Business Day), the Type of the requested Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for such Term Loans. Each Notice of Borrowing, whether telephonic or written, shall be irrevocable once given and binding on the Company. Prior to delivering a Notice of Borrowing, the Company may (without specifying whether a Term Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Company with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Company on the date of such request.

(c)    Funding of Term Loans. Each Term Loan Lender shall deposit an amount equal to the Term Loan to be made or made available by such Term Loan Lender with the Administrative Agent at the Principal Office, in immediately available funds (i) by 11:00 a.m. New York City time or such later time specified by the Administrative Agent in accordance with instructions received from the Administrative Agent on the Term Loan Effective Date and (ii) by 11:00 a.m. New York City time on such other date specified by the Company in any Notice of Borrowing. Subject to fulfillment of all applicable conditions set forth in Sections 6.1.(I) and 6.2. (in the case of any borrowing on the Term Loan Effective Date) and Section 6.2. (in the case of any borrowing after the Term Loan Effective Date), the Administrative Agent shall make available to the Company in the account specified by the Company in its Disbursement Instruction Agreement, not later than 2:00 p.m. New York City time on the Term Loan Effective Date and each such other date specified by the Company in any Notice of Borrowing, the proceeds of such amounts received by the Administrative Agent. The Company may not reborrow any portion of the Term Loans once repaid.

(d)    Obligation of Term Loan Lenders. No Term Loan Lender (which for purposes of this subsection (d) shall include (if and as applicable) each Additional Term Loan Lender) shall be responsible for the failure of any other Term Loan Lender to advance its portion of the Term Loans (which, for purposes of this subsection (d) shall include (if and as applicable) each Additional Term Loan Advance) or to perform any other obligation to be made or performed by such other Term Loan Lender hereunder, and the failure of any Term Loan Lender to advance its portion of the Term Loans or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Term Loan Lender to advance its portion of such Term Loan or to perform any other obligation to be made or performed by such other Lender.

Section 2.3. Bid Rate Loans.

(a)    Bid Rate Loans. At any time following the Investment Grade Pricing Effective Date to but excluding the Revolving Credit Maturity Date, and so long as the Company continues to satisfy the Investment Grade Ratings Criteria, the Company may, as set forth in this Section, request the Dollar Tranche Revolving Credit Lenders to make offers to make Bid Rate Loans to the Company in Dollars. The Dollar Tranche Revolving Credit Lenders may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)    Requests for Bid Rate Loans. When the Company wishes to request from the Dollar Tranche Revolving Credit Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 11:00 a.m. New York City time on (x) one (1) Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction. The Administrative Agent shall deliver to each Dollar Tranche Revolving Credit Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Company may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate

Quote Request shall be substantially in the form of Exhibit Q and shall specify as to each Bid Rate Borrowing all of the following:

(i)    the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)    the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.16. to be violated;

(iii)    whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and

(iv)    the duration of the Interest Period applicable thereto, which shall not extend beyond the Revolving Credit Maturity Date.

The Company shall not deliver any Bid Rate Quote Request within five (5) Business Days of the giving of any other Bid Rate Quote Request and the Company shall not deliver more than four (4) Bid Rate Quote Requests in any calendar month.

(c)    Bid Rate Quotes.

(i)    Each Dollar Tranche Revolving Credit Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Company’s request under Section 2.3.(b) specified more than one Interest Period, such Dollar Tranche Revolving Credit Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 10:30 a.m. New York City time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Dollar Tranche Revolving Credit Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Company of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Dollar Tranche Revolving Credit Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Company. Such Bid Rate Loans may be funded by a Dollar Tranche Revolving Credit Lender’s Designated Lender (if any) as provided in Section 13.6.(g); however, such Dollar Tranche Revolving Credit Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)    Each Bid Rate Quote shall be substantially in the form of Exhibit R and shall specify:

(a)    the proposed date of borrowing and the Interest Period therefor;

(b)    the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Dollar Tranche Revolving Credit Lender submits Bid Rate Quotes (x) may be greater or less than the Dollar Tranche Revolving Credit Commitment of such Dollar Tranche Revolving Credit Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(c)    in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(d)    in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) to be added to (or subtracted from) the applicable LIBOR; and

(e)    the identity of the quoting Dollar Tranche Revolving Credit Lender.

Unless otherwise agreed by the Administrative Agent and the Company, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Company of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)    Notification by the Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 11:30 a.m. New York City time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Company of the terms (i) of any Bid Rate Quote submitted by a Dollar Tranche Revolving Credit Lender that is in accordance with Section 2.3.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Dollar Tranche Revolving Credit Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Dollar Tranche Revolving Credit Lender (identifying the Dollar Tranche Revolving Credit Lender that made such Bid Rate Quote).

(e)    Acceptance by the Company.

(i)    Not later than 12:30 p.m. New York City time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, the Company shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.3.(d) which notice shall be in the form of Exhibit S. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Company to give such notice by such time shall constitute nonacceptance. The Company may accept any Bid Rate Quote in whole or in part; provided that:

(a)    the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(b)    the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.3.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.16. to be violated;

(c)    acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(d)    any acceptance in part by the Company shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and

(e)    the Company may not accept any Bid Rate Quote that fails to comply with Section 2.3.(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)    If Bid Rate Quotes are made by two or more Dollar Tranche Revolving Credit Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Dollar Tranche Revolving Credit Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)    Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 1:30 p.m. New York City time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Dollar Tranche Revolving Credit Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Dollar Tranche Revolving Credit Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 13.6.(g). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Dollar Tranche Revolving Credit Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Dollar Tranche Revolving Credit Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 2:30 p.m. New York City time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company not later than 3:30 p.m. New York City time on such date by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

(g)    No Effect on Dollar Tranche Revolving Credit Commitment. Notwithstanding anything expressly stated in Sections 2.13. and 2.16., the amount of any Bid Rate Loan made by any Dollar Tranche Revolving Credit Lender shall not constitute a utilization of such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment.

Section 2.4. Letters of Credit.

(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16., each Issuing Bank, on behalf of the Multicurrency Tranche Revolving Credit Lenders, agrees to issue in Agreed Currencies for the account of the Borrowers during the period from and including the Revolving Credit Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Credit Maturity Date, one or more standby letters of credit (each a “Letter of Credit”) up to the maximum aggregate Letter of Credit Liabilities at any one time outstanding not to exceed a Dollar Amount of $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided that, unless such Issuing Bank shall otherwise consent thereto, no Issuing Bank shall be obligated to issue Letters of Credit hereunder having a maximum aggregate Stated Amount in excess of a Dollar Amount equaling one-third of the L/C Commitment Amount at any one time outstanding.

(b)    Terms of Letters of Credit. At the time of issuance, the form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank in accordance with its customary standards therefor. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend more than one (1) year beyond the Revolving Credit Maturity Date, or (ii) any Letter of Credit have an initial duration in excess of one year. If a Borrower so requests, an Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Tranche Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is thirty (30) days prior to the Revolving Credit Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.4.(a) or otherwise), or (B) it has received notice (which may be telephonic or written) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Multicurrency Tranche Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Multicurrency Tranche Revolving Credit Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 6.2. is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension. Notwithstanding the foregoing (but subject to the provisions of clauses (A) and (B) of the immediately preceding sentence), a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the applicable Borrower (or, with respect to any Letter of Credit issued for the account of a Borrower other than the Company, the Company) delivers to the Administrative Agent for the benefit of the applicable Issuing Bank no later than thirty (30) days prior to the Revolving Credit Maturity Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the relevant Borrower under this Section and Section 2.9.(b)(iii) in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the relevant Borrower or the Company fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date thirty (30) days prior to the Revolving Credit Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Multicurrency Tranche Revolving Credit Lenders in accordance with subsections (i) and (j) of this Section 2.4., with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least a Dollar Amount of $250,000 (or such lesser amount as may be reasonably acceptable to the Administrative Agent and the applicable Issuing Bank).

(c)    Requests for Issuance of Letters of Credit. The applicable Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least ten (10) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent and such Issuing Bank) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. Such Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by such Issuing Bank. Provided that such Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2., such Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent and such Issuing Bank) following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank, Administrative Agent or any Multicurrency Tranche Revolving Credit Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Company or any applicable Borrower, the applicable Issuing Bank shall promptly deliver to the Company and, with respect to any Letter of Credit issued for the account of any other Borrower, such Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with the terms and provisions of any Loan Document, the terms and provisions of such Loan Document shall control.

(d)    Reimbursement Obligations. Upon receipt by the applicable Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit (a “Drawing”), such Issuing Bank shall promptly notify the Company, the Administrative Agent and, with respect to any Letter of Credit issued for the account of any other Borrower, such Borrower of the amount to be paid by such Issuing Bank as a result of such Drawing and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such Drawing; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Company or the relevant Borrower in any respect from the applicable Reimbursement Obligation. Each Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse (either with the proceeds of a Base Rate Loan as provided for in subsection (e) below or with funds from other sources) such Issuing Bank for the amount of each Drawing at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than the notice provided for in the first sentence of this subsection (d)).

(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Company shall advise the Administrative Agent and the applicable Issuing Bank whether or not the applicable Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the applicable Borrower, or the Company on behalf of such Borrower, shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Company or the applicable Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Company or the applicable Borrower fails to reimburse such Issuing Bank for a demand for payment under a Letter of

Credit issued by such Issuing Bank by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI. would permit the making of Multicurrency Tranche Revolving Credit Loans, the Borrower shall be deemed to have requested a borrowing of Multicurrency Tranche Revolving Credit Loans (which shall be Base Rate Loans) in the Dollar Amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Multicurrency Tranche Revolving Credit Lender prompt notice of the amount of the Multicurrency Tranche Revolving Credit Loan to be made available to the Administrative Agent not later than 12:00 noon New York City time and (ii) if such conditions would not permit the making of Multicurrency Tranche Revolving Credit Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)    Effect of Letters of Credit on Multicurrency Tranche Revolving Credit Commitments. Upon the issuance by any Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Multicurrency Tranche Revolving Credit Commitment of each Multicurrency Tranche Revolving Credit Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)    Each Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the applicable Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. Each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of any Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Multicurrency Tranche Revolving Credit Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not create against such Issuing Bank any liability to any Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the applicable Borrower to reimburse the applicable Issuing Bank for any Drawing made under any Letter of Credit, and to repay any Multicurrency Tranche Revolving Credit Loan made pursuant to the second sentence of subsection (d) above, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including, without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against any Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between or among any Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of any Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.10., but not in limitation of each Borrower’s unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Multicurrency Tranche Revolving Credit Loan made pursuant to the second sentence of subsection (d) above, no Borrower shall have any obligation to indemnify the Administrative Agent, any Issuing Bank or any Multicurrency Tranche Revolving Credit Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Multicurrency Tranche Revolving Credit Lender to the extent arising out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Multicurrency Tranche Revolving Credit Lender (as the case may be) in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Nothing in this Section shall affect any rights any Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Multicurrency Tranche Revolving Credit Lender with respect to any Letter of Credit.

(h)    Amendments, Etc. The issuance by the applicable Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through such Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Multicurrency Tranche Revolving Credit Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Company shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)    Multicurrency Tranche Revolving Credit Lenders’ Participation in Letters of Credit. Immediately upon the issuance by any Issuing Bank of any Letter of Credit each Multicurrency Tranche Revolving Credit Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Multicurrency Tranche Revolving Credit Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit for which such Issuing Bank is not reimbursed in full by the applicable Borrower through a Base Rate Loan or otherwise in accordance with the terms of this Agreement. In addition, upon the making of each payment by a Multicurrency Tranche Revolving Credit Lender to the Administrative Agent for the account of any Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Multicurrency Tranche Revolving Credit Lender shall, automatically and without any further action on the part of such Issuing Bank, Administrative Agent or such Multicurrency Tranche Revolving Credit Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the applicable Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage in any interest or other amounts payable by such Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the last two sentences of Section 3.5.(c)). Upon receipt by the applicable Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Multicurrency Tranche Revolving Credit Lender that has acquired a participation therein under the second sentence of this subsection (i), such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage of such payment.

(j)    Payment Obligation of Multicurrency Tranche Revolving Credit Lenders. Each Multicurrency Tranche Revolving Credit Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand or upon notice in accordance with subsection (e) above, in immediately available funds in Dollars the amount of such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage of each Drawing paid by such Issuing Bank under each Letter of

Credit to the extent such amount is not reimbursed by the applicable Borrower pursuant to subsection (d); provided, however, that in respect of any Drawing under any Letter of Credit, the maximum amount that any Multicurrency Tranche Revolving Credit Lender shall be required to fund, whether as a Base Rate Loan or as a participation, shall not exceed such Multicurrency Tranche Revolving Credit Lender’s Multicurrency Tranche Revolving Credit Commitment Percentage of such Drawing except as otherwise provided in Section 3.9.(d)(ii). If the notice referenced in the second sentence of subsection (e) above is received by a Multicurrency Tranche Revolving Credit Lender not later than 12:00 noon New York City time, then such Multicurrency Tranche Revolving Credit Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. New York City time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. New York City time on the next succeeding Business Day. Each Multicurrency Tranche Revolving Credit Lender’s obligation to make such payments to the Administrative Agent under this subsection, whether as a Base Rate Loan or as a participation, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Multicurrency Tranche Revolving Credit Lender to make its payment under this subsection, (ii) the financial condition of the Company or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or (f) , (iv) the termination of the Revolving Credit Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of such Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)    Information to Multicurrency Tranche Revolving Credit Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Multicurrency Tranche Revolving Credit Lender, the Company, and, with respect to any Letter of Credit issued for the account of any other Borrower, such Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Multicurrency Tranche Revolving Credit Lender from time to time, such Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, no Issuing Bank shall have any duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any Multicurrency Tranche Revolving Credit Lender from its obligations under the immediately preceding subsection (j).

(l)    Extended Letters of Credit. Each Multicurrency Tranche Revolving Credit Lender confirms that its obligations under the preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(m)    Obligation to Issue Letters of Credit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Agreement Date and which such Issuing Bank in good faith deems material to it; or (b) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(n)    Conflict with Application Documents. In the event of any conflict (including, for clarity, any more burdensome covenant, representation or event of default) between the terms hereof and the terms of any application or agreement for standby letters of credit, or any other form as requested from time to time by an Issuing Bank in connection with the issuance of a Letter of Credit, the terms hereof shall control.

Section 2.5. Swingline Loans.

(a)    Swingline Loans. Subject to the terms and conditions hereof, including, without limitation, Section 2.16., each Swingline Lender severally and not jointly agrees to make Swingline Loans denominated in Dollars to the Company, during the period from the Revolving Credit Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $50,000,000 (the “Swingline Sublimit”), as such amount may be reduced from time to time in accordance with the terms hereof; provided that no Swingline Lender shall be obligated to make Swingline Loans in an aggregate outstanding principal amount in excess of the lesser of (i) one third of the Swingline Sublimit and (ii) an amount equal to (x) the Dollar Tranche Revolving Credit Commitment of such Swingline Lender in its capacity as a Dollar Tranche Revolving Credit Lender hereunder, minus (y) the aggregate outstanding principal amount of Dollar Tranche Revolving Credit Loans made by such Swingline Lender in its capacity as a Dollar Tranche Revolving Credit Lender hereunder and such Dollar Tranche Revolving Credit Lender’s participation interest under Section 2.4. in all Letters of Credit hereunder (such lesser amount being such Swingline Lender’s “Swingline Availability”). If at any time the aggregate Outstanding Amounts of the Swingline Loans exceed the aggregate Swingline Commitments in effect at such time or the aggregate principal amount of Swingline Loans made by any Swingline Lender shall exceed such Swingline Lender’s Swingline Availability, the Company shall immediately pay the Administrative Agent for the account of the applicable Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Company may borrow, repay and reborrow Swingline Loans hereunder.

(b)    Procedure for Borrowing Swingline Loans. The Company shall give the Administrative Agent and the applicable Swingline Lender notice pursuant to a Notice of

Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to such Swingline Lender and the Administrative Agent no later than 12:00 p.m. New York City time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Company pursuant to a Notice of Swingline Borrowing sent to such Swingline Lender and the Administrative Agent by telecopy, electronic mail or other similar form of communication on the same day of the giving of such telephonic notice. Not later than 2:00 p.m. New York City time on the date of the requested Swingline Loan, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Administrative Agent at its Principal Office in Dollars in immediately available funds, for the account of the Company. The Administrative Agent shall, subject to satisfaction of the applicable conditions set forth in Section 6.2. for such borrowing, make the amount so received available to the Company on such date by depositing the same in Dollars in immediately available funds, in an account of the Company designated by the Company in its Disbursement Instruction Agreement.

(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Credit Loans that are Base Rate Loans or at such other rate or rates as the Company and the applicable Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the applicable Swingline Lender (except to the extent a Dollar Tranche Revolving Credit Lender acquires a participating interest in a Swingline Loan pursuant to the following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Company may otherwise agree in writing in connection with any particular Swingline Loan made by such Swingline Lender).

(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by the applicable Swingline Lender and the Company. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $500,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the applicable Swingline Lender and the Company may agree) and, in connection with any such prepayment, the Company must give such Swingline Lender and the Administrative Agent prior written notice thereof not later than one (1) Business Day prior to such prepayment and not later than three (3) Business Days following the advance of such Swingline Loan.

(e)    Repayment and Participations of Swingline Loans. The Company agrees to repay each Swingline Loan within one (1) Business Day of demand therefor by the applicable Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made (or, if earlier, the date on which any Revolving Credit Loan shall be made following the date such Swingline Loan shall be made); provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Any Swingline Lender making demand for repayment of a Swingline Loan made by such Swingline Lender shall notify the Administrative Agent of such demand on the date such demand is made. Notwithstanding the foregoing, the Company shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date. In lieu of demanding repayment of any outstanding Swingline Loan from the Company, the applicable Swingline Lender may, on behalf of the Company (which hereby irrevocably directs the applicable Swingline Lender to act for and on behalf of the Company), request a borrowing of Dollar Tranche Revolving Credit Loans that are Base Rate Loans from the Dollar Tranche Revolving Credit Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Dollar Tranche Revolving Credit Loans made pursuant to this subsection. Such Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Dollar Tranche Revolving Credit Loans not later than 11:00 a.m. New York City time at least one (1) Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Dollar Tranche Revolving Credit Loans from such Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Dollar Tranche Revolving Credit Lender of the proposed borrowing. Not later than 11:00 a.m. New York City time on the proposed date of such borrowing, each Dollar Tranche Revolving Credit Lender will make available to the Administrative Agent at the Principal Office for the account of such Swingline Lender, in immediately available funds, the proceeds of the Dollar Tranche Revolving Credit Loan to be made by such Revolving Credit Lender. The Administrative Agent shall pay the proceeds of such Dollar Tranche Revolving Credit Loans to such Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Dollar Tranche Revolving Credit Lenders are prohibited from making Dollar Tranche Revolving Credit Loans required to be made under this subsection for any reason whatsoever, including, without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or (f), each Dollar Tranche Revolving Credit Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Dollar Tranche Revolving Credit Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of such Swingline Lender in Dollars and in immediately available funds. A Dollar Tranche Revolving Credit Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including, without limitation, any of the Defaults or Events of Default described in Sections 11.1.(e) or (f)), or the termination of any Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Company or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to such Swingline Lender by any Dollar Tranche Revolving Credit Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Revolving Credit Lender does not pay such amount forthwith upon such Swingline Lender’s demand therefor, and until such time as such Revolving Credit Lender makes the required payment, such Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Dollar Tranche Revolving Credit Lenders to purchase a participation therein). Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Dollar Tranche Revolving Credit Loans, and any other amounts due it hereunder, to such Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving Credit Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.6. Rates and Payment of Interest on Loans.

(a)    Rates. Each Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to such Borrower in the currency of such Loan (subject to Sections 2.10., 3.1.(b) and 5.2.) for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;

(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the applicable Agreed Currency and Interest Period therefor, plus the Applicable Margin for LIBOR Loans;

(iii)    during such periods as such Loan is a CDOR Loan, at CDOR for the Interest Period therefor, plus the Applicable Margin for CDOR Loans;

(iv)    during such periods as such Loan is an AUD Rate Loan, at the AUD Rate for the Interest Period therefor, plus the Applicable Margin for AUD Rate Loans;

(v)    if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.3.; and

(vi)    if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor plus the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, (a) automatically upon any Event of Default under Section 11.1.(a), (e) or (f), or (b) at the option of the Requisite Lenders (upon notice to the Company) while any other Event of Default exists, each Borrower shall pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender to such Borrower, on all Reimbursement Obligations and on any other amount payable by such Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (x) (i) in the case of a LIBOR Loan, a CDOR Loan or an AUD Rate Loan, on the last Business Day of the Interest Period applicable to such LIBOR Loan, CDOR Loan or AUD Rate Loan (but in any event not less frequently than once every three calendar months) and (ii) in the case of all other Loans, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Term Loan Effective Date and (y) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

(c)    Company Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Company (the “Company Information”). If it is subsequently determined that any such Company Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Company) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such interest rate and such fees for such period shall be automatically recalculated using correct Company Information. The Administrative Agent shall promptly notify the Company in writing of any additional interest and fees due because of such recalculation, and the Company shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within ten (10) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.7. Number of Interest Periods.

There may be no more than (a) ten (10) different Interest Periods for Revolving Credit Loans that are LIBOR Loans, CDOR Loans, AUD Rate Loans and Bid Rate Loans, collectively outstanding at the same time or (b) five (5) Interest Periods with respect to the Term Loans outstanding at the same time.

Section 2.8. Repayment of Loans.

(a)    Revolving Credit Loans. Each Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Credit Loans made to such Borrower in the currency of such Loan (subject to Sections 2.10., 3.1.(b) and 5.2.) on the Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Commitments are terminated in full in accordance with this Agreement).

(b)    Term Loans. The Company shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loan on the Term Loan Maturity Date in Dollars (or such earlier date on which the Term Loan becomes due or is declared due in accordance with this Agreement).

(c)    Bid Rate Loans. The Company shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan in Dollars (or such earlier date on which such Bid Rate Loan becomes due or is declared due in accordance with this Agreement); it being acknowledged that the Company may repay any Bid Rate Loans with the proceeds of Revolving Credit Loans or Swingline Loans.

Section 2.9. Prepayments.

(a)    Optional. Subject to Section 5.4., any Borrower may prepay any Loan other than a Bid Rate Loan in full or in part at any time without premium or penalty. A Bid Rate Loan may only be prepaid, subject to Section 5.4., (i) with the prior written consent of the Lender holding such Bid Rate Loan, (ii) to the extent the Company has expressly stated in the Bid Rate Quote Request for such Bid Rate Loans that such Bid Rate Loans are subject to prepayment at the option of the Company or (iii) in connection with a prepayment in full of the Revolving Credit Commitments pursuant to the terms of this Agreement. The applicable Borrower shall give the Administrative Agent written notice at least two (2) Business Days prior to the prepayment in the case of any LIBOR Loan in Dollars, four (4) Business Days prior to the prepayment in the case of any CDOR Loan or any AUD Rate Loan or any LIBOR Loan denominated in a Foreign Currency and not later than 12:00 p.m. New York City time on the Business Day of the prepayment, in the case of any Base Rate Loan. Each voluntary partial prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(b)    Mandatory.

(i)    Dollar Tranche Revolving Credit Commitment Overadvance. If at any time the aggregate Outstanding Amount of all outstanding Dollar Tranche Revolving Credit Loans, Swingline Loans and Bid Rate Loans exceeds the aggregate amount of the Dollar Tranche Revolving Credit Commitments, the Borrowers shall immediately upon demand pay to the Administrative Agent for the account of the Dollar Tranche Revolving Credit Lenders then holding Dollar Tranche Revolving Credit Commitments (or if the Dollar Tranche Revolving Credit Commitments have been terminated, then holding outstanding Dollar Tranche Revolving Credit Loans, Bid Rate Loans and/or Swingline Loans), the amount of such excess. All payments under this subsection (b)(i) shall be applied in accordance with Section 11.4.(a)(i).

(ii)    Multicurrency Tranche Revolving Commitment Overadvance. If at any time (x) other than as a result of fluctuations in currency exchange rates, the aggregate principal amount of all outstanding Multicurrency Tranche Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Multicurrency Tranche Revolving Credit Commitments, the

Borrowers shall, within one (1) Business Day of demand, pay to the Administrative Agent for the account of the Multicurrency Tranche Revolving Credit Lenders then holding Multicurrency Tranche Revolving Credit Commitments (or if the Multicurrency Tranche Revolving Credit Commitments have been terminated, then holding outstanding Multicurrency Tranche Revolving Credit Loans and/or Letter of Credit Liabilities), the amount of such excess, and (y) solely as a result of fluctuations in currency exchange rates, the aggregate principal amount of all outstanding Multicurrency Tranche Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds 105% of the aggregate amount of the Multicurrency Tranche Revolving Credit Commitments, the Borrowers shall, within one (1) Business Day of demand, pay to the Administrative Agent for the account of the Multicurrency Tranche Revolving Credit Lenders then holding Multicurrency Tranche Revolving Credit Commitments (or if the Multicurrency Tranche Revolving Credit Commitments have been terminated, then holding outstanding Multicurrency Tranche Revolving Credit Loans and/or Letter of Credit Liabilities), an amount sufficient to cause the aggregate amount of the Multicurrency Tranche Revolving Credit Loans to be less than or equal to the aggregate Multicurrency Tranche Revolving Credit Commitments. Excess amounts under the immediately preceding clause (y) shall be determined on each Computation Date as described in Section 2.19. All payments under this subsection (b)(ii) shall be applied in accordance with Section 11.4.(a)(ii).

(iii)    L/C Commitment Overadvance. If at any time (x) other than as a result of fluctuations in currency exchange rates, the aggregate amount of all Letter of Credit Liabilities exceeds the L/C Commitment Amount, the Borrowers shall, within one (1) Business Day of demand, deposit into the Letter of Credit Collateral Account an amount equal to the amount of such excess, and (y) solely as a result of fluctuations in currency exchange rates, the aggregate amount of all Letter of Credit Liabilities exceeds 105% of the L/C Commitment Amount, the Borrowers shall, within one (1) Business Day of demand, deposit into the Letter of Credit Collateral Account an amount sufficient to cause the aggregate amount of the Letter of Credit Liabilities to be less than or equal to the L/C Commitment Amount. Excess amounts under the immediately preceding clause (y) shall be determined on each Computation Date as described in Section 2.19.

(iv)    Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds $500,000,000 at such time, then the Company shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess. All payments under this subsection (b)(iv) shall be applied in accordance with Section 11.4.(a)(i).

(c)    No Effect on Derivatives Contracts. Except to the extent provided pursuant to the terms of a Derivatives Contract, no repayment or prepayment of the Loans pursuant to this Section shall affect any of the applicable Borrower’s obligations under such Derivatives Contract entered into for the purposes of hedging such Borrower’s obligations with respect to the Loans.

Section 2.10. Continuation.

So long as no Default or Event of Default exists, any Borrower may on any Business Day, with respect to any LIBOR Loan, CDOR Loan or AUD Rate Loan, elect to maintain such Loan or any portion thereof as a LIBOR Loan, CDOR Loan or AUD Rate Loan, as applicable, by selecting a new Interest Period for such Loan. Each Continuation of a LIBOR Loan, CDOR Loan or AUD Rate Loan shall be in an aggregate minimum amount of $2,000,000 (or, if such Loan is denominated in a Foreign Currency, 2,000,000 units of such currency) and integral multiples of $500,000 (or, if such Loan is denominated in a Foreign Currency, 500,000 units of such currency) in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by such Borrower’s giving to the Administrative Agent a Notice of Continuation (x) with respect to any such Loans denominated in Dollars, not later than 1:00 p.m. Local Time on the third Business Day prior to the date of any such Continuation or, (y) with respect to any such Loan denominated in a Foreign Currency, not later than 11:00 a.m. Local Time on the fourth (4th) Business Day prior to the date of any such Continuation (or, with respect to certain Foreign Currencies requiring additional notice designated by the Administrative Agent, on the fifth (5th) Business Day prior to the date of any such Continuation). Any notice by any Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans, CDOR Loans, AUD Rate Loans or portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the applicable Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If such Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan, CDOR Loan or AUD Rate Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan, a CDOR Loan or an AUD Rate Loan, as applicable, with an Interest Period of one month; provided, however that if a Default or Event of Default exists, unless repaid such Loan will automatically, on the last day of the current Interest Period therefor and notwithstanding the first sentence of Section 2.11. or such Borrower’s failure to comply with any of the terms of such Section 2.11., (i) in the case of a LIBOR Loan denominated in Dollars, Convert into a Base Rate Loan and (ii) in the case of CDOR Loan or an AUD Rate Loan or a LIBOR Loan denominated in a Foreign Currency, be redenominated in Dollars and Converted to a Base Rate Loan in an amount equal to the Dollar Amount (as of the date of Conversion) of such Loan.

Section 2.11. Conversion.

So long as no Default or Event of Default exists, any Borrower may on any Business Day, upon such Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan denominated in Dollars of one Type into a Loan of another Type; provided, however, that (a) a Loan in one Agreed Currency cannot be voluntarily converted into a Loan in a different Agreed Currency and (b) a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than (i) 11:00 a.m. New York City time three (3) Business Days prior to the date of any proposed Conversion into LIBOR Loans and (ii) 11:00 a.m. New York City time two (2) Business Days prior to the date of any proposed Conversion into Base Rate Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. If a Borrower shall elect a conversion to LIBOR Loans but fail to select an Interest Period for any LIBOR Loan in accordance with this Section, such Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion shall be irrevocable by and binding on the applicable Borrower once given.

Section 2.12. Notes.

(a)    Notes. In the case of each Revolving Credit Lender that has notified the Administrative Agent in writing that it elects to receive a Revolving Credit Note, the Revolving Credit Loans made by each Revolving Credit Lender shall, in addition to this Agreement, also be evidenced at the request of such Lender by a Revolving Credit Note, payable to the order of such Revolving Credit Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed. To the extent requested by any Revolving Credit Lender making a Bid Rate Loan, the Bid Rate Loan made by a Revolving Credit Lender to the Company shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Revolving Credit Lender. The Swingline Loans made by any Swingline Lender to the Company shall, in addition to this Agreement, also be evidenced at the request of such Swingline Lender by a Swingline Note payable to the order of such Swingline Lender. In the case of each Term Loan Lender that has notified the Administrative Agent in writing that it elects to receive a Term Loan Note, the portion of the Term Loan made by such Term Loan Lender shall, in addition to this Agreement, also be evidenced at the request of such Term Loan Lender by a Term Loan Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan Commitment and otherwise duly completed.

(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on such Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of any Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Company of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Company, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Company shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13. Voluntary Reductions of the Revolving Credit Commitment.

(a)    The Company may terminate or reduce the amount of the Dollar Tranche Revolving Credit Commitments (for which purposes of calculating use of the Dollar Tranche Revolving Credit Commitments shall be deemed to include the aggregate principal amount of all outstanding Bid Rate Loans and Swingline Loans) at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (or, in the case of any termination in full of the Dollar Tranche Revolving Credit Commitments, such later notice as is reasonably acceptable to the Administrative Agent) (which in the case of any partial reduction of the Dollar Tranche Revolving Credit Commitments shall not be less than $25,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given (other than in connection with a proposed refinancing and termination of the Revolving Credit Commitments in their entirety that does not close) and effective only upon receipt by the Administrative Agent of any notice satisfying such requirements, including as it relates to other Tranches as provided below in this Section 2.13., a “Commitment Reduction Notice”, the Company may not reduce the aggregate amount of the Revolving Credit Commitments below $100,000,000 unless the Company is terminating the Revolving Credit Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Revolving Credit Lender of the proposed termination or Revolving Credit Commitment reduction. Without limitation of the provisions of Section 2.17., the Revolving Credit Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. In the case of a termination of the Revolving Credit Commitments, the Borrowers shall pay all interest on the Revolving Credit Loans and all fees, if any, accrued to the date of such termination of the Revolving Credit Commitments to the Administrative Agent for the account of the Revolving Credit Lenders. In the case of any reduction or termination of the Revolving Credit Commitments resulting in a repayment of the Revolving Credit Loans pursuant to Section 2.8.(a) or Section 2.9.(b) (as applicable), the Borrowers shall also pay any applicable compensation due to each Revolving Credit Lender in accordance with Section 5.4.

(b)    The Company shall have the right to terminate or reduce the amount of the Multicurrency Tranche Revolving Credit Commitments (for which purposes of calculating use of the Multicurrency Tranche Revolving Credit Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon delivery of a Commitment Reduction Notice not less than three (3) Business Days’ prior to the date of such termination or reduction (or, in the case of any termination in full of the Multicurrency Tranche Revolving Credit Commitments, such later notice as is reasonably acceptable to the Administrative Agent).

(c)    Notwithstanding the foregoing clauses (a) and (b), the Company may not reduce the aggregate amount of the Revolving Credit Commitments below $100,000,000 unless the Company is terminating the Revolving Credit Commitments in full. Any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of termination may be revoked or the effective date specified therein may be delayed. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Revolving Credit Lender of the proposed termination or Revolving Credit Commitment reduction. Without limitation of the provisions of Section 2.17., the Revolving Credit Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. In the case of a termination of the Revolving Credit Commitments, the Borrowers shall pay all interest on the Revolving Credit Loans and all fees, if any, and, to the extent any Revolving Credit Loans are required to be repaid in connection with such reduction or termination, interest, on such Revolving Credit Loans accrued to the date of such reduction or termination of the Revolving Credit Commitments to the Administrative Agent for the account of the applicable Revolving Credit Lenders. In the case of any reduction or termination of the Revolving Credit Commitments resulting in a repayment of the Revolving Credit Loans pursuant to Section 2.8.(a) or Section 2.9.(b) (as applicable), the Borrowers shall also pay applicable Revolving Credit Lenders, including but not limited to any applicable compensation due to such Revolving Credit Lender in accordance with Section 5.4.

(d)    The Company shall have the right to terminate or reduce the aggregate unused amount of the undrawn Term Loan Commitments at any time and from time to time without penalty or premium upon delivery of a Commitment Reduction Notice to the Administrative Agent not less than three (3) Business Days prior to the date of such termination or reduction in the Term Loan Commitments. Any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of termination may be revoked or the effective date specified therein may be delayed. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Term Loan Lender of the proposed termination or Term Loan Commitment reduction. Without limitation of the provisions of Section 2.17., the Term Loan Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Company shall pay all fees on the Term Loan Commitments subject to such termination or reduction accrued to the date of such reduction or termination of the Term Loan Commitments to the Administrative Agent for the account of the Term Loan Lenders.

Section 2.14. Extension of Revolving Credit Maturity Date.

The Company shall have two (2) options to extend (each, an “Option to Extend”) the Revolving Credit Maturity Date by six (6) months, in each case, upon satisfaction of each of the following conditions precedent:

(a)    The Company shall provide the Administrative Agent with written notice of the Company’s request to exercise an Option to Extend not more than one hundred twenty (120) days but not less than thirty (30) days prior to the then-current Revolving Credit Maturity Date;

(b)    As of the date of receipt by the Administrative Agent of written notice of the Company’s request to exercise such Option to Extend and as of the then-current Revolving Credit Maturity Date, no Default or Event of Default shall have occurred and be continuing, and the Company shall so certify in writing;

(c)    All representations and warranties made or deemed made by the Company or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of receipt by the Administrative Agent of written notice of the Company’s request to exercise such Option to Extend and as of the then-current Revolving Credit Maturity Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, and the Company shall so certify in writing;

(d)    The Company shall execute or cause the execution of all documents reasonably required by the Administrative Agent to effect the exercise of such Option to Extend; and

(e)    On or before the then-current Revolving Credit Maturity Date, the Company shall pay to the Administrative Agent (for the account of the Revolving Credit Lenders) the extension fee provided for in Section 3.5.(e).

Section 2.15. Expiration Date of Letters of Credit Past Revolving Credit Commitment Termination.

(a)    If a Letter of Credit, either when initially issued or when renewed, has an expiration date that is later than the Revolving Credit Maturity Date, the Company, and with respect to any Letter of Credit issued for the account of any other Borrower, such other Borrower shall, on or before the date that is thirty (30) days prior to the Revolving Credit Maturity Date, pay to the Administrative Agent, for its benefit and the benefit of the Multicurrency Tranche Revolving Credit Lenders and the applicable Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the Stated Amount of such Letter of Credit for deposit into the Letter of Credit Collateral Account.

(b)    If on the date the Multicurrency Tranche Revolving Credit Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Company, and with respect to any Letter of Credit issued for the account of any other Borrower, such other

Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Multicurrency Tranche Revolving Credit Lenders and the applicable Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the Stated Amount of all such Letters of Credit for deposit into the Letter of Credit Collateral Account.

(c)    If a Drawing pursuant to any such Letter of Credit described in subsection (a) or (b) above occurs on or prior to the expiration date of such Letter of Credit, the Company irrevocably authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such Drawing or the payee with respect to such presentment. If no Drawing occurs on or prior to the expiration date of such Letter of Credit and provided no Event of Default exists, the Administrative Agent shall pay to the Company, or with respect to any Letter of Credit issued for the account of any other Borrower, such other Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date ten (10) days after the expiration date of such Letter of Credit.

Section 2.16. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document:

(a)    no Dollar Tranche Revolving Credit Lender shall be required to make a Dollar Tranche Revolving Credit Loan or Bid Rate Loan and no reduction of the Dollar Tranche Revolving Credit Commitments pursuant to Section 2.13. shall take effect, if immediately after the making of such Dollar Tranche Revolving Credit Loan or such reduction in the Dollar Tranche Revolving Credit Commitments (after giving effect to any substantially concurrent prepayments or repayments):

(i)    the aggregate principal amount of all outstanding Dollar Tranche Revolving Credit Loans, Bid Rate Loans and Swingline Loans would exceed the aggregate amount of the Dollar Tranche Revolving Credit Commitments at such time; or

(ii)    the aggregate principal amount of all outstanding Bid Rate Loans would exceed $500,000,000; or

(b)    no Multicurrency Tranche Revolving Credit Lender shall be required to make a Multicurrency Tranche Revolving Credit Loan, no Issuing Bank shall be required to issue any Letter of Credit and no reduction of the Multicurrency Tranche Revolving Credit Commitments pursuant to Section 2.13. shall take effect, if, immediately after the making of such Multicurrency Tranche Loan or the issuance of such Letter of Credit or such reduction in the Multicurrency Tranche Revolving Credit Commitments (after giving effect to any substantially concurrent prepayments or repayments), the aggregate principal amount of all outstanding Multicurrency Tranche Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Multicurrency Tranche Revolving Credit Commitments at such time.

Section 2.17. Increase in Revolving Credit Commitments; Additional Term Loan Advances.

(a)    The Company shall have the right to request increases in the aggregate amount of the Revolving Credit Commitments, to request Additional Term Loan Advances in respect of the Term Loan Facility, to add one or more new term loan tranches (“Additional Tranche Loans”, together with the Additional Term Loan Advances, the “Incremental Term Loans”) or to add one or more new revolving loan tranches (“Additional Revolving Tranche Commitments”, together with increases to the Revolving Credit Commitments, the “Incremental Revolving Credit Commitments”, and the Incremental Term Loans together with the Incremental Revolving Credit Commitments, the “Incremental Credit Facilities”) (or any combination of the foregoing) by providing written notice to the Administrative Agent; provided, however, that any such Incremental Credit Facilities shall not exceed $500,000,000 in the aggregate. Each such Incremental Credit Facility must be an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof and, with respect to any increase in the Revolving Credit Commitments, shall identify the applicable Tranche to be increased. The Arrangers, in consultation with the Company, shall manage all aspects of the syndication of such Incremental Credit Facilities, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to Incremental Credit Facilities among such existing Lenders and/or other banks, financial institutions and other institutional lenders. Notwithstanding the foregoing, participation in all or any portion of such Incremental Credit Facility may be offered by the Arrangers to any existing Lender in the applicable Facility selected by the Company or to any other bank, financial institution or other institutional lender selected by the Company, subject to the approval of the Administrative Agent, each Swingline Lender (with respect to increases in the Dollar Tranche Revolving Credit Commitments) and each Issuing Bank (with respect to increases in the Multicurrency Tranche Revolving Credit Commitments), in each case to the extent set forth in clause (w) of subsection (e) below. No Lender shall be obligated in any way whatsoever to increase its Revolving Credit Commitment or to provide any other Incremental Credit Facility, as applicable, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.

(b)    If a new Lender becomes a party to this Agreement as a Revolving Credit Lender, or if any existing Revolving Credit Lender is increasing its Revolving Credit Commitment under any Tranche, such Lender shall on the date it becomes a Revolving Credit Lender hereunder or, in the case of an existing Revolving Credit Lender, increases its Revolving Credit Commitment under such Tranche (and as a condition thereto) purchase from the other Revolving Credit Lenders under such Tranche its Revolving Credit Commitment Percentage (determined with respect to the Revolving Credit Lenders’ respective Revolving Credit Commitments and after giving effect to the increase of Revolving Credit Commitments under such Tranche) of any outstanding Revolving Credit Loans under such Tranche, by making available to the Administrative Agent for the account of such other Revolving Credit Lenders under such Tranche, in immediately available funds, an amount equal to the sum of (A) the portion of the Outstanding Amount of such Revolving Credit Loans under such Tranche to be purchased by such Lender, plus (B) solely with respect to a new Multicurrency Tranche Revolving Credit Lender, the aggregate amount of payments previously made by the other Multicurrency Tranche Revolving Credit Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the Outstanding Amount of such Revolving Credit Loan under such Tranche. The applicable Borrower shall pay to the Revolving Credit Lenders under such Tranche amounts payable, if any, to such Revolving Credit Lenders under such Tranche under Section 5.4. as a result of the prepayment of any such Revolving Credit Loans.

(c)    If pursuant to this Section 2.17. one or more Additional Term Loan Lenders shall agree to make an applicable Additional Term Loan Advance, such Additional Term Loan Advance shall be made, on a date agreed to by the Company, the Administrative Agent and the Additional Term Loan Lender, in accordance with the following conditions and procedures:

(i)    Not later than 11:00 a.m. New York City time at least one (1) Business Day prior to a borrowing of Base Rate Loans comprising all or a portion of an Additional Term Loan Advance and not later than 1:00 p.m. New York City time at least three (3) Business Days prior to a borrowing of LIBOR Loans comprising all or a portion of an Additional Term Loan Advance, the Company shall deliver to the Administrative Agent (A) a Notice of Borrowing with respect to such Additional Term Loan Advance and (B) Notices of Continuation and/or Notices of Conversion with respect to the then outstanding Term Loans, such that, on the date of such Additional Term Loan Advance, the Term Loans then outstanding and such Additional Term Loan Advance shall be combined so that all Term Loan Lenders (including such Additional Term Loan Lender) hold pro rata amounts of each portion of the Term Loans (including such Additional Term Loan Advance) of each Type and Interest Period. Each such Notice of Borrowing, Notice of Conversion and Notice of Continuation shall specify the Type of such Term Loan (or Additional Term Loan Advance, as applicable), and if such portion of such Term Loan (or Additional Term Loan Advance, as applicable), is to be a LIBOR Loan, the Interest Period therefor, all in accordance with the provisions of the immediately preceding sentence. Such notices shall be irrevocable once given and binding on the Company.

(ii)    Each Additional Term Loan Lender shall deposit an amount equal to its applicable Additional Term Loan Advances with the Administrative Agent at the Principal Office, in immediately available funds not later than 10:00 a.m. New York City time on the date on which it has agreed to make such Additional Term Loan Advance. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Company at the Principal Office, not later than 1:00 p.m. New York City time on such date the proceeds of such amounts received by the Administrative Agent.

(iii)    The Company shall pay to the Term Loan Lenders amounts payable, if any, to such Term Loan Lenders under Section 5.4. as a result of the Conversion of any portion of the Term Loans as provided above.

(d)    Incremental Term Loans and Additional Revolving Tranche Commitments may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender participating in such tranche and the

Administrative Agent. Notwithstanding anything to the contrary in Section 13.7., the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.17. Each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, each Lender participating in such Tranche and the Company, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the initial Term Loans hereunder or a maturity date earlier than the Term Loan Maturity Date. Each Additional Revolving Tranche Commitment shall mature on the Revolving Credit Maturity Date, shall bear interest and be entitled to fees (other than upfront, underwriting, arranger or other similar fees), in each case at the rate applicable to the Revolving Credit Loans under the applicable Tranche, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Loans under such Tranche.

(e)    Loans made pursuant to any increase in the Revolving Credit Commitments and the Additional Term Loan Advances shall rank pari passu in right of payment, and shall be secured and guaranteed on a pari passu basis, with the Revolving Credit Loans and the Term Loans.

(f)    The effectiveness of Incremental Credit Facilities under this Section are subject to the following conditions precedent: (w) the approval (which approval shall not be unreasonably withheld or delayed) of any new Lender (other than an Eligible Assignee) by the Administrative Agent and, with respect to any increase in the Dollar Tranche Revolving Credit Commitments, each Swingline Lender and with respect to any increase in the Multicurrency Tranche Revolving Credit Commitments, each Issuing Bank, (x) no Default or Event of Default shall be in existence on the effective date of such Incremental Credit Facility, (y) the representations and warranties made or deemed made by the Company or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on the effective date of such increase with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the secretary or assistant secretary (or other individual performing similar functions) of (A) all corporate, partnership, member or other necessary action taken by the Company to authorize such Incremental Credit Facility and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Incremental Credit Facility; (ii) a supplement to this Agreement executed by the Company and any Lender providing such Incremental Credit Facility which supplement may include such amendments to this Agreement as the Administrative Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.17., together with the consent of the Guarantors thereto; (iii) if requested by the Administrative Agent or any new Lender or Lender providing such Incremental Credit Facility, an opinion of counsel to the Loan Parties, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; (iv) if requested by any new Revolving Credit Lender or any existing Revolving Credit Lender increasing its Revolving Credit Commitment, a new Revolving Credit Note executed by the Company, payable to any new Lenders and a replacement Revolving Credit Note executed by the Company, payable to any existing Revolving Credit Lender increasing its Revolving Credit Commitment, in the amount of such Lender’s applicable Revolving Credit Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the applicable Revolving Credit Commitments and (v) if requested by any Additional Term Loan Lender, a new Term Loan Note or replacement Term Loan Note executed by the Company payable to such Additional Term Loan Lender in the amount of such Lender’s Term Loans. In connection with any Incremental Credit Facility pursuant to this Section 2.17., any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.18. Funds Transfer Disbursements.

Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of such Borrower, or the Company on behalf of such Borrower, to any of the accounts designated in its Disbursement Instruction Agreement.

Section 2.19. Determination of Dollar Amounts.

The Administrative Agent will determine the Dollar Amount of each Multicurrency Tranche Revolving Credit Loan:

(a)    as of the date of a request for any Credit Event or, if applicable, the date of a request for a Conversion or Continuation of any Multicurrency Tranche Revolving Credit Borrowing;

(b)    on and as of the last Business Day of each calendar quarter; and

(c)    during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion or upon instruction by the Requisite Lenders or the Requisite Multicurrency Tranche Revolving Credit Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

Section 2.20. Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of any Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 3.1., such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

Section 2.21. Designation of Subsidiary Borrowers.

(a)    Subject to Section 2.21.(b), the Company may at any time and from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree) designate any Eligible Foreign Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement (which document may include certain limitations of the obligations of a Foreign Subsidiary signatory thereto in respect of this Agreement which are required pursuant to applicable laws of the jurisdiction of organization of such Foreign Subsidiary and which are mutually agreed upon by the Administrative Agent and the Company) executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 6.4., and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to request further Credit Events under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. Without limiting the foregoing and except as otherwise expressly provided in Section 13.7., in connection with the initial designation of any Borrower as a Subsidiary Borrower, this Agreement may be amended pursuant to an amendment or an amendment and restatement (a “Foreign Subsidiary Borrower Amendment”) executed by the Company, the applicable Foreign Subsidiary and the Administrative Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and its counsel, to effect this Section 2.21. as it relates to such Foreign Subsidiary or its home jurisdiction. Such Foreign Subsidiary Borrower Amendment may be in addition to, or in substitution for, a Borrowing Subsidiary Agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, if any Lender determines that, as a result of any applicable law, rule, regulation or treaty or any applicable request, rule, requirement, guideline or directive (whether or not having the force of law) of any Governmental Authority, it is or it becomes unlawful, or shall otherwise determine that it would constitute a violation of such Lender’s internal policies, for such Lender to perform any of its obligations as contemplated by this Agreement with respect to any Subsidiary Borrower or any Eligible Foreign Subsidiary or for such Lender to fund or maintain any participation or any Loan to any Subsidiary Borrower or any Eligible Foreign Subsidiary:

(i)    such Lender shall promptly notify the Administrative Agent upon becoming aware of such event;

(ii)    (x) such Eligible Foreign Subsidiary shall not be permitted to become a Subsidiary Borrower and (y) the obligations of all Lenders to make, convert or continue any participations and Loans to such Subsidiary Borrower shall be suspended, as the case may be, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist; and

(iii)    the Borrowers shall repay any outstanding participations or Loans made to such Subsidiary Borrower on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

Section 2.22. Permitted Extension Amendments.

(a)    The Company may (i) with respect to any requested extension of the Term Loan Facility, at any time or from time to time not more than one hundred twenty (120) days and not less than thirty (30) days prior to any anniversary of the Agreement Date and (ii) in the case of any requested extension of the Revolving Credit Maturity Date, (A) not more than one hundred twenty (120) days and not less than thirty (30) days prior to the then-current Revolving Credit Maturity Date and (B) solely to the extent the Company shall have executed each Option to Extend pursuant to Section 2.14., in the case of each of clauses (i) and (ii), by notice to the Administrative Agent (who shall promptly notify the Lenders under the applicable Tranche), request that each Term Loan Lender and/or each Revolving Credit Lender extend (each such date on which an extension occurs, an “Extension Date”) such Lender’s Maturity Date for such Tranche to the date that is one year after the Maturity Date for such Tranche then in effect for such Lender (the “Existing Maturity Date”), subject to the terms and conditions contained in such request which may include (i) an increase in the interest rate or other fees applicable solely with respect to the Loans and/or Commitments in respect of which such extension is made to apply on and after the Extension Date and (ii) the inclusion of additional fees to be payable to the Extending Lenders (as defined below) in connection with such extension (including any upfront fees).

(b)    Each Lender under the applicable Tranche, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is fifteen (15) days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension under such Tranche (each Lender that determines to so extend its applicable Maturity Date under such Tranche, an “Extending Lender”). Each Lender that determines not to so extend its applicable Maturity Date under such Tranche (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender under such Tranche that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender under such Tranche to agree to such extension shall not obligate any other Lender under the same Tranche to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the applicable Maturity Date.

(c)    The Administrative Agent shall promptly notify the Company of each Lender’s determination under this Section.

(d)    The Company shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Dollar Tranche Revolving Credit Lenders”, “Multicurrency Tranche Revolving Credit Lenders”, and/or “Term Loan Lenders”, as the case may be, under this Agreement in place thereof, one or more financial institutions under the applicable Tranche (each, an “Additional Lender”) approved by the Administrative Agent and the Issuing Banks in accordance with the procedures provided in Section 5.6., each of which Additional Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 13.7., with the Company obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume Revolving Credit Commitments and/or Term Loans, as the case may be (and, if any such Additional Lender is already a Lender, its Revolving Credit Commitment and/or Term Loans, as applicable, shall be in addition to such Lender’s Revolving Credit Commitment and/or Term Loans, as applicable, hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new applicable Maturity Date), to become an Extending Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.

(e)    If (and only if) (x) with respect to the Revolving Credit Facility, the total of the Revolving Credit Commitments of the Revolving Credit Lenders that have agreed to extend their Revolving Credit Maturity Date and the new or increased Revolving Credit Commitments of any Additional Lenders is more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the applicable Extension Date and (y) with respect to the Term Loan Facility, the total of the outstanding Term Loans of the Term Loan Lenders that have agreed to extend their Term Loan Maturity Date and the assumed Term Loans of any Additional Lenders is more than 50% of the aggregate amount of the Term Loans outstanding immediately prior to the applicable Extension Date, then, in each case, effective as of the applicable Extension Date, the applicable Maturity Date of each Extending Lender under the applicable Tranche and of each Additional Lender shall be extended to the date that is one year after the Existing Maturity Date for such Tranche (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Dollar Tranche Revolving Credit Lender”, “Multicurrency Tranche Revolving Credit Lender”, and/or “Term Loan Lender”, as applicable, for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender under such Tranche hereunder and shall have the obligations of a Lender under such Tranche hereunder. For purposes of clarity, it is acknowledged and agreed that the Term Loan Maturity Date on any date of determination shall not be a date more than five (5) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.

(f)    Notwithstanding the foregoing, (x) with respect to any extension of the Revolving Credit Maturity Date pursuant to this Section 2.22., the Company shall have first exercised each of its Options to Extend pursuant to Section 2.14. and (y) any extension of any Maturity Date pursuant to this Section 2.22. shall not be effective with respect to any Extending Lender unless:

(i)    no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)    the representations and warranties made or deemed made by each Borrower or any other Loan Party in any Loan Documents to which such Loan Party is a party, shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of such Extension Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents; and

(iii)    the Administrative Agent shall have received a certificate dated as of the applicable Extension Date from the Company signed by a Responsible Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Loan Parties approving or consenting to such extension.

(g)    On the applicable Maturity Date of each Non-Extending Lender, (i) with respect to any extension of the Revolving Credit Maturity Date, any Revolving Credit Commitment of each Non-Extending Lender shall automatically terminate and (ii) the applicable Borrower shall repay such Non-Extending Lender in accordance with Section 2.8. (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Credit Loans and/or Term Loans outstanding on such date (and pay any additional amounts required pursuant to Section 5.4.) to the extent necessary to keep outstanding Loans under the applicable Tranche ratable with any revised applicable percentages of the respective Lenders under such Tranche effective as of such date, and, with respect to the Revolving Credit Facility, the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h)    This Section shall supersede any provisions in Sections 3.1., 3.2., 3.3. or 13.7. to the contrary.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a)    Payments by Borrowers. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by any Borrower, or the Company on behalf of the applicable Borrower, under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.4., each Borrower, or the Company on behalf of the applicable Borrower, shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by such Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the applicable Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, on the Business Day of receipt of such amounts if received by the Administrative Agent by 11:00 a.m. New York City time on such day or, if received by the Administrative Agent later than 11:00 a.m. New York City time, then within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)    Payments of Multicurrency Tranche Loans. All payments of Multicurrency Tranche Loans (and interest thereon) hereunder shall be made in the same currency in which the applicable Loan was made; provided, however, that notwithstanding the foregoing, if, after the making of any Loan in any Foreign Currency, (i) currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Loan was made no longer exists, (ii) such Loan is Converted to a Base Rate Loan pursuant to Section 2.11. or 5.2. or (iii) the applicable Borrower, or the Company on behalf of the applicable Borrower, is otherwise not able to make payment to the Administrative Agent for the account of the Lenders in such original currency, then all payments to be made by such Borrower, or by the Company on behalf of such Borrower, hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment in the case of clauses (i) and (iii), or as of the date of Conversion in the case of clause (ii)) of such payment due, it being the intention of the parties hereto that the Company and, in the case of any other Borrower, the Company, takes all risks of the imposition of any such currency control or exchange regulations or any such required Conversion or inability to make a payment in such original currency, and such Borrower and, for any other Borrower, the Company agrees to indemnify and hold harmless the Administrative Agent and the Lenders from and against any loss resulting from any Loan denominated in a Foreign Currency that is not repaid in the original currency.

(c)    Presumptions Regarding Payments by Borrowers. Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the applicable Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein, including, without limitation, Sections 3.9.(c), 3.9.(h), 5.6. and 13.7.(d): (a) each borrowing from a Tranche of Revolving Credit Lenders under Sections 2.1.(a), 2.4.(d) and 2.5.(e) shall be made from the applicable Revolving Credit Lenders, each payment of the fees under Sections 3.5.(a), 3.5.(b), the first sentence of 3.5.(c), and 3.5.(e) shall be made for the account of the applicable Revolving Credit Lenders, and each termination or reduction of the amount of a Tranche of Revolving Credit Commitments under Section 2.13. shall be applied to the respective applicable Revolving Credit Commitments of the applicable Revolving Credit Lenders, pro rata according to the amounts of their respective applicable Revolving Credit Commitments; (b) each payment or prepayment of a Tranche of principal of Revolving Credit Loans shall be made for the account of the applicable Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the applicable Revolving Credit Loans held by them; provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Tranche of Revolving Credit Loans the Outstanding Amount of the applicable Revolving Credit Loans shall not be held by the applicable Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitments in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the applicable Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the Outstanding Amount of the applicable Revolving Credit Loans being held by the applicable Revolving Credit Lenders pro rata in accordance with such respective applicable Revolving Credit Commitments; (c) the making of Term Loans under Section 2.2.(a) shall be made from the Term Loan Lenders and each payment of the fees under Section 3.5.(f) shall be made for the account of the applicable Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (d) each payment or prepayment of principal of any tranche of Term Loans shall be made for the account of the applicable Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such tranche held by them; (e) each payment of interest on a Tranche of Revolving Credit Loans or Term Loans shall be made for the account of the applicable Tranche of Revolving Credit Lenders or Term Loan Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Credit Loans or Term Loans, as applicable, then due and payable to the respective Lenders; (f) the making, Conversion and Continuation of a Tranche of Revolving Credit Loans or Term Loans of a particular Type (other than Conversions provided for by Sections 5.1.(c) and 5.5.) shall be made pro rata among the Revolving Credit Lenders or Term Loan Lenders, as applicable, according to the Outstanding Amounts of their respective Revolving Credit Loans or Term Loans, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) each prepayment of principal of Bid Rate Loans pursuant to Section 2.9.(b)(iv) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (h) the Dollar Tranche Revolving Credit Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5., shall be in accordance with their respective Dollar Tranche Revolving Credit Commitment Percentages; and (i) the Multicurrency Tranche Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be in accordance with their respective Multicurrency Tranche Revolving Credit Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the applicable Swingline

Lender only (except to the extent any Dollar Tranche Revolving Credit Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by any Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of any Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 11.4., as applicable, such Lender shall promptly purchase from the other Lenders’ participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a)    Closing Fee. On the Term Loan Effective Date, the Company agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Company and the Administrative Agent and Arrangers.

(b)    Facility Fees. (i) During the period from the Term Loan Effective Date to but excluding the earlier of (x) the Investment Grade Pricing Effective Date and (y) the Revolving Credit Maturity Date, the Company agrees to pay to the Administrative Agent for the account of the Dollar Tranche Revolving Credit Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Dollar Tranche Revolving Credit Commitments exceeds the aggregate Outstanding Amount of the Dollar Tranche Revolving Credit Loans set forth in the table below multiplied by the corresponding per annum rate:

Amount by Which Dollar Tranche Revolving Credit Commitments Exceed Dollar Tranche Revolving Credit Loans	Unused Fee
$0 to and including an amount equal to 50% of the aggregate amount of Dollar Tranche Revolving Credit Commitments	0.20%
Greater than an amount equal to 50% of the aggregate amount of Dollar Tranche Revolving Credit Commitments	0.30%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Investment Grade Pricing Effective Date or any earlier date of termination of the Dollar Tranche Revolving Credit Commitments or reduction of the Dollar Tranche Revolving Credit Commitments to zero. For the avoidance of doubt, for purposes of calculating an unused facility fee, the Outstanding Amount of the Swingline Loans shall not be factored into the computation.

(ii) During the period from the Term Loan Effective Date to but excluding the earlier of (x) the Investment Grade Pricing Effective Date and (y) the Revolving Credit Maturity Date, the Company agrees to pay to the Administrative Agent for the account of the Multicurrency Tranche Revolving Credit Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Multicurrency Tranche Revolving Credit Commitments exceeds the aggregate Outstanding Amount of the Multicurrency Tranche Revolving Credit Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Amount by Which Multicurrency Tranche Revolving Credit Commitments Exceed Multicurrency Tranche Revolving Credit Loans and Letter of Credit Liabilities	Unused Fee
$0 to and including an amount equal to 50% of the aggregate amount of Multicurrency Tranche Revolving Credit Commitments	0.20%
Greater than an amount equal to 50% of the aggregate amount of Multicurrency Tranche Revolving Credit Commitments	0.30%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Investment Grade Pricing Effective Date or any earlier date of termination of the Multicurrency Tranche Revolving Credit Commitments or reduction of the Multicurrency Tranche Revolving Credit Commitments to zero.

(iii) From and after the Investment Grade Pricing Effective Date, the Company agrees to pay to the Administrative Agent for the account of the Dollar Tranche Revolving Credit Lenders a facility fee equal to the average daily aggregate amount of the Dollar Tranche Revolving Credit Commitments (whether or not utilized) multiplied by the corresponding per annum rate equal to the Ratings-Based Applicable Margin. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Credit Maturity Date or any earlier date of termination of the Dollar Tranche Revolving Credit Commitments or reduction of the Dollar Tranche Revolving Credit Commitments to zero. The Company acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

(iv) From and after the Investment Grade Pricing Effective Date, the Company agrees to pay to the Administrative Agent for the account of the Multicurrency Tranche Revolving Credit Lenders a facility fee equal to the average daily aggregate amount of the Multicurrency Tranche Revolving Credit Commitments (whether or not utilized) multiplied by the corresponding per annum rate equal to the Ratings-Based Applicable Margin. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Credit Maturity Date or any earlier date of termination of the Multicurrency Tranche Revolving Credit Commitments or reduction of the Multicurrency Tranche Revolving Credit Commitments to zero. The Company acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

(c)    Letter of Credit Fees. The Company agrees to pay to the Administrative Agent for the account of each Multicurrency Tranche Revolving Credit Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. The fee provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears (i) quarterly on the first day of each January, April, July and October, (ii) on the Revolving Credit Maturity Date, (iii) on the date the Multicurrency Tranche Revolving Credit Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. In addition to such fee, the applicable Borrower shall pay to the applicable Issuing Bank solely for its own account prior to the issuance of each Letter of Credit, a nonrefundable issuance or fronting fee in respect of each Letter of Credit in an amount to be agreed between such Borrower and such Issuing Bank, which fee may be payable either as a percentage of the Stated Amount of such Letter of Credit or as a per annum rate on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (1) to and including the date such Letter of Credit expires or is cancelled or (2) to but excluding the date such Letter of Credit is drawn in full. The Company shall pay directly to such Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, and any drawings, amendments, renewals, extensions or other transactions relating thereto.

(d)    Bid Rate Loan Fees. The Company agrees to pay to the Administrative Agent a fee equal to $1,000 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.

(e)    Extension Fee. If the Company exercises its right to extend the Revolving Credit Maturity Date in accordance with Section 2.14., the Company agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a fee equal to 0.075% of the amount of such Revolving Credit Lender’s aggregate Revolving Credit Commitment (whether or not utilized) in effect on the effective date of such extension. Such fee shall be due and payable in full on and as a condition to the effective date of such extension.

(f)    Duration Fee. Provided that the Revolving Credit Effective Date has not occurred prior to the day that is 90 days after the Agreement Date, the Company agrees to pay to the Administrative Agent duration fees for the ratable benefit of the Term Loan Lenders in amounts equal to the percentage as determined in accordance with the grid below of the principal amount of the aggregate outstanding Term Loans under the Term Loan Facility as of the close of business on each date set forth in the grid below, earned and payable on such date:

Duration Fees
45 days after the Agreement Date	90 days after the Agreement Date
0.05%	0.10%

(g)    Administrative and Other Fees. The Company agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letters and as may be otherwise agreed to in writing from time to time by the Company and the Administrative Agent.

All fees hereunder shall be paid on the dates due, in Dollars and immediately available funds to the Administrative Agent (or, to the applicable Issuing Bank, in the case of fees payable to it) for distribution in the case of facility fees and participation fees to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed, except that interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided that interest on Loans denominated in Pounds Sterling and Canadian Dollars shall be computed on the basis of a year of 365 days.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the relevant Borrower shall notify the respective Lender in writing that such Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6.(a)(i) through (vi) and, with respect to Swingline Loans, in Section 2.5.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Company monthly with a statement of Loans, accrued interest, charges and payments (other than Fees) made pursuant to this Agreement and the other Loan Documents and quarterly with a statement of Fees paid pursuant to this Agreement, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Company absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge any Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders, Requisite Revolving Credit Lenders, Requisite Dollar Tranche Revolving Credit Lenders, Requisite Multicurrency Tranche Revolving Credit Lenders, Requisite Term Loan Lenders and in Section 13.7.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or any Swingline Lender hereunder; third, to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as any Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future applicable Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in (i) Letter of Credit Liabilities are held by the Multicurrency Tranche Revolving Credit Lenders pro rata in accordance with their respective Multicurrency Tranche Revolving Credit Commitment Percentages and (ii) Swingline Loans are held by the Dollar Tranche Revolving Credit Lenders pro rata in accordance with their respective Dollar Tranche Revolving Credit Commitment Percentages (in the case of each of the foregoing clauses (i) and (ii), determined without giving effect to the following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees.

(i)    During the period from the Term Loan Effective Date to but excluding the Investment Grade Pricing Effective Date, no Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b)(i) or 3.5.(b)(ii) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). From and after the Investment Grade Pricing Effective Date, each Defaulting Lender shall be entitled to receive any Fee payable under Sections 3.5.(b)(iii) or 3.5.(b)(iv) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans of any applicable Tranche funded by it, and (2) its Multicurrency Tranche Revolving Credit Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection (e) of this Section 3.9.

(ii)     Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Multicurrency Tranche Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection (e) of this Section 3.9.

(iii)    No Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(e) or (f) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(iv)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) through (iii), the Company shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the applicable Issuing Bank and the applicable Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent not reallocated to Non-Defaulting Lenders pursuant to the immediately following subsection (d) and allocable to such Issuing Bank’s or such Swingline Lender’s Fronting Exposure to such Defaulting Lender and not, in the case of such Issuing Bank, Cash Collateralized in accordance with subsection (e) of this Section 3.9., and (z) not be required to pay the remaining amount of any such Fee.

(d)    Reallocation of Participations to Reduce Fronting Exposure.

(i) All or any part of such Defaulting Dollar Tranche Revolving Credit Lender’s participation in Swingline Loans shall be reallocated among the Dollar Tranche Revolving Credit Lenders that are not Defaulting Lenders in accordance with their respective Dollar Tranche Revolving Credit Commitment Percentages (determined without regard to such Defaulting Lender’s Dollar Tranche Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Article VI. are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Dollar Tranche Revolving Credit Exposure of any Dollar Tranche Revolving Credit Lender that is a Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Dollar Tranche Revolving Credit Commitment. Subject to Section 13.22., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(ii) All or any part of such Defaulting Lender’s (that is a Multicurrency Tranche Revolving Credit Lender) participation in Letter of Credit Liabilities shall be reallocated among the Multicurrency Tranche Revolving Credit Lenders that are not Defaulting Lenders in accordance with their respective Multicurrency Tranche Revolving Credit Commitment Percentages (determined without regard to such Defaulting Lender’s Multicurrency Tranche Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Article VI. are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Multicurrency Tranche Revolving Credit Exposure of any Multicurrency Tranche Revolving Credit Lender that is a Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Multicurrency Tranche Revolving Credit Commitment. Subject to Section 13.22., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)    Cash Collateral, Repayment of Swingline Loans.

(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the applicable Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to the applicable Letters of Credit issued and outstanding at such time.

(iii)    The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the applicable Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and such Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of such Issuing Bank with respect to the applicable Letters of Credit issued and outstanding at such time, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender), or (y) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to subsection (b) of this Section 3.9., the Person providing Cash Collateral and such Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Company, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)    Defaulting Lender Cure. If the Company, the Administrative Agent, each Swingline Lender and each Issuing Bank agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Multicurrency Tranche Revolving Credit Lenders (solely with respect to Letters of Credit) and the Dollar Tranche Revolving Credit Lenders (solely with respect to Swingline Loans) in accordance with their respective Multicurrency Tranche Revolving Credit Commitment Percentages or Dollar Tranche Revolving Credit Commitment Percentages, as the case may be (determined, in each case, without giving effect to the preceding subsection (d)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Company while that Revolving Credit Lender was a Defaulting Lender; and provided, further, that, subject to Section 13.22., except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

(g)    New Swingline Loans/Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)    Purchase of Defaulting Lender’s Revolving Credit Commitment. During any period that a Lender is a Defaulting Lender, the Company may, by the Company’s giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender, and upon such demand such Defaulting Lender shall promptly, so long as such assignment shall not conflict with Applicable Law, assign its Revolving Credit Commitment, its Loans and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Credit Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.6.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500 (or such lesser amount as the Administrative Agent shall agree). The exercise by the Company of its rights under this Section shall be at the Company’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10. Foreign Lenders; Taxes.

(a)    Issuing Banks. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrowers. The Borrowers and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrowers. The Borrowers and the other Guarantors shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent and, in the case of a Borrower other than the Company, the Company), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower or a Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or any Guarantor to a Governmental Authority pursuant to this Section, such Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an electronic copy (or an original if requested by the Company or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Company or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    an electronic copy (or an original if requested by the Company or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Borrower described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Company or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an electronic copy (or an original if requested by the Company or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. [INTENTIONALLY OMITTED.]

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1. Additional Costs; Capital Adequacy.

(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments or Term Loan Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, within thirty (30) days after written demand by such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrowers shall promptly pay to the Administrative Agent on its own account or for the account of a Lender from time to time such amounts as the Administrative Agent or such Lender may determine to be necessary to compensate the Administrative Agent or such Lender for any costs incurred by the Administrative Agent or such Lender that it reasonably determines are attributable to its making or maintaining, continuing or converting of any Loans or its obligation to make, maintain, continue or convert any Loans hereunder, any reduction in any amount receivable by the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by the Administrative Agent or such Lender of capital or liquidity in respect of its Loans, its Term Loan Commitments or its Revolving Credit Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) subjects the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of

Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on CDOR Loans, AUD Rate Loans, LIBOR Loans or LIBOR Margin Loans is determined to the extent utilized when determining CDOR, the AUD Rate or LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Revolving Credit Commitments and the Term Loan Commitments of such Lender hereunder);

(iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity); or

(iv) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)    Lender’s Suspension of LIBOR Loans, LIBOR Margin Loans, CDOR Loans and AUD Rate Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans, LIBOR Margin Loans, CDOR Loans or AUD Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans, LIBOR Margin Loans, CDOR Loans or AUD Rate Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the relevant Borrower (with a copy to the Administrative Agent and, in the case of a Borrower other than the Company, the Company), the obligation of such Lender to make or Continue LIBOR Loans, CDOR Loans or AUD Rate Loans and/or the obligation of such Lender to Convert Base Rate Loans into, LIBOR Loans and/or the obligation of a Dollar Tranche Revolving Credit Lender that has outstanding a Bid Rate Quote to make LIBOR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(d)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrowers under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection

Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to any Issuing Bank of issuing (or any Multicurrency Tranche Revolving Credit Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Multicurrency Tranche Revolving Credit Lender hereunder in respect of any Letter of Credit, then, upon written demand by such Issuing Bank or such Multicurrency Tranche Revolving Credit Lender, the Company shall promptly pay to such Issuing Bank or, in the case of such Multicurrency Tranche Revolving Credit Lender, to the Administrative Agent for the account of such Multicurrency Tranche Revolving Credit Lender, from time to time as specified by such Issuing Bank or such Multicurrency Tranche Revolving Credit Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Multicurrency Tranche Revolving Credit Lender for such increased costs or reductions in amount.

(e)    Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrowers (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, such Issuing Bank or such Lender to give such notice shall not release any Borrower from any of its obligations hereunder; provided further, that none of the Administrative Agent, the Issuing Banks or the Lenders shall be entitled to claim any additional cost, reduction in amounts, loss, tax or other additional amount under this Article V. if such Person fails to provide such notice to the Borrowers within 180 days of the date the Administrative Agent, such Issuing Bank or such Lender, as the case may be, becomes aware of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amount; provided further that, if such occurrence giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the applicable Borrower (and, in the case of a Borrower other than the Company, to the Company, and in the case of an Issuing Bank or a Lender, to the Administrative Agent as well) a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be (i) made in good faith (and not on an arbitrary or capricious basis) and consistent with such Person’s general practices under similar circumstances in respect of similarly situated customers (it being agreed that none of the Administrative Agent, any Issuing Bank or any Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim) and (ii) conclusive and binding for all purposes, absent manifest error. The applicable Borrower shall pay the Administrative Agent, such Issuing Bank and/or any such Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 5.2. Suspension of LIBOR Loans, LIBOR Margin Loans, CDOR Loans and AUD Rate Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR, CDOR or the AUD Rate for any Interest Period:

(a)    the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for ascertaining LIBOR, CDOR or the AUD Rate, as applicable, for such Interest Period;

(b)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR, CDOR or AUD Rate, as applicable, are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans, CDOR Loans or AUD Rate Loans, as applicable, as provided herein;

(c)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of LIBOR, CDOR or AUD Rate, as applicable, upon the basis of which the rate of interest for LIBOR Loans, CDOR Loans or AUD Rate Loans, as applicable, for such Interest Period is to be determined are not likely to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans, CDOR Loans or AUD Rate Loans, as applicable, for such Interest Period;

(d)    the Requisite Dollar Tranche Revolving Credit Lenders, the Requisite Multicurrency Tranche Revolving Credit Lenders, or the Requisite Term Loan Lenders, as applicable in respect of any Tranche, advise the Administrative Agent that the relevant rates of interest referred to in the definition of LIBOR, CDOR or AUD Rate, as applicable, for such Interest Period as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their LIBOR Loans, CDOR Loans or AUD Rate Loans, as applicable, for such Interest Period; or

(e)    any Dollar Tranche Revolving Credit Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to such Revolving Credit Lender of making or maintaining such LIBOR Margin Loan;

then the Administrative Agent shall give the Company and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, CDOR Loans or AUD Rate Loans, Continue LIBOR Loans, CDOR Loans or AUD Rate Loans or Convert Loans into LIBOR Loans and the relevant Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, CDOR Loan or AUD Rate Loan, as applicable, either prepay such Loan or (x) in the case of a LIBOR Loan denominated in Dollars, Convert such Loan into a Base Rate Loan, or

(y) in the case of a CDOR Loan or an AUD Rate Loan or LIBOR Loan denominated in a Foreign Currency, such Loan shall be automatically redenominated in Dollars and Converted to a Base Rate Loan in an amount equal to the Dollar Amount (as of the date of Conversion of such Loan), and (ii) in the case of clause (d) above, no Dollar Tranche Revolving Credit Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under and obligation to make such Loan.

Section 5.3. Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans, CDOR Loans or AUD Rate Loans hereunder and/or (b) if any Lender that has an outstanding Bid Rate Quote shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Margin Loans hereunder, then such Lender shall promptly notify the relevant Borrower thereof (with a copy of such notice to the Administrative Agent and, in the case of a Borrower other than the Company, the Company) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans, CDOR Loans or AUD Rate Loans shall be suspended and/or such Lender’s obligation to make LIBOR Margin Loans shall be suspended, in each case until such time as such Lender may again make and maintain LIBOR Loans, LIBOR Margin Loans, CDOR Loans or AUD Rate Loans, as the case may be (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4. Compensation.

The Borrowers shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, CDOR Loan, AUD Rate Loan or a Bid Rate Loan, or Conversion of a LIBOR Loan, CDOR Loan or AUD Rate Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)    any failure by any Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan, a CDOR Loan, an AUD Rate Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan, CDOR Loan AUD Rate Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Loan, CDOR Loan or AUD Rate Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Loan for the remainder of the Interest Period at the rate applicable to such Loan, less (B) the amount of interest that would accrue on the same Loan for the same period if LIBOR, CDOR or the AUD Rate, as the case may be, were set on the date on which (x) such LIBOR Loan was repaid, prepaid or Converted or the date on which the relevant Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, or (y) such CDOR Loan or AUD Rate Loan was repaid or prepaid or the date on which the relevant Borrower failed to borrower or continue such CDOR Loan or AUD Rate Loan, as applicable, in each case, calculating present value by using as a discount rate LIBOR, CDOR or the AUD Rate, as the case may be, quoted on such date, and (ii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties, in any such case, in each case, excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The relevant Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Upon the request of such Borrower or the Company, the Administrative Agent shall provide such Borrower (and in the case of a Borrower other than the Company, with a copy to the Company) with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error, provided that that the determinations in such statement are made on a reasonable basis and in good faith.

Section 5.5. Treatment of Affected Loans.

(a)    If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2., or Section 5.3., then such Lender’s LIBOR Loans denominated in Dollars shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3., on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the relevant Borrower (with a copy to the Administrative Agent and, in the case of a Borrower other than the Company, the Company, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1.(c), Section 5.2., or Section 5.3. that gave rise to such Conversion no longer exist:

(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to such Borrower (with a copy to the Administrative Agent and the Company, as applicable) that the circumstances specified in Section 5.1.(c), 5.2. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, (A) if such Lender is a Revolving Credit Lender, all Revolving Credit Loans held by the Revolving Credit Lenders holding LIBOR Loans and by such Revolving Credit Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Credit Commitments and (B) if such Lender is a Term Loan Lender, all Term Loans held by the Term Loan Lenders holding LIBOR Loans and by such Term Loan Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Term Loan Commitments.

(b)    If the obligation of any Lender to make or Continue LIBOR Loans, CDOR Loans or AUD Rate Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2. or Section 5.3., then such Lender’s LIBOR Loans denominated in a Foreign Currency and CDOR Loans and AUD Rate Loans shall be automatically Continued into LIBOR Loans, CDOR Loans or AUD Rate Loans, as applicable, with an Interest Period of one month on the last day(s) of the then current Interest Period(s) for LIBOR Loans, CDOR Loans or AUD Rate Loans, as applicable (or, in the case of a Continuation required by Section 5.1.(c), Section 5.2., or Section 5.3., on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the relevant Borrower (with a copy to the Administrative Agent and, in the case of a Borrower other than the Company, the Company, as applicable)).

(c)    If the obligation of a Lender to make LIBOR Margin Loans shall be suspended pursuant to Section 5.1.(c), 5.2. or 5.3., then the LIBOR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Company by written notice with a copy to the Administrative Agent; provided that if such notice is delivered after 10:00 a.m. New York City time, then such LIBOR Margin Loan shall be due and payable no earlier than the first Business Day following the date such notice is delivered.

Section 5.6. Affected Lenders.

If (a) a Lender (including in its capacity as an Issuing Bank) requests compensation pursuant to Section 3.10. or 5.1., and the Requisite Lenders are not also doing the same, (b) any Lender is a Non-Consenting Lender or a Non-Extending Lender or (c) the obligation of any Lender to make or Continue LIBOR Loans, CDOR Loans or AUD Rate Loans, or to Convert Base Rate Loans into LIBOR Loans, shall be suspended pursuant to Section 5.1.(c) or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then the Company may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Revolving Credit Commitments, its Term Loan Commitments, its Loans and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments, if any, previously made by the Affected Lender under Section 2.4.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Administrative Agent, such Affected Lender or any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Company of its rights under this Section shall be at the Company’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit any Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 5.1. or 5.4.) with respect to any period up to the date of replacement.

Section 5.7. Change of Lending Office.

Each Lender agrees that it will, in good faith, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8. Assumptions Concerning Funding of LIBOR Loans, CDOR Loans or AUD Rate Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans, CDOR Loans or AUD Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Loans in an amount equal to the amount of such Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans, CDOR Loans and AUD Rate Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1. Initial Conditions Precedent.

(I)    Funding of the Initial Term Amount. The obligation of the Term Loan Lenders to effect or permit the occurrence of the funding of the Initial Term Loan Amount hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)    counterparts of this Agreement executed by each of the parties hereto;

(ii)    if requested by any Lender pursuant to Section 2.12.(a) at least three (3) days prior to the date hereof, (x) Revolving Credit Notes executed by each Borrower, payable to each Revolving Credit Lender that has requested a Revolving Credit Note and complying with the terms of Section 2.12.(a), (y) a Term Loan Note executed by the Company, payable to each Term Loan Lender that has requested a Term Loan Note and complying with the terms of Section 2.12.(a) and (z) a Swingline Note executed by the Company, payable to each Swingline Lender that has requested a Swingline Note and complying with the terms of Section 2.12.(a);

(iii)    [Intentionally Omitted;]

(iv)    an opinion of Hogan Lovells LLP, counsel to the Company and the other Loan Parties, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(v)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership or other comparable organizational document (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, in the case of each Borrower, authorized to execute and deliver on behalf of such Borrower Notices of Borrowing, Notices of Conversion, Notices of Continuation and requests for Letters of Credit, and in the case of the Company, authorized to execute and deliver on behalf of the Company Notices of Swingline Borrowing;

(viii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)    to the extent requested by the Administrative Agent, evidence of the insurance required under Section 8.5.;

(x)    a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 6.1.(I)(b) and 6.2.(a) and (b) have been satisfied and (B) that the Properties identified in Schedule 7.1.(f)(ii) satisfy the requirements for inclusion in the calculation of Unencumbered Asset Value under this Agreement;

(xi)    a Compliance Certificate calculated as of September 30, 2016 on a pro forma basis giving effect to the borrowing of the Initial Term Loan Amount (and the use of proceeds thereof) and the Spin-Off;

(xii)    a Disbursement Instruction Agreement for each Borrower party hereto on the Agreement Date effective as of the Term Loan Effective Date;

(xiii)    evidence that the Fees, if any, then due and payable under Section 3.5., together with, to the extent a reasonably detailed invoice has been delivered to the Company prior to the Agreement Date, all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Arrangers and any of the Lenders, including, without limitation, the reasonable and documented fees and expenses of counsel to the Administrative Agent, have been paid; and

(xiv)    such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)    (i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status, or any change in status of any previously written disclosed event, condition or situation, since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries (taken as a whole) delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the effectiveness of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby;

(iii)    the Borrowers and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any material agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound;

(iv)    the capital structure and corporate structure of the Parent and its Subsidiaries shall be reasonably acceptable to the Administrative Agent and the Lenders; and

(v)    each Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; provided that the Administrative Agent and the Lenders shall have requested any such information at least five (5) Business Days prior to the Agreement Date.

(II)     Revolving Credit Effective Date. The occurrence of the Revolving Credit Effective Date is subject to the satisfaction or waiver of the following conditions precedent (and upon the satisfaction or waiver of such conditions, the Revolving Credit Effective Date shall be deemed to have occurred):

(a)    all of the conditions set forth in the preceding clause (I) shall have been satisfied or waived;

(b)    the Term Loan Maturity Date shall not have occurred;

(c)    the capital structure and corporate structure of the Parent and its Subsidiaries shall be substantially consistent with the capital structure and corporate structure as of the Agreement Date (together with any further changes contemplated by the Distribution Agreement, including as permitted by Section 10.1(h)(ii));

(d)    the agreements and instruments evidencing the Existing Indebtedness shall have been terminated and cancelled and any and all Existing Indebtedness shall have been fully repaid and any and all Liens thereunder have been terminated and released; and

(e)    the Spin-Off shall have been consummated.

In connection with the foregoing, the Administrative Agent may request, and the Company shall deliver, a certificate signed by a Responsible Officer of the Company that the foregoing conditions in clauses (a) through (e) have been satisfied.

Section 6.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) the Lenders to make any Loans and (ii) the Issuing Banks to issue, extend or increase any Letters of Credit are each subject to the further conditions precedent that:

(a)    no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16. would occur after giving effect thereto;

(b)    the representations and warranties made or deemed made by each Borrower or any other Loan Party in any Loan Documents to which such Loan Party is a party, shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents;

(c)    in the case of the funding of the Initial Term Loan Amount, the Administrative Agent shall have received evidence satisfactory to it that the Parent shall have delivered, or caused to be delivered, not later than the second Business Day after the Term Loan Effective Date notice to the holders of the Existing Indebtedness notifying such holders of the prepayment thereof (and if such notice is revoked, the Company shall immediately notify the Administrative Agent and deliver, or cause to be delivered, evidence to the Administrative Agent that a substitute notice of prepayment has been delivered);

(d)    in the case of a Credit Event under the Revolving Credit Facility in any Foreign Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it impracticable for such credit extension to be denominated in the relevant currency;

(e)    in the case of the borrowing of Revolving Credit Loans or Term Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the applicable Swingline Lender shall have received a timely Notice of Swingline Borrowing; and

(f)     in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance, extension or increase of such Letter of Credit and no Multicurrency Tranche Revolving Credit Lender shall be a Defaulting Lender unless its Letter of Credit Exposure has been fully allocated to the Non-Defaulting Lenders in accordance with Section 3.9.(d)(ii) or Cash Collateralized in accordance with Section 3.9.(e)(i).

Each Credit Event shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Company or the relevant Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrowers shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued, extended or increased that all conditions to the making of such Loan or issuing, extending or increasing of such Letter of Credit contained in Sections 6.1. and 6.2. (in the case of the borrowing of the Initial Term Loan Amount) or Section 6.2. (in all subsequent cases) have been satisfied.

Section 6.3. Confirmation of Conditions.

The making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrowers have satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.

Section 6.4. Conditions to Designation of a Subsidiary Borrower.

The designation of a Subsidiary Borrower pursuant to Section 2.21. is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a)    a duly executed Borrowing Subsidiary Agreement and, if applicable, Foreign Subsidiary Borrower Amendment and any other Loan Documents reasonably requested by the Administrative Agent;

(b)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership or other comparable organizational document (if any) of such Subsidiary certified as of a date not earlier than thirty (30) days prior to the effective date of such Borrowing Subsidiary Agreement by the Secretary of State of the state of formation (or similar Governmental Authority) of such Subsidiary;

(c)    a certificate of good standing (or certificate of similar meaning) with respect to such Subsidiary issued as of a date not earlier than thirty (30) days prior to the effective date of such Borrowing Subsidiary Agreement by the Secretary of State of the state of formation (or similar Governmental Authority) of such Subsidiary and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state (or similar Governmental Authority) in which such Subsidiary Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(d)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Subsidiary with respect to each of the officers of such Subsidiary authorized to execute and deliver the Borrowing Subsidiary Agreement, the Foreign Subsidiary Borrower Amendment (if applicable), Notices of Borrowing, Notices of Conversion, Notices of Continuation and any other Loan Documents to which such Subsidiary Borrower is becoming a party;

(e)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Subsidiary of (A) the by-laws of such Subsidiary, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Subsidiary to authorize the execution, delivery and performance of the Borrowing Subsidiary Agreement, the Foreign Subsidiary Borrower Amendment (if applicable), and any other Loan Documents to which it is a party;

(f)    opinions of counsel to such Subsidiary (or, to the extent requested by the Administrative Agent, counsel to the Administrative Agent to the extent such opinions are customary for counsel to the Administrative Agent to provide in the applicable jurisdiction), addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by the Administrative Agent;

(g)    if requested by any Lender pursuant to Section 2.12.(a), (x) a Revolving Credit Note executed by such Subsidiary Borrower, payable to each Revolving Credit Lender that has requested a Revolving Credit Note, and complying with the terms of, Section 2.12.(a) and (y) a Term Loan Note executed by such Subsidiary Borrower, payable to each Term Loan Lender that has requested a Term Loan Note, and complying with the terms of, Section 2.12.(a);

(h)    a Disbursement Instruction Agreement for such Subsidiary Borrower;

(i)    such other instruments and documents as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(j)    not less than fifteen (15) Business Days prior to the date such Subsidiary shall be proposed to become a Borrower hereunder, all documentation and other information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act; and

(k)    all legal matters (including with respect to withholding tax) incident to the making of any Credit Event to such Subsidiary shall be satisfactory to the Administrative Agent and its counsel in their commercially reasonable discretion.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of each Issuing Bank, to issue Letters of Credit, each Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)    Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries (i) is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and, where the concept is applicable, in good standing under the jurisdiction of its incorporation or formation, except where the failure of such Person (other than any Loan Party or Eligible Property Subsidiary) to be so organized, formed, validly existing or in good standing could not reasonably be expected to have, in each instance, a Material Adverse Effect, (ii) has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted, except where the failure of such Person (other than any Loan Party or Eligible Property Subsidiary) to do so could not reasonably be expected to have, in each instance, a Material Adverse Effect and (iii) is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Ownership Structure.

(i)    Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of (x) all Loan Parties (other than the Parent) and all Eligible Property Subsidiaries and (y) all other Subsidiaries (other than Subsidiaries that, in the aggregate, contribute less than $10,000,000 to Total Asset Value) setting forth for each such Subsidiary, (A) the jurisdiction of organization of such Subsidiary, (B) each Person holding any Equity Interest in such Subsidiary, (C) the nature of the Equity Interests held by each such Person, (D) the percentage of ownership of such Subsidiary represented by such Equity Interests and (E) whether such Subsidiary is a Parent Entity, a Borrower, an Eligible Property Subsidiary, an Excluded Subsidiary and/or a Foreign Subsidiary.

(ii)    The Parent (or its applicable Subsidiary) owns, free and clear of all Liens (other than Liens permitted pursuant to Section 10.2.(a)(ii)) and has the unencumbered right to vote, all outstanding Equity Interests in any Parent Entity or the Company owned directly or indirectly by the Parent.

(iii)    As of the Agreement Date, except as disclosed in Schedule 7.1.(b), (A) all of the issued and outstanding capital stock of each Person identified in Schedule 7.1.(b) as organized as a corporation under the laws of any jurisdiction of the United States of America, a State thereof or the District of Columbia is validly issued, fully paid and nonassessable and (B) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Loan Party (other than the Parent) or any Eligible Property Subsidiary identified in Schedule 7.1.(b).

(iv)    As of the Agreement Date, Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent (other than Unconsolidated Affiliates that, in the aggregate, contribute less than $10,000,000 to Total Asset Value), including the correct legal name of such Person, the type of legal entity which each such Person organized under the laws of any jurisdiction of the United States is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(v)    As of the Agreement Date, there are no Subsidiaries required to be Subsidiary Guarantors.

(c)    Authorization of Agreement, Notes, Loan Documents and Borrowings. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letters to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letters to which each Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents to which any Loan Party is a party and the Fee Letters in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than any required filing with the SEC or filings or recordations required in connection with the perfection of any Lien on the Collateral in favor of the Administrative Agent) or violate any Applicable Law (including, without limitation, Environmental Laws) relating to any Loan Party or any Eligible Property Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party or any Eligible Property Subsidiary, or any material indenture, agreement or instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by any Loan Party, any Eligible Property Subsidiary or any other Subsidiary (other than Liens in favor of the Administrative Agent pursuant to any Collateral Document).

(e)    Compliance with Law; Governmental Approvals. Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for any noncompliance which could not, individually or in the aggregate, reasonably be expected to result in a Default or Event of Default or have a Material Adverse Effect.

(f)    Title to Properties; Liens.

(i)    Schedule 7.1.(f)(i) is, as of the Agreement Date, a complete and correct listing of all Hotel Properties of the Loan Parties and their Subsidiaries.

(ii)    Schedule 7.1.(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Hotel Properties designated by the Company as Eligible Properties.

(iii)    Each of the Loan Parties and all other Subsidiaries have good, marketable and legal title to, or a valid leasehold interest in, their respective assets (A) constituting Eligible Properties (subject to Permitted Liens), (B) constituting Equity Interests in any Eligible Property Subsidiary (subject to Permitted Equity Liens) and (C) all other assets (subject to Liens permitted pursuant to Section 10.2.), except where failure to possess such title or leasehold interest of any such asset under this clause (C) could, individually or in the aggregate, reasonably be expected to result in a Default or Event of Default or have a Material Adverse Effect.

(iv)    No Eligible Property is subject to any Lien other than Permitted Liens.

(v)    None of the Equity Interests in any Eligible Property Subsidiary is subject to any Lien other than Permitted Equity Liens.

(vi)    No Equity Interest in any Parent Entity (other than the Parent) or the Company is subject to any Lien other than Permitted Equity Liens and, to the extent constituting Liens, Permitted JV/Mortgage Restrictions.

(vii)    Unless otherwise waived in accordance with the terms of this Agreement, each Eligible Property satisfies all applicable requirements under the definition thereof.

(g)    Existing Indebtedness. Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) for borrowed money or, in respect of Derivatives Contracts, of each of the Loan Parties and the other Subsidiaries, in each case with an outstanding principal amount (or notional amount, in the case of any Derivatives Contracts) of $5,000,000 or more (other than the Obligations, intercompany Indebtedness among the Company and its Subsidiaries and Hilton/HGV Retained Liabilities). As of the Agreement Date, except as set forth in Schedule 7.1.(g), no monetary default exists under any such Indebtedness and, to the knowledge of any Responsible Officer, neither the Company nor any of its Subsidiaries have received notice of any other default under any such Indebtedness.

(h)    Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. As of the Agreement Date, no event or condition which would permit any party (other than the Parent and its Subsidiaries) to any such Material Contract to terminate such Material Contract exists.

(i)    Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits, investigations or proceedings pending (nor have any actions, suits or proceedings been threatened in writing) against or in any other way relating adversely to or affecting, any Loan Party, any other Subsidiary or any of their respective property or relating to this Agreement or any other Loan Document in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents or the Fee Letters.

(j)    Taxes. All federal and state income and other material tax returns of each Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and state income and other material taxes, assessments and other governmental charges or levies upon, each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. All charges, accruals and reserves on the books of the Parent and the Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)    Financial Statements. The Company has furnished to the Administrative Agent copies of the audited combined consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2015 and the unaudited condensed combined consolidated balance sheet of the Parent and its consolidated Subsidiaries for the nine months ended September 30, 2016, together with (in each case) the related consolidated statements of comprehensive income, equity and cash flow for the fiscal year and nine months ended on such date, respectively. Such balance sheet and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly in all material respects, in accordance with GAAP consistently applied throughout the applicable periods, the consolidated financial position of the Parent and its consolidated Subsidiaries as at the date thereof and the results of operations and the cash flow for such period (subject, in the case of the unaudited statements, to changes resulting from normal year end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that are required to be included on its financial statements in accordance with GAAP as of the dates referenced for the foregoing financial statements, except (i) as referred to or reflected or provided for in the foregoing financial statements and (ii) to the extent arising under the Distribution Agreement and the Ancillary Agreements.

(l)    No Material Adverse Change. Since December 31, 2015, there have been no events, changes, circumstances or occurrences that have had, individually or in the aggregate, a Material Adverse Effect. As of the Agreement Date and after giving effect to the initial borrowings hereunder and the application thereof, and as of the Revolving Credit Effective Date and after giving effect to the Spin-Off Transactions, the Company is Solvent, and the Parent, the Company and the other Subsidiaries (taken as a whole) are Solvent.

(m)    Financial Information for Eligible Properties. The financial information delivered by the Company pertaining to each of the Eligible Properties to the Administrative Agent in accordance with Section 9.4.(d)(ii) fairly presents in a summary form in accordance with Section 9.4.(d)(ii), and otherwise presents accurately in all material respects, the Net Operating Income of each such Eligible Property for the period then ended.

(n)    ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i)    each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws;

(ii)    with respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715; and

(iii)    (A) no ERISA Event has occurred or, to the knowledge of any Responsible Officer, is expected to occur; (B) there are no pending, or to the knowledge of any Responsible Officer, threatened, claims, actions, audits, examinations or lawsuits by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (C) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (D) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o)    Absence of Default.

(i)    None of the Loan Parties or the Eligible Property Subsidiaries is in material default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents.

(ii)    No event has occurred, which has not been remedied, cured or waived, which, in any case, constitutes a Default or an Event of Default.

(p)    Environmental Laws.

(i)    Each of the Loan Parties and the other Subsidiaries: (A) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (B) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (C) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (A) through (C) the failure to obtain or to comply with could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)    Except for any of the following matters that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no Responsible Officer has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to the Parent or any Subsidiary, their respective businesses, operations or with respect to the Properties, may: (A) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (B) cause or contribute to any other potential common law or legal claim or other liability, or (C) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (A) through (C) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.

(iii)    There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the knowledge of a Responsible Officer, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv)    None of the Eligible Properties and, except to the extent that such listing could not reasonably be expected to have a Material Adverse Effect, none of the other Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.

(v)    To the knowledge of a Responsible Officer, no Hazardous Materials generated at or transported from any of the Properties is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(q)    Investment Company. No Loan Party, nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)    Margin Stock. No Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U.

(s)    Affiliate Transactions. Except as permitted by Section 10.8. or as otherwise set forth on Schedule 7.1.(s), no Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(t)    Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use or require the manager of its Hotel Property to use, under valid license agreements, management agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights that are material to the business of the Parent and its Subsidiaries, taken as whole (collectively, “Intellectual Property”), without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, in each case, except where the effect of such failure to own or have the right to use or require the manager of its Hotel Property to use, or the effect of such conflict, could not reasonably be expected to have a Material Adverse Effect. The Loan Parties have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property, except to the extent the failure to take such steps could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(u)    Business. As of the Agreement Date, the Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning, operating, and, leasing lodging properties and other properties ancillary to the operation of lodging properties, together with other business activities and investments reasonably related or incidental thereto.

(v)    Broker’s Fees. Except as set forth in the Fee Letters, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

(w)    Insurance. The Parent and its Subsidiaries maintain insurance in compliance with the provisions of Section 8.5.

(x)    Accuracy and Completeness of Information. All written information, reports and data (other than financial projections, other forward looking statements and information of a general economic or industry nature) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, or, in the case of financial statements, presented fairly in all material respects in accordance with GAAP consistently applied throughout the periods involved in each case, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the interim statements). All financial projections and other forward looking statements prepared by or on behalf of any Loan Party or any other Subsidiary that have been made available to the Administrative Agent or any Lender were prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance, that such future performance may vary materially from such projections and that no Loan Party makes any representation that such projections will in fact be realized. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit, when taken with together with all other information furnished, to state a material fact necessary in order to make the statements contained therein in light of the circumstances under which they are or will be made, not materially misleading.

(y)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Company, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA, the execution, delivery and performance of this Agreement, the other Loan Documents and the Fee Letters, and the extensions of credit and repayment of amounts hereunder and thereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.

(z)    OFAC; Anti-Corruption Laws and Sanctions.

(i)    None of (i) the Parent, the Company, any Subsidiary or, to the knowledge of the Parent, the Company or such Subsidiary, any of their respective directors, officers, employees or affiliates, or (ii) to the knowledge of any Responsible Officer, any agent or representative of the Parent, the Company or any Subsidiary that will act in any capacity in connection with or benefit from any Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) except to the extent in compliance with all applicable Sanctions, has its assets located in a Sanctioned Country, (C) except to the extent in compliance with all applicable Sanctions, directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. Each of the Parent, the Company and their Subsidiaries has implemented and maintains in effect policies and procedures (including policies and procedures implemented and maintained by the managers of Hotel Properties) reasonably designed to ensure compliance by the Parent, the Company and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Parent, the Company and their Subsidiaries, and to the knowledge of any Responsible Officer, each director, officer, employee, agent and Affiliate of the Parent, the Company and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(ii)    No proceeds of any Credit Event have been used, directly or indirectly, by the Parent, the Company, any Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(aa)    REIT Status. The Parent (i) at all times operates its business in a manner not to prevent it from qualifying for status as a REIT under the Internal Revenue Code and (ii) from and after the date that the Parent’s election to qualify as a REIT under the Internal Revenue Code is effective, the Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(bb)    EEA Financial Institutions. None of the Borrowers or any Guarantor is an EEA Financial Institution.

Section 7.2. Representations as to Subsidiary Borrowers.

With respect to any Subsidiary that may from time to time become a Subsidiary Borrower hereunder, each of the Company and such Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    With respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Subsidiary Borrower, the “Applicable Foreign Borrower Documents”), the execution, delivery and performance by such Subsidiary Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Subsidiary Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Subsidiary Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(b)    The Applicable Foreign Borrower Documents are in proper legal form under the laws of the jurisdiction in which such Subsidiary Borrower is organized and existing for the enforcement thereof against such Subsidiary Borrower under the Applicable Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Subsidiary Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Subsidiary Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent.

(d)    The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Subsidiary Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 7.3. Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Term Loan Effective Date, the Revolving Credit Effective Date, the date on which any extension of the Revolving Credit Maturity Date is effectuated pursuant to Section 2.14., the date on which any increase of the Revolving Credit Commitments or any Additional Term Loan Advance is effectuated pursuant to Section 2.17. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Company shall, and as applicable, shall cause the other Loan Parties to, (and, with respect to Sections 8.8.(b), 8.12., 8.13., 8.16., 8.17., 8.18.(b) and 13.24., the Parent shall) comply with the following covenants:

Section 8.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4., the Company shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence, (ii) preserve and maintain its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization; except, in the case of clauses (i) (solely with respect to any such Person other than the Loan Parties and Eligible Property Subsidiaries), (ii) and (iii) (other than maintenance of good standing in the jurisdiction of organization of such Loan Party or Subsidiary), where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2. Compliance with Applicable Laws.

The Company shall, and shall cause each other Borrower, each other Loan Party and each other Subsidiary to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Company shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty events excepted and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the cases of clauses (a) and (b) where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.4. Conduct of Business.

The Company shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(u) and not enter into any other line of business not incidental or reasonably related thereto.

Section 8.5. Insurance.

The Company shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance on a replacement cost basis with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses and similar locations or as may be required by Applicable Law. The Company shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6. Payment of Taxes and Claims.

The Company shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) prior to delinquency all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it and (b) by not later than 30 days past due date therefor all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, could become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (x) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (y) in respect of which the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.7. Books and Records; Inspections.

The Company shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. Subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which the Parent or one of its Subsidiaries is subject or could otherwise reasonably be expected to contravene attorney–client privilege or constitute attorney work product, the Company shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Company’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and, so long as no Event of Default exists, with reasonable prior notice. The Company shall be obligated to reimburse (a) the Administrative Agent for its reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of its rights under this Section once per calendar year and (b) the Administrative Agent and the Lenders for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Company hereby authorizes and instructs its accountants to discuss the financial affairs of the Parent, the Company, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender.

Section 8.8. Use of Proceeds.

(a)    The Company will use the proceeds of the Term Loan solely (i) to repay the Existing Indebtedness substantially concurrently with the borrowing of the Initial Term Loan Amount and (ii) to pay fees and expenses in connection with this Agreement and the other Loan Documents. The Borrowers will use the proceeds of the Revolving Credit Loans solely (i) for the payment of pre-development costs, redevelopment and development costs incurred in connection with Properties owned by the Company or any Subsidiary; (ii) to finance acquisitions and investments of the Parent and its Subsidiaries not otherwise prohibited under this Agreement; (iii) to finance capital expenditures, dividends and the repayment of Indebtedness of the Parent and its Subsidiaries; (iv) to provide for the general working capital needs of the Parent and its Subsidiaries and (v) for other general corporate purposes of the Parent and its Subsidiaries. The Company shall only use Letters of Credit for the same purposes for which it may use the proceeds of Revolving Credit Loans. The Company shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce, retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock.

(b)    Neither the Parent nor any Borrower shall use, and shall ensure that none of its or their Subsidiaries or its or their respective directors, officers, employees and agents shall use, the proceeds of any Credit Event (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.9. Environmental Matters.

The Company shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company shall, and shall cause the Loan Parties and the other Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens arising out of or related to any Environmental Laws in each case to the extent the failure to take such actions could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10. Further Assurances.

At the Company’s sole cost and expense and upon request of the Administrative Agent, the Company shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates consistent with the existing terms and conditions of the Loan Documents, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11. Material Contracts.

The Company shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with its obligations under any Material Contract, except where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.12. REIT Status.

The Parent shall operate its business in a manner not to prevent it from qualifying for status as a REIT under the Internal Revenue Code and, from and after the date that the Parent’s election to qualify as a REIT under the Internal Revenue Code is effective, the Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code; provided that, the Parent shall elect to be taxed as a REIT under the Internal Revenue Code commencing with its 2017 taxable year (or, at the election of the Parent, commencing with its 2016 taxable year).

Section 8.13. Exchange Listing.

Upon the consummation of the Spin-Off, the Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)    Unsecured Indebtedness Subsidiaries as Guarantors.

(i)    Unsecured Indebtedness Subsidiary Guarantee Requirement. Not later than (A) the date on which any Subsidiary of the Company becomes an Unsecured Indebtedness Subsidiary in respect of Indebtedness in an aggregate principal amount of $10,000,000 or more or (B) the thirtieth (30th) day following the Required Delivery Date for any fiscal quarter in which any Subsidiary of the Company becomes an Unsecured Indebtedness Subsidiary in respect of Indebtedness in an aggregate principal amount of less than $10,000,000 (in each case, or such later date as the Administrative Agent shall reasonably determine), the Company shall cause such Unsecured Indebtedness Subsidiary to become a Guarantor and deliver or cause to be delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents. Notwithstanding anything to the contrary in this Section 8.14.(a) or otherwise in this Agreement, in no event shall any Excluded Subsidiary or Foreign Subsidiary (other than a Subsidiary Borrower) be required to become a Guarantor.

(ii)    Release of Unsecured Indebtedness Subsidiary Guarantors. The Company may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, an Unsecured Indebtedness Subsidiary from the Guaranty, if: (i) such Subsidiary has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or an Unsecured Indebtedness Subsidiary; (ii) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under this Section 8.14.; (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Company to the Administrative Agent of any such request shall constitute a representation by the Company that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Company, promptly after the Company’s request and at the Company’s sole cost and expense, any release, termination, or other agreement or document as is reasonably satisfactory to the Administrative Agent and necessary or advisable to evidence the foregoing release as may be reasonably requested by the Company.

(b)    Collateral Period Guarantee Requirement.    During any Collateral Period, in addition to, and without limiting the requirements in Section 8.14.(a), the Company shall cause each Material Collateral Subsidiary to become a Guarantor and deliver or cause to be delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents on or prior to the following dates (or such later date as the Administrative Agent may agree):

(i)    the Collateral Trigger Date; and

(ii)    not later than the thirtieth (30th) day following the applicable Required Delivery Date for any fiscal quarter in which any Subsidiary becomes a Material Collateral Subsidiary.

(c)    Collateral Period Pledge Requirement. During any Collateral Period, on or prior to the times specified below (or such later date as the Administrative Agent shall reasonably determine), the Company will cause all of the issued and outstanding Equity Interests (other than any Excluded Pledged Collateral) of each Borrower (other than the Company) and each Material Collateral Subsidiary (collectively, the “Collateral”), to be subject to a first priority, perfected Lien (subject to Liens permitted pursuant to Section 10.2.) in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request:

(i)    the Collateral Trigger Date; and

(ii)    within thirty (30) days following the occurrence of any date any Borrower becomes party hereto or any Unsecured Indebtedness Subsidiary or Material Collateral Subsidiary shall be required during the Collateral Period to become a Guarantor pursuant to Sections 8.14.(a) or 8.14.(b).

(d)    Further Assurances. During a Collateral Period, and without limiting the foregoing, the Company will, and will cause each Loan Party that owns any Collateral to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements), which may be required by Applicable Law and which the Administrative Agent may, from time to time during a Collateral Period, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company; provided, however, that no Pledged Subsidiary shall be permitted to certificate its Equity Interests or make an election under Article 8 of the UCC unless such certificates are promptly delivered to the Administrative Agent, together with an endorsement in blank.

(e)    Release of Subsidiary Guarantors and Collateral During Collateral Period. Without limiting the release provisions in Section 8.14.(a), the Company may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, (x) a Subsidiary Guarantor from the Guaranty and (y) the Equity Interests in any Pledged Subsidiary from the Pledge Agreement, so long as: (i) such Subsidiary Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or “Excluded Foreign Subsidiary” or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Wholly Owned Subsidiary, an Unsecured Indebtedness Subsidiary or a Material Collateral Subsidiary; (ii) the Equity Interests in such Pledged Subsidiary meets, or will meet simultaneously with its release from the Pledge Agreement, the definition of the term “Excluded Pledged Collateral”; (iii) such Subsidiary Guarantor or Pledged Subsidiary is not otherwise required to be a party to the Guaranty under Section 8.14. or have its Equity Interests pledged pursuant to the Pledge Agreement under Section 8.14.; (iv) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Company to the Administrative Agent of any such request shall constitute a representation by the Company that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Company, promptly after the Company’s request and at the Company’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Company.

Section 8.15. Collateral Release Upon Termination of Collateral Period.

(a)    Obligation to Release. On or after any Collateral Release Date, and so long as no Default or Event of Default is then continuing and no subsequent Collateral Trigger Date has occurred, the Administrative Agent shall, subject to the satisfaction of the requirements of Section 8.15.(b), promptly release all of (i) the Liens granted to the Administrative Agent pursuant to the requirements of Section 8.14. and the Collateral Documents and (ii) the Subsidiary Guarantors (other than any Unsecured Indebtedness Subsidiary (except an Unsecured Indebtedness Subsidiary that solely has obligations under the Loan Documents and any Unsecured Indebtedness in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder)) from their obligations under the Guaranty (the “Guarantor and Collateral Release”).    Upon the release of any Person and/or any Collateral pursuant to this Section 8.15., the Administrative Agent shall (to the extent applicable) deliver to the Company, upon the Company’s request and at the Company’s expense, such documentation as may be reasonably satisfactory to the Administrative Agent and otherwise necessary or advisable to evidence the release of such Person and/or such Collateral from its obligations under the Loan Documents.

(b)    Collateral Release Request and Certificate. The Company shall have delivered to the Administrative Agent, on or prior to the date that is five (5) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Guarantor and Collateral Release is to be effected, written notice that it is requesting the Guarantor and Collateral Release, which notice shall identify the Subsidiary Guarantors and the Collateral to be released and the proposed effective date for the Guarantor and Collateral Release, together with a certificate signed by a Responsible Officer of the Company (such certificate, a “Collateral Release Certificate”), certifying that:

(i)    the Leverage Ratio is less than or equal to 6.50 to 1.00 as of the end of any two consecutive fiscal quarter period and as reflected on the most recently delivered Compliance Certificate delivered pursuant to Section 9.3.;

(ii)    no Subsidiary Guarantor to be released is an Unsecured Indebtedness Subsidiary (except an Unsecured Indebtedness Subsidiary that solely has obligations under the Loan Documents and any Unsecured Indebtedness in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder); and

(iii)    at the time of the delivery of notice requesting such release, on the proposed effective date of the Guarantor and Collateral Release and immediately before and immediately after giving effect to the Guarantor and Collateral Release, (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the representations and warranties contained in Article VII. and in the other Loan Documents are true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the effective date of the Guarantor and Collateral Release with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, and except that for purposes of this Section 8.15., the representations and warranties contained in subsection (k) of Section 7.1. shall be deemed to refer to the most recent statements furnished pursuant to Sections 9.1. and 9.2.

Section 8.16. Compliance with Anti-Corruption Laws and Sanctions.

The Parent and each Borrower will maintain in effect and enforce policies and procedures (including policies and procedures implemented and maintained by the managers of Hotel Properties) reasonably designed to ensure compliance by the Parent, such Borrower, its or their Subsidiaries and its or their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.17. Limitation on the Parent’s Assets, Liabilities and Activities.

(a)    Parent Assets. For so long as the Parent is not a Guarantor, neither the Parent nor any Subsidiary of the Parent that owns, directly or indirectly, any Equity Interests of the Company (each, a “Parent Entity”) shall own any assets other than:

(i)    Equity Interests in any other Parent Entity that is a Wholly Owned Subsidiary of the Parent or the Company;

(ii)    cash and other assets of nominal value incidental to its status as a public company or its ownership of the Equity Interests described in clauses (i) and (iii) of this Section 8.17.(a);

(iii)    other assets or Equity Interests with an aggregate book value not to exceed $25,000,000, or with the Administrative Agent’s approval, in the aggregate for this clause (iii) not to exceed $50,000,000;

(iv)    assets to be disposed or transferred pursuant to the Distribution Agreement, including any such assets held for the benefit of the other parties to the Distribution Agreement;

(v)    assets maintained on a temporary or pass-through basis that are held (x) for subsequent payment of dividends, other Restricted Payments or repayment of Indebtedness of the Parent not prohibited by this Agreement or any other Loan Document or (y) for contribution to the Company or any of its Subsidiaries, in each case, for a period not in excess of ten (10) Business Days for any such asset (except to the extent held in any deposit arrangement for up to 30 days with respect to the repayment of Existing Parent Debt); or

(vi)    contract rights (x) arising under the Distribution Agreement and the Ancillary Agreements or (y) related to the Parent’s status as a public company.

(b)    Parent Liabilities. For so long as the Parent is not a Guarantor, no Parent Entity shall incur, assume or permit to exist any liabilities other than:

(i)    liabilities incidental to its status as a publicly traded real estate investment trust under the Internal Revenue Code and not constituting liabilities in respect of Indebtedness for borrowed money (including liabilities associated with employment contracts, executive officer and director indemnification agreements and employee benefit matters), indemnification obligations pursuant to purchase and sale agreements, tax liabilities and legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) the Spin-Off, this Agreement or any other Loan Document;

(ii)    nonconsensual obligations imposed by operation of Applicable Law;

(iii)    obligations of the Parent (1) in the form of guarantees of Customary Non-Recourse Exceptions, (2) constituting contingent obligations in relation to ground or building leases either (x) in existence on the Agreement Date in respect of which the Parent was a primary obligor prior to the Spin-Off or (y) thereafter to the extent acceptable to the Administrative Agent, (3) solely to the extent neither the Company nor any of its Subsidiaries shall have any liabilities or other obligations in respect thereof, in relation to the Existing Parent Debt, (4) in respect of Hilton/HGV Retained Liabilities retained, assumed or indemnified by Hilton or HGV pursuant to the Distribution Agreement or the Ancillary Agreements to the extent such retention, assumption or indemnification of such Hilton/HGV Retained Liabilities by Hilton, HGV or their respective Affiliates (other than the Parent and its Subsidiaries) shall not be subject to dispute for a period greater than 45 days following the receipt of a written notice of an Agreement Dispute pursuant to Article IX of the Distribution Agreement or otherwise determined to be unenforceable, or (5) in respect of liabilities of the Parent (other than to the extent constituting Indebtedness) (x) with respect to “Ownership Liabilities” (as defined in the Distribution Agreement) or (y) pursuant to the Ancillary Agreements entered into by the Parent on or prior to the Revolving Credit Effective Date; and

(iv)    other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by any Parent Entity to the Company or any Subsidiary of the Company.

(c)    Parent Business Activities. For so long as the Parent is not a Guarantor, no Parent Entity shall engage in any business or activity other than the ownership of outstanding Equity Interests of any other Parent Entity or the Company and the Company’s Subsidiaries, the issuance and sale of its Equity Interests and, in each case, activities incidental thereto or incidental to the ownership of assets and liabilities permitted under clauses (a) and (b) above.

(d)    Contribution of Indebtedness Proceeds. The Parent Entities shall cause 100% of the net cash proceeds received (including into escrow) from the incurrence of Indebtedness (including hybrid securities and debt securities convertible to equity) or the issuance of Equity Interests by any Parent Entity to be contributed to the Company within three (3) Business Days of receipt thereof.

(e)    Cure Period and Parent Guaranty Trigger Event. If at any time any of the requirements set forth in the preceding Section 8.17.(a)-(d) are not satisfied, each Parent Entity shall promptly and in any event within five (5) Business Days of the earlier of (A) the first date a Responsible Officer obtains knowledge that such requirements were not satisfied or (B) the date upon which the Company has received written notice that such requirements were not satisfied by the Administrative Agent, either (i) satisfy such requirements or (ii) deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (x) an Accession Agreement (or if the Guaranty is not then in effect, the Guaranty) executed by such Parent Entity and (y) the items that would have been delivered under Section 6.1.(I)(a)(iv) through (viii) and (xiv) if such Parent Entity had been a Loan Party on the Agreement Date.

Section 8.18. Spin-Off and Related Transactions.

(a)    No Violation for Spin-Off Transactions. Notwithstanding anything to the contrary contained in this Article VIII and Article X, no covenant or provision of such Articles shall prohibit the consummation of the Spin-Off Transactions.

(b)    Maintenance of Structure Prior to Spin-Off. During the period commencing on the Agreement Date to and including the Revolving Credit Effective Date, the Parent and the Company shall maintain the capital structure and corporate structure of the Parent and its Subsidiaries to be substantially consistent with the capital structure and corporate structure as of the Agreement Date (together with any further changes contemplated by the Distribution Agreement).

Section 8.19. Post-Closing Obligations.

As promptly as practicable, and in any event by the required date set forth in Schedule 8.19. (or by such later required date as the Administrative Agent may determine in its sole discretion), the Company shall take or cause to be taken all actions set forth on Schedule 8.19. If the respective action is taken in accordance with this Section 8.19. on or prior to the applicable required date, then, to the extent any representation and warranty would not be true or any provision of any covenant would be breached solely because the actions required by this Section 8.19. are not taken on or prior to the Agreement Date and/or prior to such required date, except to the extent set forth on Schedule 8.19., the respective representation and warranty shall be deemed to be true and correct, and the respective covenant shall be deemed complied with.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Company shall, or shall cause the Parent or any other Loan Party, as applicable, to, furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1. Quarterly Financial Statements.

Not later than five (5) days following the Parent’s filing of its Form 10-Q with the SEC for each of the first, second and third fiscal quarters of the Parent and in any event within forty-five (45) days after the closing of each such quarter, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief executive officer of the Parent, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements).

Section 9.2. Year End Statements.

Not later than five (5) days following the filing of the Parent’s Form 10-K for each fiscal year of the Parent and in any event within ninety (90) days after the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2016, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief executive officer of the Parent, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose certificate shall be unqualified.

Section 9.3. Compliance Certificate.

Commencing with the financial statements for the fiscal year ending December 31, 2016, not later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Parent and not later than ninety (90) days after the end of each fiscal year of the Parent, a certificate substantially in the form of Exhibit L (a “Compliance Certificate”) executed on behalf of the Company by the chief executive officer or chief financial officer of the Company (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Company was in compliance with the financial covenants contained in Section 10.1.; (b) stating that, to the best of his or her knowledge, information or belief, after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Company with respect to such event, condition or failure, (c) identifying each Eligible Property and (d) describing any items that would not appear on the consolidated balance sheet of the Company.

Section 9.4. Other Information.

(a)    Promptly upon request from the Administrative Agent, copies of all management letters, if any, received from the independent public accountants of the Parent (and any responses thereto);

(b)    Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports relating to material business developments which any Loan Party or any other Subsidiary shall file with the SEC (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)    Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Company, any Subsidiary or any other Loan Party;

(d)    Concurrently with (i) the delivery of the quarterly and annual financial statements provided for in Sections 9.1. and 9.2., statements of profit and loss for all Hotel Properties on a combined basis for the preceding calendar quarter and (ii) the delivery of the annual financial statements provided for in Section 9.2., statements of profit and loss for all Eligible Properties on an individual basis for the preceding fiscal year, in each case, such statements shall set forth in summary form (excluding any underlying calculations used to determine any of the following) the amounts of the Gross Operating Revenues, Gross Operating Expenses, NOI, FF&E Reserves, and Adjusted NOI, along with the average daily rate, occupancy levels and revenue per available room, in each case, on a combined basis (or, in the case of clause (ii), for such Eligible Property) certified as true, correct and complete by a senior officer of the Company;

(e)    No later than sixty (60) days after the beginning of each fiscal year of the Parent, projected balance sheets, operating statements, profit and loss projections, sources and uses of cash statement and statements of Consolidated EBITDA and Funds From Operations, for the Parent and its Subsidiaries on a consolidated basis for such fiscal year, all itemized in reasonable detail in such form as may be reasonably satisfactory to the Administrative Agent. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, the Company, and when appropriate their consolidated Subsidiaries (as applicable), will be in compliance with the covenants contained in Section 10.1. at the end of each fiscal quarter of such fiscal year; it being understood and agreed that the projections and pro forma calculations shall be furnished for informational purposes only and shall not be a basis for determining or declaring the occurrence, existence or continuation of any Default or Event of Default;

(f)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Company setting forth details as to such occurrence and the action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(g)    To the extent any Responsible Officer becomes aware of the same, (i) prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator in respect of (A) Indebtedness of the Parent and its Subsidiaries of the type and amount subject to the provisions of Section 11.1.(d), (B) any Loan Document or (C) against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary of the Parent or the Company or any of their respective properties, assets or businesses which such proceeding or investigation under this clause (C) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(h)    At the time of delivery of each Compliance Certificate (but without limitation of the provisions of Section 10.7.), a copy of any amendment to the articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or the Company that was effective on or before the last day of the prior fiscal quarter (unless previously delivered to the Administrative Agent);

(i)    Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of the Parent, the Company or any other Subsidiary which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)    Prompt notice upon any Responsible Officer having knowledge of the occurrence of any Default or Event of Default;

(k)    Prompt notice upon any Responsible Officer having knowledge of the occurrence of any order, judgment or decree in excess of $25,000,000 having been entered against any Loan Party or other Subsidiary or any of their properties or assets (other than with respect to Hilton/HGV Retained Liabilities);

(l)    Prompt notice upon any Responsible Officer having knowledge of the occurrence of any notification of a violation of any Applicable Law or regulation or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority, in each case, that could reasonably be expected to have a Material Adverse Effect;

(m)    Promptly upon the request of the Administrative Agent, evidence of the Company’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(n)    From and after the Investment Grade Pricing Effective Date, promptly, upon any change in the Company’s Credit Rating, a certificate stating that such Credit Rating has changed and the new Credit Rating that is in effect;

(o)    Promptly, upon each request, information identifying the Parent, the Company and any other Borrower as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act;

(p)    Promptly, and in any event within three (3) Business Days after a Responsible Officer of the Company obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Company, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Company, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Company, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Company, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, except in the case of each of clauses (i), (ii), (iii) and (iv), where such notice(s), whether individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(q)    Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(r)    Promptly upon the execution thereof, copies of any material amendments or other material modifications to the Distribution Agreement; and

(s)    From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Company, any other Loan Party or any other Subsidiary as the Administrative Agent or any Lender may reasonably request (subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which the Parent or one of its Subsidiaries is subject or could otherwise reasonably be expected to contravene attorney–client privilege or constitute attorney work product).

Section 9.5. Electronic Delivery of Certain Information.

(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent, the Parent or the Company); provided that (A) the foregoing shall not apply to notices to any Lender (or any Issuing Bank) pursuant to Article II., (B) any Lender has not notified the Administrative Agent and the Company that it cannot or does not want to receive electronic communications and (C) documents required to be delivered pursuant to Sections 9.1., 9.2., 9.4.(b), 9.4.(c) and 9.4.(h) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Company shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information (other than with respect to financial statements pursuant to Sections 9.1. and 9.2.) to satisfy its reporting obligations). With respect to any notices in respect of which electronic communications are not required pursuant to this Section 9.5.(a), the Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date on which the Administrative Agent, the Parent or the Company posts such documents or the documents become available on a commercial website and the Company notifies (except in such instances where notification is not required pursuant to this Section 9.5.(a)) the Administrative Agent of said posting and provides a link thereto; provided that if such notice or other communication is not sent or posted during normal business hours, said posting date and time shall be deemed to have commenced as of 9:00 a.m. New York City time on the opening of business on the next Business Day. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Company by the Administrative Agent.

Section 9.6. Public/Private Information.

The Company shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Company. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Company to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and, if requested by the Administrative Agent, the Company shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. All Information Materials that are neither identified as “Public Information” nor included in public filings made by the Parent, the Company or any of their Subsidiaries with the SEC shall be deemed to be private and confidential. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information (any such Lender, a “Public Lender”) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 9.5. in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 9.5. and that may contain material non-public information with respect to the Parent, the Company or their securities for purposes of United States federal and state securities laws.

Section 9.7. Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time to time request, and the Company shall, and shall cause the other Loan Parties, to provide, promptly upon any such request, to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Company shall comply with the following covenants:

Section 10.1. Financial Covenants.

(a)    Leverage Ratio. The Company shall not permit the Leverage Ratio to exceed 7.25 to 1.00.

(b)    Ratio of Consolidated Reserve Adjusted EBITDA to Consolidated Fixed Charges. The Company shall not permit the ratio of Consolidated Reserve Adjusted EBITDA of the Parent as at the end of the most recent Test Period to Consolidated Fixed Charges of the Parent for such period to be less than 1.50 to 1.00.

(c)    Ratio of Secured Indebtedness to Total Asset Value. The Company shall not permit the ratio of (i) Secured Indebtedness of the Parent to (ii) Total Asset Value to exceed 0.45 to 1.00.

(d)    Maximum Unencumbered Leverage Ratio. The Company shall not permit the ratio (the “Unencumbered Leverage Ratio”) of (i) (x) Unsecured Indebtedness of the Parent minus (y) Unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries in excess of $100,000,000, to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00. Notwithstanding the foregoing, the Company may elect upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate for any applicable four-quarter fiscal period pursuant to Section 9.3. and provided that no Default or Event of Default has occurred and is continuing (other than as a result of the Unencumbered Leverage Ratio as of the end of the last fiscal quarter for such fiscal period being greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00), that the Unencumbered Leverage Ratio may exceed 0.60 to 1.00 but shall in no event exceed 0.65 to 1.00 for such fiscal quarter and the next succeeding fiscal quarter (the “Unencumbered Leverage Increase Period”); provided that (i) the Company may not elect more than three Unencumbered Leverage Increase Periods during the term of this Agreement and (ii) any such Unencumbered Leverage Increase Periods shall be non-consecutive.

(e)    Ratio of Unencumbered Adjusted NOI to Unsecured Interest Expense. The Company shall not permit the ratio of (i) Unencumbered Adjusted NOI for any Test Period to (ii) Unsecured Interest Expense of the Parent for such period to be less than 2.00 to 1.00.

(f)    Dividend Payout/Distribution. The Parent, the Company and its Subsidiaries will not declare or make any distributions or other Restricted Payments except that, subject to the provisions of Section 10.1.(h) prior to the Revolving Credit Effective Date, so long as no Default or Event of Default would result therefrom:

(i)    the Company may pay cash dividends or distributions to the Parent and other holders of limited liability company interests in the Company with respect to any period of four (4) fiscal quarters to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends or distributions to its shareholders in an aggregate amount not to exceed the greatest of (x) 95% of Adjusted Funds From Operations, (y) the amount required for the Parent to maintain its status as a REIT (including the right to distribute 100% of net capital gain) under Sections 856 through 860 of the Internal Revenue Code, and (z) the amount necessary for the Parent to avoid income or excise tax under the Internal Revenue Code;

(ii)    the Company or any other Subsidiary of the Company may make purchases of Equity Interests in any Subsidiary or Unconsolidated Affiliate of the Company or of any of its Subsidiaries that are held by any other Person;

(iii)    Subsidiaries of the Parent (excluding the Company, but including all Subsidiaries of the Company) may make Restricted Payments to any Person owning Equity Interests in such Subsidiary ratably in accordance with the interest held by such Person or otherwise as may be required pursuant to the organizational documents of such Subsidiary;

(iv)    the Company may redeem, or otherwise purchase for cash, limited liability company interests in the Company (or may distribute cash to the Parent or another Parent Entity which may also effect such a redemption or cash purchase);

(v)    the Parent may from time to time purchase shares of its common or preferred Equity Interests; provided that the aggregate purchase price paid for all such purchases during any 12-month period shall not exceed 2.0% of Total Asset Value (calculated as of the last day of the most recently completed Test Period), and the Company may from time to time purchase its common or preferred limited liability company interests held by the Parent to the extent necessary to enable the Parent to make such purchases of its common or preferred Equity Interests;

(vi)    the Parent may make the Purging Dividend, and the Company may make substantially concurrent cash dividends or distributions to the Parent and the other holders of limited liability company interests in the Company to the extent necessary to enable the Parent to make the Purging Dividend;

(vii)    the Parent, the Company and any of their Subsidiaries may make distributions and Restricted Payments made pursuant to the terms of the Distribution Agreement and the related transactions contemplated thereby;

(viii)    the Parent, the Company and any of their Subsidiaries may make repurchases, retirement or other acquisition of Equity Interests in the Parent, the Company or any Subsidiary pursuant to any employee or director equity or stock option plan entered into in the ordinary course of business;

(ix)    the Parent or any of its Subsidiaries may honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(x)    the Company may make cash distributions to the Parent to the extent necessary to enable the Parent to pay the Existing Parent Debt when due;

(xi)    the Company may make cash distributions to the Parent Entities in an amount sufficient to pay costs and expenses of the Parent Entities in connection with the maintenance of its legal existence and other activities in connection with the ownership of its assets and liabilities not prohibited by the terms of this Agreement and the other Loan Documents; and

(xii)    the Company may make cash distributions to the Parent Entities in an amount sufficient to permit the Parent Entities to repay any Indebtedness, obligations and liabilities of the Parent Entities permitted to be incurred or to exist by the terms of this Agreement.

If a Default or Event of Default exists, Restricted Payments described in clauses (i), (iii), (vi), (vii), (viii), (ix) and (xi) above may be made; provided that if a Default or Event of Default with respect to Section 11.1.(a), (e) or (f) exists, or if all or any portion of the Obligations have been accelerated, the Parent and the Company may not make any Restricted Payments.

(g)    Testing of Financial Covenants. The financial covenants set forth in clauses (a)-(e) of this Section 10.1. shall apply at all times but, unless otherwise expressly required pursuant to this Agreement and the other Loan Documents, the Company shall in any event only be obligated to report its compliance therewith only at the end of each fiscal quarter or fiscal year, as applicable, as provided in Section 9.3.

(h)    Certain Financial Covenant Matters Prior to Revolving Credit Effective Date.

(i)    Minimum Unencumbered EBITDA. The Company shall not permit Unencumbered EBITDA (i) as of the Agreement Date and (ii) as of the end of the most recent Test Period during the period commencing on the Agreement Date through and including the Revolving Credit Effective Date, in each case, to be less than $250,000,000.

(ii)    Restricted Payments Prior to the Revolving Credit Effective Date. Notwithstanding anything in Section 10.1.(f) to the contrary, (A) the exceptions provided in sub-clauses (i), (ii), (iv), (v), (vi), (x) and (xii) of Section 10.1.(f) shall not apply on or prior to the Revolving Credit Effective Date, and (B) the exception provided in sub-clause (vii) of Section 10.1.(f) shall apply on or prior to the Revolving Credit Effective Date only to the extent that after giving effect to any such distribution or Restricted Payment cash and cash equivalents, including restricted cash, of the Company and its Subsidiaries is not less than $250,000,000.

Section 10.2. Restrictions on Liens and Negative Pledges.

(a)    Eligible Property Liens; Equity Liens. The Company shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to, create, assume, incur, permit or suffer to exist any Lien on (i) any Equity Interest in any Eligible Property Subsidiary (other than Permitted Equity Liens), (ii) any Equity Interest in any Parent Entity (other than the Parent) or any Loan Party (other than the Parent) that is not an Eligible Property Subsidiary (other than Permitted Equity Liens and, to the extent constituting Liens, Permitted JV/Mortgage Restrictions) or (iii) any Eligible Property (other than Permitted Liens).

(b)    Eligible Property Negative Pledges. The Company shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to, permit (i) any Equity Interest in any Eligible Property Subsidiary or (ii) the Core Hotel Property with respect to any Eligible Property, to be subject to a Negative Pledge.

(c)    Liens and Negative Pledges Following Default. Without limiting the restrictions set forth in clauses (a) and (b) above, if immediately prior to the creation, assumption or incurrence of a Lien or Negative Pledge, or immediately thereafter, a Default or Event of Default is or would be in existence (including arising from non-compliance with any financial covenant pursuant to Section 10.1.), the Company shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to, create, assume or incur (i) any Lien on any Equity Interests held by the Parent or any Subsidiary of the Parent (other than Permitted Equity Liens and, to the extent constituting Liens, Permitted JV/Mortgage Restrictions), (ii) any Lien on any property or assets (other than Equity Interests) of the Parent or any Subsidiary of the Parent (other than Permitted Liens) or (iii) any Negative Pledge in respect of any property or assets of the Company or any Subsidiary of the Company (other than, to the extent constituting a Negative Pledge, Permitted JV/Mortgage Restrictions with respect to property or assets that constitute Equity Interests).

Section 10.3. Restrictions on Intercompany Transfers.

The Company shall not, and shall not permit any other Loan Party or any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company (other than an Excluded Subsidiary or an Excluded Foreign Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Company or any other Subsidiary; (b) pay any Indebtedness owed to the Company or any other Subsidiary; (c) make loans or advances to the Company or any other Subsidiary; or (d) transfer any of its property or assets to the Company or any other Subsidiary; other than:

(i) with respect to clauses (a) – (d), those encumbrances or restrictions (A) contained in any Loan Document, (B) constituting Permitted Sale Restrictions, (C) those encumbrances or restrictions contained in any agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to, or, taken as a whole, not more restrictive than, those contained in the Loan Documents (as determined in good faith by the Company), (D) relating to Indebtedness secured by a Lien on assets that is not otherwise prohibited under Sections 10.2.(a), (c)(i) or (c)(ii); provided that the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such Lien, (E) contained in the organizational documents or other agreements binding on or applicable to any Excluded Subsidiary, Excluded Foreign Subsidiary or any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent such encumbrance or restriction covers any direct or indirect Equity Interest in such Subsidiary or the property or assets of such Subsidiary), (F) imposed by Applicable Law, (G) contained in an agreement that governs an Investment in, or other agreement binding on, an Unconsolidated Affiliate (but only to the extent such encumbrance or restriction applies to any direct or indirect Equity Interest in such Unconsolidated Affiliate), (H) other than in respect of any Eligible Property Subsidiary, Permitted JV/Mortgage Restrictions or (I) Permitted Transfer Restrictions, and

(ii) with respect to clauses (a) and (d), customary provisions restricting assignment of any agreement, lease, license, permit or other contract entered into by the Company or any of their Subsidiaries in the ordinary course of business.

Section 10.4. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Company shall not, and shall not permit any other Loan Party or any other Subsidiary to: (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, assets, or the capital stock of or other Equity Interests in any of its Subsidiaries having a fair market value in excess of a Substantial Amount, whether now owned or hereafter acquired; provided, however, that, subject to the restrictions set forth in Section 8.17.:

(i)    the Parent or any Subsidiary of the Parent may enter into any transaction of merger or consolidation with or into any other Subsidiary of the Parent or any other Person; provided, however, that:

(A) (1) immediately prior to entering into such transaction no Default or Event of Default shall exist and (2) at the time of, and immediately thereafter and after giving effect to such transaction no Event of Default arising under Section 11.1.(a), (e) or (f) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 11.2.;

(B)    in the case of any merger or consolidation involving (1) any Borrower, such Borrower shall be the surviving entity; (2) the Parent (other than with any Borrower or any Subsidiary Guarantor), the Parent shall be the surviving entity; or (3) any Subsidiary Guarantor (other than with any Borrower), the surviving entity shall be a Guarantor or shall become a Guarantor in accordance with the applicable requirements of Section 8.14.; and

(C)    in the case of the entry into any transaction of merger or consolidation with a Person other than the Parent or a Subsidiary of the Parent which transaction or series of related transactions shall have a fair market value in excess of a Substantial Amount, not later than the date on which such transaction is entered into: (1) the Company shall have given the Administrative Agent and the Lenders written notice of the entry into such transaction; and (2) the Company shall have delivered to the Administrative Agent a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 10.1., after giving effect to such transaction or series of transactions; provided, however, that in the event that the obligation of the Parent or any Subsidiary to consummate such transaction is subject to a financing condition or the obtaining of the requisite approval of the Lenders under this Agreement, the Compliance Certificate required by this clause (2) shall not be required to be delivered until the date on which such transaction is consummated;

(ii)    any Loan Party or any Subsidiary may convey, sell, lease, sublease or otherwise transfer or dispose of, in one transaction or a series of related transactions, its assets, or the capital stock of or other Equity Interests in any of its Subsidiaries to the Parent or any other Subsidiary of the Parent so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iii)    any Loan Party or any other Subsidiary may convey, sell, lease, sublease or otherwise transfer or dispose of, whether by one transaction or a series of related transactions, any assets, or capital stock of or other Equity Interests in its Subsidiaries; provided that in the case of any such transaction or series of related transactions involving assets, capital stock or other Equity Interests having a fair market value in excess of the Substantial Amount being conveyed, sold, leased, subleased or otherwise transferred or disposed of to any other Person that is not a Loan Party or a Subsidiary:

(A)     the Company shall have, not later than the date of such transaction or series of related transactions, (1) given the Administrative Agent and the Lenders written notice of such transaction or series of related transactions and (2) delivered to the Administrative Agent a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 10.1., after giving effect to such transaction or series of transactions; and

(B)    immediately prior to any such transaction or series of related transactions, and immediately thereafter and after giving effect to such transaction or series of related transactions, no Event of Default arising under Section 11.1.(a), (e) or (f) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 11.2.;

(iv)    the Loan Parties and the other Subsidiaries may lease, sublease or license their respective assets, as lessor, licensor or sublessor (as the case may be), in the ordinary course of their business; and

(v)    any Subsidiary of the Company (other than a Eligible Property Subsidiary) may liquidate, wind-up or dissolve itself (or suffer its liquidation or dissolution) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.

Notwithstanding the foregoing in this Section 10.4., the exceptions provided in sub-clause (i) (with respect to a merger or consolidation with or into a Person other than the Parent or a Subsidiary of the Parent) or (iii) of this Section 10.4. shall not be effective or applicable prior to the Revolving Credit Effective Date.

Section 10.5. Plans.

The Company shall not, and shall not permit any other Loan Party or, except as would not reasonably be expected to (i) have a Material Adverse Effect or (ii) result in the execution,

delivery and performance of this Agreement, the other Loan Documents or the Fee Letters, or the extensions of credit or repayments of amounts hereunder or thereunder, constituting a non-exempt “prohibited transaction” under ERISA or the Internal Revenue Code, any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Company shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event would reasonably be expected to have a Material Adverse Effect.

Section 10.6. Fiscal Year.

The Company shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7. Modifications of Organizational Documents.

(a)    The Company shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles of incorporation, declaration of trust, partnership agreement, certificate of formation, operating agreement, by-laws or other organizational documents without the prior written consent of the Administrative Agent if such amendment, supplement, restatement or other modification (i) is adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders in any material respect or (ii) could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Company may adopt the Restated Company Operating Agreement; provided that substantially concurrently with the adoption thereof, the Company shall (i) deliver or cause to be delivered a copy thereof duly certified by the Secretary or Assistant Secretary of the Company and (ii) to the extent requested by the Administrative Agent, deliver or cause to be delivered an opinion of counsel to the Company, addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(b)    The Company shall not, and shall not permit, (i) the Parent to reorganize under the laws of a foreign jurisdiction that is not the United States of America, a State thereof or the District of Columbia, (ii) any Parent Entity (other than the Parent) or the Company to convert, invert, reconstitute its organizational form or otherwise reorganize as a Foreign Subsidiary or (iii) any Subsidiary Borrower to convert, invert, reconstitute its organizational form or otherwise reorganize as a Foreign Subsidiary organized under the laws of a jurisdiction other than the jurisdiction of such Subsidiary Borrower’s formation as of the date such Subsidiary Borrower became a Subsidiary Borrower hereunder.

Section 10.8. Transactions with Affiliates.

The Company shall not permit to exist or enter into, and shall not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party or any Subsidiary (other than the Parent, the Company, any other Loan Party or any Subsidiary), except:

(a)    as set forth on Schedule 7.1.(s);

(b)    Restricted Payments permitted under Section 10.1.(f);

(c)    transactions permitted by Section 8.17.;

(d)    the Spin-Off Transactions;

(e)    amendments to the Distribution Agreement and/or the Ancillary Agreements that are not adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders in any material respect or otherwise could reasonably be expected to have a Material Adverse Effect;

(f)    transactions upon fair and reasonable terms which are no less favorable to the Company, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(g)    transactions constituting Investments by the Company or any Subsidiary in any Unconsolidated Affiliate that are not otherwise prohibited under the Loan Documents; and

(h)    stockholders’ agreements, registration rights agreements and other similar agreements entered into with the Permitted Holders or HNA Tourism Group Co., Ltd. and its Subsidiaries, controlled funds and affiliates.

Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1.(s) if a Default or Event of Default exists or would result therefrom.

Section 10.9. Environmental Matters.

The Company shall not, and shall not permit any other Loan Party or other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment, to the extent that any of the foregoing could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.10. Derivatives Contracts.

The Company shall not, and shall not permit any other Loan Party or other Subsidiary to enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Parent, the Company, any other Loan Party or other Subsidiary for a bona fide business purpose to establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated to be held by the Parent, the Company, any other Loan Party or other Subsidiary.

ARTICLE XI. DEFAULT

Section 11.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)    Default in Payment. (i) Any Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation, or (ii) any Borrower or any Guarantor shall fail to pay interest on the Loans or any of the other payment Obligations owing by any Borrower or any other Guarantor under this Agreement, any other Loan Document or the Fee Letters, within five (5) Business Days of the date when due.

(b)    Default in Performance.

(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1.(i) (with respect to any Loan Party or any Eligible Property Subsidiary), Section 8.8.(b), Section 8.12. (with respect to the Parent), Section 8.16. Section 9.4.(j) or Article X.;

(ii)    Any Parent Entity shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.17.(a), and such failure continues for five (5) Business Days following the occurrence thereof without satisfying the requirements in Section 8.17.(b);

(iii)    The Company shall fail to perform or observe any term, covenant, condition or agreement contained in Section 9.1., 9.2., 9.3. or 9.4.(d) and such failure shall continue for a period of five (5) Business Days after the earlier of (x) the date upon which a Responsible Officer of the Company obtains knowledge of such failure or (y) the date upon which the Company has received written notice of such failure from the Administrative Agent; or

(iv)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Company obtains knowledge of such failure or (y) the date upon which the Company has received written notice of such failure from the Administrative Agent.

(c)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading, in any material respect when furnished or made or deemed made.

(d)    Indebtedness Cross-Default. There shall occur (i) any default, event or condition resulting in (or permitting the) acceleration, mandatory repurchase or mandatory prepayment (other than as a result of (A) customary non-default mandatory prepayment requirements resulting from asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the applicable Loan Party’s equity securities so long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock)) of, or any failure to pay at maturity, Indebtedness (other than the Obligations and Nonrecourse Indebtedness) of the Parent, any Borrower, any Guarantor or any of their Subsidiaries, or any default by the Parent, any Borrower, any Guarantor or any of their Subsidiaries in, or resulting in the payment of amounts in respect of Derivatives Contracts, in excess of $75,000,000 individually or in the aggregate or (ii) any default, event or condition resulting in the acceleration, mandatory repurchase or mandatory prepayment (other than as a result of customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events) of, or any failure to pay at maturity, Nonrecourse Indebtedness of the Parent, any Borrower, any Guarantor or any of their Subsidiaries in a principal amount at any time outstanding in excess of $250,000,000 individually or in the aggregate.

(e)    Voluntary Bankruptcy Proceeding. Any Loan Party or any other Subsidiary or Subsidiaries to which more than 5.0% of Total Asset Value individually or in the aggregate is attributable shall: (i) commence a voluntary case under any Debtor Relief Law; (ii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under any Debtor Relief Law or consent to any proceeding or action described in the immediately following subsection (f); (iii) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (iv) admit in writing its inability to pay its debts as they become due; (v) make a general assignment for the benefit of creditors; (vi) make a conveyance fraudulent as to creditors under any Applicable Law; or (vii) take any corporate, member, partnership or other similar action for the purpose of effecting any of the foregoing.

(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any other Subsidiary or Subsidiaries to which more than 5.0% of Total Asset Value individually or in the aggregate is attributable in any court of competent jurisdiction seeking: (i) relief under any Debtor Relief Law; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any Debtor Relief Law) shall be entered.

(g)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or any Fee Letter (except for (i) release of a Subsidiary Guarantor or Collateral pursuant to Section 8.14. or 8.15., (ii) termination of the Revolving Credit Commitments in accordance with Section 2.13. and (iii) termination of any Loan Document in accordance with its terms) or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Fee Letter or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)    Judgment. A judgment or order for the payment of money or other non-monetary relief shall be entered against any Loan Party or any Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount (other than amounts covered by insurance for which coverage has not been denied in writing by the applicable insurance carrier) exceeds, (x) individually or together with all other such unsatisfied judgments or orders entered against the Loan Parties and the Eligible Property Subsidiaries, $75,000,000 or (y) solely to the extent in relation to any Subsidiary having any obligations in respect of Nonrecourse Indebtedness, individually or together with all other such unsatisfied judgments or orders entered against other Subsidiaries, $250,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction, judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)    ERISA. Except to the extent constituting Hilton/HGV Retained Liabilities retained, assumed or indemnified by Hilton or HGV pursuant to the Distribution Agreement or the Ancillary Agreements to the extent such retention, assumption or indemnification of such Hilton/HGV Retained Liabilities by Hilton, HGV or their respective Affiliates (other than the Parent and its Subsidiaries) shall not be subject to dispute for a period greater than 45 days following the receipt of a written notice of an Agreement Dispute pursuant to Article IX of the Distribution Agreement or otherwise determined to be unenforceable:

(i)    any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to the ERISA Group aggregating in excess of $10,000,000; or

(ii)    the aggregate “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $10,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(j)    Collateral Documents. Any Collateral Document shall for any reason fail to create a valid and perfected security interest in any portion of the Collateral purported to be covered thereby, with the priority required by the applicable Collateral Document, except as (i) permitted by the terms of any Loan Document or (ii) as a result of the release of such security interest in accordance with the terms of any Loan Document.

(k)    Change of Control/Change in Management.

(i) (x) Prior to the Revolving Credit Effective Date, all of the Board of Directors of the Parent shall not consist of employees of Hilton and its Subsidiaries or directors who are independent under New York Stock Exchange or NASDAQ listing standards and (y) on and after the Revolving Credit Effective Date, during any period of twelve (12) consecutive months ending on each anniversary of the Revolving Credit Effective Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office (it being acknowledged and agreed that the election or appointment of the Board of Directors of the Parent substantially concurrently with the date of the consummation of the Spin-Off shall not violate this clause (l)(i)(y));

(ii)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Permitted Holders), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent;

(iii)    The Parent shall cease to own and control, directly or indirectly, greater than 50% of the outstanding Equity Interests of the Company;

(iv)    The Parent or a Wholly Owned Subsidiary of the Parent shall cease to either (x) be the sole managing member of the Company or (y) have the sole and exclusive power to exercise all management and control over the Company;

(v)    The Company shall cease to own and control, directly or indirectly, at least 100% of the outstanding Equity Interests of any other Borrower; or

(vi)    the occurrence of any “change of control” or similar event under any Indebtedness (other than Nonrecourse Indebtedness) of the Parent or any of its Subsidiaries with an aggregate principal amount of $75,000,000 or more which results in a default under such Indebtedness beyond the period of grace (if any) or any declaration of such Indebtedness to be due and payable prior to the scheduled maturity thereof.

Notwithstanding the foregoing provisions of this Section 11.1., in the event of a Default or Event of Default arising as a result of the inclusion of any Hotel Property as an Eligible Property at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such Hotel Property as an Eligible Property, the Company shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of the Company obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which the Company has received written notice of such Default or Event of Default from the Administrative Agent, to exclude such Hotel Property as an Eligible Property by delivering to the Administrative Agent each of the following: (1) written notice thereof and (2) a Compliance Certificate, prepared for each fiscal period in which such Hotel Property was included as an Eligible Property but was not in fact an Eligible Property, evidencing compliance with the financial covenants set forth in Section 10.1. for such period, excluding such Hotel Property as an Eligible Property, as applicable.

Section 11.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)    Acceleration; Termination of Facilities.

(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1) (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations of the Borrowers, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents or the Fee Letters shall become immediately and automatically due and payable by any Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by such Borrower on behalf of itself and the other Loan Parties, and (2) the Revolving Credit Commitments, the Term Loan Commitments and the Swingline Commitments, the obligation of the Lenders to make Loans hereunder, and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, with the consent of the Requisite Lenders, and shall, at the direction of the Requisite Lenders: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents or the Fee Letters to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the relevant Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Revolving Credit Commitments, the Term Loan Commitments, the Swingline Commitments, the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder. If the Administrative Agent has exercised any of the rights provided under the preceding sentence, each Swingline Lender shall: (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Notes at the time outstanding, and all of the other Obligations owing to such Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Company on behalf of itself and the other Loan Parties and (y) terminate its Swingline Commitment and the obligation of such Swingline Lender to make Swingline Loans.

(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Company and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Company and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)    Remedies in Respect of Specified Derivatives Contracts and Specified Cash Management Agreements. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider and Specified Cash Management Bank shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, to take any action or avail itself of any remedies available to such Specified Derivatives Provider under any Specified Derivatives Contract or to such Specified Cash Management Bank under any Specified Cash Management Agreement.

Section 11.3. Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.4. Allocation of Proceeds.

(a) (i) Any payment required to be made by the Borrowers pursuant to Section 2.9.(b)(i) or (iv) shall be applied in the following order and priority:

First, to payment of interest on Swingline Loans until paid in full;

Second, to payment of interest on all Dollar Tranche Revolving Credit Loans, for the ratable benefit of the Dollar Tranche Revolving Credit Lenders, until paid in full;

Third, to payment of interest on all Bid Rate Loans, if any, for the ratable benefit of the Lenders holding Bid Rate Loans, until paid in full;

Fourth, to payment of principal on Swingline Loans until paid in full;

Fifth, to payment of principal of all Dollar Tranche Revolving Credit Loans to be applied for the ratable benefit of the Dollar Tranche Revolving Credit Lenders until paid in full; and

Sixth, to payment of principal of all Bid Rate Loans, if any, for the ratable benefit of the Lenders holding Bid Rate Loans, until paid in full.

(ii)    Any payment required to be made by the Borrowers pursuant to Section 2.9.(b)(ii) shall be applied in the following order of priority:

First, to payment of interest on all Multicurrency Tranche Revolving Credit Loans, for the ratable benefit of the Multicurrency Tranche Revolving Credit Lenders, until paid in full;

Second, to payment of principal of all Multicurrency Tranche Revolving Credit Loans to be applied for the ratable benefit of the Multicurrency Tranche Revolving Credit Lenders until paid in full; and

Third, to amounts to be deposited into the Letter of Credit Collateral Account in respect of Letters of Credit.

(b)    If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Revolving Credit Maturity Date or the Term Loan Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents (or by any Lender as the result of the exercise of rights under Section 13.4.), in respect of any Guaranteed Obligations shall be applied in the following order and priority:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Bank in its capacity as such and each Swingline Lender in its capacity as such, ratably among the Administrative Agent, each Issuing Bank and each Swingline Lender in proportion to the respective amounts described in this clause payable to them;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;

Fourth, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause payable to them;

Fifth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;

Sixth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

Seventh, the balance, if any, after all of the Guaranteed Obligations have been paid in full in cash, to the Company or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts and Specified Cash Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider or Specified Cash Management Bank, as the case may be. Each Specified Derivatives Provider or Specified Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII. for itself and its Affiliates as if a “Lender” party hereto.

Section 11.5. Letter of Credit Collateral Account.

(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, each Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Multicurrency Tranche Revolving Credit Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.15. or Section 3.9. (as applicable) and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the

Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section, Section 2.15. or Section 3.9. (as applicable).

(b)    Amounts on deposit in the Letter of Credit Collateral Account shall not be invested without the consent of the Borrowers and shall only be invested in Cash Equivalents approved by Administrative Agent in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Multicurrency Tranche Revolving Credit Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)    If a Drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Multicurrency Tranche Revolving Credit Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such Drawing.

(d)    If an Event of Default exists, the Administrative Agent, if instructed by the Requisite Multicurrency Tranche Revolving Credit Lenders, shall at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Company, deliver to the Company, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account (excepting amounts deposited pursuant to clause fifth of Section 3.9.(b)) as exceed the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Multicurrency Tranche Revolving Credit Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the penultimate sentence of Section 2.4.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Multicurrency Tranche Revolving Credit Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Multicurrency Tranche Revolving Credit Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Multicurrency Tranche Revolving Credit Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been paid in full in cash and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account (excepting amounts deposited pursuant to clause fifth of Section 3.9.(b), which shall be applied as provided in Section 3.9.(b)).

(f)    The Borrowers shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.6. [INTENTIONALLY OMITTED]

Section 11.7. Performance by Administrative Agent.

If any Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to such Borrower, and in the case of a Borrower other than the Company, with a copy to the Company, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, such Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrowers under this Agreement or any other Loan Document.

Section 11.8. Rights Cumulative.

(a)    Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts and of the Specified Cash Management Banks under the Specified Cash Management Agreements shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or any Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or as a Swingline Lender, as the case may be) hereunder, under the other Loan Documents, (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Lender from exercising setoff rights in accordance with Section 13.4. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii), (iii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. THE ADMINISTRATIVE AGENT

Section 12.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrowers are not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by any Borrower, any Loan Party or any other Affiliate of the Company, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. The Lenders hereby authorize the Administrative Agent to release any Guarantor from the Guaranty (i) in the case of a Subsidiary Guarantor, upon satisfaction of the conditions to release set forth in Section 8.14. or Section 8.15.; (ii) if approved, authorized or ratified in writing by the Requisite Lenders or all of the Lenders hereunder, as the required under the circumstances; or (iii) on the Term Loan Maturity Date. In connection with any such release of a Guarantor pursuant to the preceding sentence, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (any execution and delivery of such documents being without recourse to or warranty by the Administrative Agent).

Section 12.2. Wells Fargo as Lender.

Wells Fargo shall have the same rights and powers as a Lender, a Specified Derivatives Provider or a Specified Cash Management Bank, as the case may be, under this Agreement, any other Loan Document, any Specified Derivatives Contract or any Specified Cash Management Agreement, as the case may be, as any other Lender, Specified Derivatives Provider or any Specified Cash Management Bank and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrowers, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other

Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Loan Parties for services in connection with this Agreement, any Specified Derivatives Contract or any Specified Cash Management Agreement, or otherwise without having to account for the same to the Issuing Banks, the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Company, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrowers in respect of the matter or issue to be resolved.

Section 12.4. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by any Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of any Borrower or other Persons or inspect the property, books or records of any Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Issuing Banks in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence, bad faith or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6. Reimbursement by Lenders.

To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 13.2. or Section 13.10. to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The agreements in this Section 12.6. shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrowers shall reimburse the Administrative Agent for any such unreimbursed expense or indemnity payment following payment by any Lender to the Administrative Agent in respect of such unreimbursed expense or indemnity payment pursuant to this Section 12.6., the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7. Lender Credit Decision, Etc.

Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Company, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Company, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrowers, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 12.8. Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Company. The Administrative Agent may be removed as Administrative Agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and, provided no Default or Event of Default exists, the Company, upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Company’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Company and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank and as a Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”), which resignation shall be effective upon the agreement of the Lender that is the successor Administrative Agent (or another Lender approved by the Company, which approval shall not be unreasonably withheld) to assume the Swingline Commitment and the rights and obligations of an Issuing Bank hereunder. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and the assumption of the Swingline Commitment and the rights and obligations of an Issuing Bank hereunder by the Lender that is the successor Administrative Agent (or another Lender approved by the Company as provided above) (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and a Swingline Lender hereunder and under the other Loan Documents and (ii) the successor applicable Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Company and each Lender prior written notice.

Section 12.9. Titled Agents.

The Syndication Agents, Documentation Agents and Senior Managing Agents, in such respective capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Syndication Agents, the Documentation Agents and the Senior Managing Agents are solely honorific and imply no fiduciary responsibility on the part of the Syndication Agents, the Documentation Agents or the Senior Managing Agents to the Administrative Agent, any Lender, any Borrower or any other Loan Party and the use of such titles does not impose on the Syndication Agents, the Documentation Agents or the Senior Managing Agents any duties or obligations greater than those of any other Lender or entitle the Syndication Agents, the Documentation Agents or the Senior Managing Agents to any rights other than those to which any other Lender is entitled.

Section 12.10. Specified Derivatives Contracts and Specified Cash Management Agreements.

No Specified Derivatives Provider or Specified Cash Management Bank that obtains the benefits of Section 11.4. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII. to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts and Specified Cash Management Agreements unless the Administrative Agent has received written notice of such Specified Derivatives Contracts and Specified Cash Management Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider or Specified Cash Management Bank, as the case may be.

ARTICLE XIII. MISCELLANEOUS

Section 13.1. Notices.

(a)    Unless otherwise provided herein (including, without limitation, as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Company:

Park Intermediate Holdings LLC

c/o Park Hotels & Resorts Inc.

1600 Tysons Blvd., Suite 1000

McLean, VA 22102

Attn: General Counsel’s Office

Telecopier:    (703) 893-1057

Telephone:    (703) 584-7979

If to the Parent:

Park Hotels & Resorts Inc.

1600 Tysons Blvd., Suite 1000

McLean, VA 22102

Attn: General Counsel’s Office

Telecopier:    (703) 893-1057

Telephone:    (703) 584-7979

If to the Company or the Parent, with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street NW

Washington, D.C. 20004

Attn: Gordon Wilson

Telecopier:    (202) 637-5910

Telephone:    (703) 637-5711

If to the Administrative Agent:

Wells Fargo Bank, National Association

1750 H Street N.W.

Suite 550

Washington, DC 20006

Attn: Mark Monahan

Telecopier:    (202) 429-2589

Telephone:    (202) 303-3017

with a copy to:

Wells Fargo Bank, National Association

Hospitality Finance Group

301 South College Street, 4th Floor

Charlotte, NC 28202

Attn: C. Corley Holt

Telecopier:    (704) 383-2544

Telephone:    (704) 715-9299

Wells Fargo Bank, National Association

17th Street, N.W., 4th Floor

Atlanta, GA 30363

Attn: Sandra Wheeler

If to the Administrative Agent under Article II:

Wells Fargo Bank, N.A.

600 South, 4th Street, 9th Floor

Minneapolis, MN 55415

Attention: Kara Rasmussen (AU#0080703)

If to the Issuing Banks:

Wells Fargo Bank, N.A.

U.S. TRADE SERVICES – STANDBY LETTERS OF CREDIT

MAC A0195-212

One Front Street, 21st Floor

San Francisco, CA 94111

Letter of Credit Number [Appropriate number to be filled in (as applicable)]

Phone: 1(800)798-2815 Option 1

E-mail: sftrade@wellsfargo.com

Bank of America, N.A.

One Fleet Way, 2nd Floor

Mail Code PA6-580-02-30

Scranton, PA 18507

Attention: Global Trade Operations

Phone: 1.800.370.7519 and choose Trade product

opt. #1

Fax: 1. 800.755.8743

Email: scranton_standby_lc@bankofamerica.com

With a copy to:

Bank of America, N.A.

901 Main Street

Mail Code: TX1-492-64-01

Dallas, TX 75202-3714

Attention: Alexandra Trevizo

Phone: (214) 209-3755

Fax: (214) 530-3226

Email: alexandra.trevizo@baml.com

JPMorgan Chase Bank, N.A.

Standby Letter of Credit Department

10420 Highland Manor Drive, Floor 4

Tampa, FL 33610

Attention: Letter of Credit Department

Fax: (856) 294-5267

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

Attention: Yannan Qiu

Fax: (212) 270-3279

Email: yannan.qiu@jpmorgan.com

with a copy to:

Wells Fargo Bank, National Association

Hospitality Finance Group

301 South College Street, 4th Floor

Charlotte, NC 28202

Attn: C. Corley Holt

Telecopier:    (704) 383-2544

Telephone:    (704) 715-9299

If to any other Lender:

To such Lender’s address or telecopy number as set forth in its Administrative Questionnaire or as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Company. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Company or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to receive a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)    Each Loan Party party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.1.(a). Each Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 13.5.(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all Reimbursement Obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.21. Each Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 13.5.(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 13.1.(b); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Borrower. To the extent any Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 13.2. Expenses.

The Company agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of its and their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, without limitation, in respect of any notice given by the Company under Section 2.17.(a), whether or not the requested increase is actually effected), and the consummation of the transactions contemplated thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in the calculation of Unencumbered Asset Value, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent relating to all such activities, (b) without duplication of the provisions of Section 3.5.(c), to pay to each Issuing Bank all reasonable and documented out-of-pocket costs and expenses incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letters, including the reasonable and documented out-of-pocket fees, disbursements and other charges of their respective counsel and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, any Arranger, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of any Borrower or any other Loan Party, whether proposed by such Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, the obligation to reimburse the Arrangers, the Lenders and the Issuing Banks for fees and expenses of counsel in connection with the matters described in clauses (a), (c) and (d) above shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders and, if reasonably necessary, a single local counsel for the Administrative Agent, the Issuing Banks and the Lenders in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Party similarly situated. All reimbursement obligations pursuant to this Section 13.2. shall be due and payable not later than fifteen (15) Business Days following receipt of a reasonably detailed invoice therefor.

Section 13.3. Stamp and Intangible Taxes.

The Company shall pay any and all stamp, excise, intangible, registration and similar taxes or governmental charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender, each Issuing Bank and each Participant is hereby authorized by the Company, at any time or from time to time while an Event of Default exists, without prior notice to the Parent, any Borrower, any other Loan Party or any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Issuing Bank or a Participant subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, such Participant or any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, to or for the credit or the account of any Borrower or any Subsidiary Guarantor against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Promptly following any such set-off, the Administrative Agent shall use commercially reasonable efforts to notify the Company thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off or the application thereof.

Section 13.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, ANY BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK, THE PARENT AND EACH BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OF THEREUNDER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, ANY BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OR THEREUNDER.

(b)    EACH OF THE PARENT, EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, ANY BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL. THE PARENT, EACH BORROWER, EACH ISSUING BANK AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH OF THE PARENT AND EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE

ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6. Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Company, any Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 13.6. or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 13.6. (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 13.6. and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The parties hereby agree that MLPF&S in its capacity as an Arranger and joint bookrunner may, without notice to the Borrowers, assign its rights and obligations in such capacities under this Agreement to any other registered broker–dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, its Term Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of an assigning Revolving Credit Lender’s Revolving Credit Commitment and/or the Revolving Credit Loans at the time owing to it, or in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loan Commitment and/or the Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, and the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment of a Revolving Credit Commitment and $10,000,000 in the case of any assignment in respect of a Term Loan Commitment, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 11.1.(a), 11.1.(e) or 11.1.(f) shall exist, and subject to clause (iii)(A)(z) below, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Revolving Credit Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $10,000,000 in the case of a Revolving Credit Commitment or Revolving Credit Loans or $10,000,000 in the case of a Term Loan Commitment or Term Loans, then such assigning Lender shall assign the entire amount of its Revolving Credit Commitment, its Term Loan Commitment and the Loans at the time owing to it.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Type of Loan or Commitment assigned, except that this clause (ii) shall not (a) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-rata basis or (b) apply to rights in respect of a Bid Rate Loan.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)    the consent of the Company (on behalf of itself and the other Borrowers) (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 11.1.(a), 11.1.(e) or 11.1.(f) shall exist at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) any Term Loan Lender party hereto on the Agreement Date assigns its Term Loans to any assignee prior to the sixtieth (60th) calendar day following the Revolving Credit Effective Date; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Credit Commitment or any unfunded Term Loan Commitments if such assignment is to a Person that is not already a Lender with a Revolving Credit Commitment or a Term Loan Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of each Issuing Bank and each Swingline Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Credit Commitment.

(iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or $7,500 (or such lesser amount as the Administrative Agent may agree, such lesser amount not to be less than $4,500 in any event) in the event that such transferor Lender is a Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent, the Company and the relevant Borrower shall make appropriate arrangements so that (i) to the extent requested by the assignee or transferor Lender, new Notes are issued to the assignee and such transferor Lender, as appropriate and (ii) any Notes held by the transferor Lender are promptly returned to the relevant Borrower for cancellation (and, to the extent not so returned, such Borrower shall be entitled to receive a customary indemnity agreement of the type described in Section 2.12.(c)(ii)(A) from such transferor Lender).

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company, the relevant Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Multicurrency Tranche Revolving Credit Commitment Percentage (with respect to Letters of Credit) and its Dollar Tranche Revolving Credit Commitment Percentage (with respect to Swingline Loans). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 13.6.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than any Person described in Sections 13.6.(b)(v) or (vi)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Except as otherwise provided in Section 13.4. or as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) extend the date on which any scheduled payment of principal on the Loans or portions thereof owing to such Lender is to be made, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) or (z) release all or substantially all of the Collateral (except as contemplated by Sections 8.14. or 8.15.) or all or substantially all of the Guarantors from their obligations under the Guaranty (except as contemplated by Sections 8.14. or 8.15.), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 5.1., 5.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.9.(h) or 5.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10. or 5.1., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participations. Each Lender that sells a participation agrees, at the relevant Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 3.9.(h) or 5.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    No Registration. Each Lender agrees that, without the prior written consent of each Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)    Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time after the Investment Grade Pricing Effective Date, designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in subsections (b) and (d) of this Section 13.6. shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Company, whereupon (i) the Company shall execute and deliver to the Designating Lender, to the extent requested by such Designated Lender, a Bid Rate Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.3. after the Company has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Company, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 12.6. and any sums otherwise payable to the Company by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (1) receive any and all payments made for the benefit of the Designated Lender and (2) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Company, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Company, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Revolving Credit Maturity Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $4,500.

(h)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.7. Amendments and Waivers.

(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by any Borrower or any other

Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction or with the written consent of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), (w) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Credit Lenders, and not any other Lenders, may be amended, and the performance or observance by any Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Credit Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), (x), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Dollar Tranche Revolving Credit Lenders, and not any other Lenders, may be amended, and the performance or observance by any Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Dollar Tranche Revolving Credit Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), (y) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Multicurrency Tranche Revolving Credit Lenders, and not any other Lenders, may be amended, and the performance or observance by any Borrower or any other Loan Party of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Multicurrency Tranche Revolving Credit Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), and (z) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by any Borrower or any other Loan Party of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Term Loan Lenders under such Term Loan Facility (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letters may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)    Additional Lender Consents. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following:

(i)    increase (or reinstate) the Revolving Credit Commitments and/or the Term Loan Commitments of any Lender or subject any Lenders to any additional obligations without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.1., 6.2. or 6.4. or of any Default or Event of Default and the forbearance with respect to such Default or Event of Default, if issued in accordance with Section 13.7.(a) above, is not considered an increase in, or extension or reinstatement of, the Revolving Credit Commitments or the Term Loan Commitments of any Lenders);

(ii)    reduce the principal of, or interest that has accrued or rate of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)    reduce the amount of any Fees payable to any Lender without the written consent of such Lender; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce any Fee payable based on such financial covenant;

(iv)    modify the definitions of “Revolving Credit Maturity Date”, “Revolving Credit Commitment Percentage”, “Dollar Tranche Revolving Credit Commitment Percentage” or “Multicurrency Tranche Revolving Credit Commitment Percentage”, otherwise postpone any date on which a, or forgive any, scheduled payment of principal of any Revolving Credit Loans, Fees payable to the Revolving Credit Lenders or any other Obligations owing to the Revolving Credit Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date (except in accordance with Sections 2.4. and 2.14.), in each case, without the written consent of each Revolving Credit Lender directly and adversely affected thereby;

(v)    modify the definition of “Term Loan Maturity Date” or otherwise postpone any date on which a, or forgive any, scheduled payment of principal of the Term Loans, Fees payable to any Term Loan Lenders or any other Obligations owing to the Term Loan Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each Term Loan Lender directly and adversely affected thereby;

(vi)    change the definition of Pro Rata Share or amend or otherwise modify the provisions of Sections 3.2. or 11.4. without the written consent of each Lender directly and adversely affected thereby;

(vii)    amend subsection (a) or this subsection (b) of this Section 13.7. without the written consent of each Lender directly and adversely affected thereby;

(viii)    modify the definition of the term “Requisite Lenders” or except as otherwise provided in the immediately following clauses (ix) and (x), modify in any other manner that reduces the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(ix)    modify (i) the definition of the term “Requisite Revolving Credit Lenders” or modify the Loan Documents in any other manner that reduces the number or percentage of the Revolving Credit Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof solely with respect to the Revolving Credit Lenders without the written consent of each Revolving Credit Lender, (ii) the definition of the term “Requisite Dollar Tranche Revolving Credit Lenders” or modify in any other manner the number or percentage of the Dollar Tranche Revolving Credit Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Dollar Tranche Revolving Credit Lender or (iii) the definition of the term “Requisite Multicurrency Tranche Revolving Credit Lenders” or modify in any other manner the number or percentage of the Multicurrency Tranche Revolving Credit Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Multicurrency Tranche Revolving Credit Lender;

(x)    modify the definition of the term “Requisite Term Loan Lenders” or modify in any other manner the number or percentage of the Term Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof solely with respect to the Term Loans without the written consent of each Term Loan Lender;

(xi)    release (i) any Borrower or all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty or Article XIV (except as contemplated by Section 8.14. or 8.15.) or (ii) all or substantially all of the value of the Collateral (except as contemplated by Section 8.15.) without the written consent of each Lender;

(xii)    waive a Default or Event of Default under Section 11.1.(a) without the written consent of each Lender directly and adversely affected thereby; or

(xiii)    amend, or waive the Borrowers’ compliance with, Section 2.16. without the written consent of each Lender directly and adversely affected thereby.

(c)    Non-Consenting Lenders. If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, the Company may replace such Non-Consenting Lender in accordance with Section 5.6.; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this subsection (c)).

(d)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.5. or the obligations of the Swingline Lenders under this

Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Swingline Lender. Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders in any material respect shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

(e)    Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7., if the Administrative Agent and the Company have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Company shall be permitted to amend and/or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency. Any such amendment or supplement shall become effective without any further action or consent of any of other party to this Agreement.

(f)    Release of Collateral. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Company on any Collateral (i) upon the termination of the Revolving Credit Commitments, payment and satisfaction in full in cash of all Obligations (other than Obligations not yet due and payable in connection with Specified Derivatives Contracts and other Obligations expressly stated to survive such payment and termination), (ii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 11.2. or (iii) upon the occurrence of a Collateral Release Date in accordance with the terms and conditions of Sections 8.14. and 8.15. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral so long as a Collateral Period is then in effect.

(g)    Amendments for Incremental Credit Facilities and Permitted Amendments. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrowers (a) to provide for the making of any Incremental Credit Facility as contemplated by Section 2.17. and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders in respect of such Incremental Credit Facilities in any determination of the Requisite Lenders.

Section 13.8. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrowers, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates. No Lender Party shall have any fiduciary responsibilities to any Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender Party to any Lender, any Borrower, any Subsidiary or any other Loan Party. No Lender Party undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

Section 13.9. Confidentiality.

Except as otherwise provided by Applicable Law, each of the Administrative Agent, each Issuing Bank and each Lender agrees that it shall not disclose and shall treat confidentially all Information (as defined below) furnished by the Borrowers or the Parent or on their behalf but in any event may make disclosure: (a) to any of their respective Affiliates solely in connection with the transactions contemplated hereby who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential in accordance with the terms of this Section (and each of the Administrative Agent, each Issuing Bank and each Lender shall be responsible for its respective Affiliates’ compliance with this Section); (b) as reasonably requested by any bona fide Eligible Assignee, Participant or other permitted transferee or any of their Affiliates in connection with the contemplated transfer of any Revolving Credit Commitment, Term Loan Commitment, Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) to any actual or prospective counterparty (or its advisors) to any swap or derivatives transaction relating to any Borrower or any of their Affiliates and its obligations (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (d) as required or requested by any Governmental Authority or representative thereof, pursuant to the order of any court or administrative agency pursuant to legal process or in connection with any pending legal or administrative proceedings or as otherwise required by Applicable Law or compulsory legal process (in which case, such

Person shall, to the extent permitted by Applicable Law and reasonably practicable, inform the Company promptly thereof); (e) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors and other experts or agents or representatives solely in connection with the transactions contemplated hereby who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential in accordance with the terms of this Section (and each of the Administrative Agent, each Issuing Bank and each Lender shall be responsible for its respective Affiliates’ compliance with this Section); (f) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent, the Issuing Banks or the Lenders (or Specified Derivatives Provider or Specified Cash Management Bank) of rights hereunder or under any of the other Loan Documents (or under any Specified Derivatives Contract or Specified Cash Management Agreement) or any action or proceeding relating to any Loan Documents (or any Specified Derivatives Contract or Specified Cash Management Agreement) or the enforcement of rights hereunder or thereunder; (g) to the extent such information (x) becomes publicly available other than as a result of improper disclosure or a breach of this Section by such Person or any of its Affiliates or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers, the Parent or any of their Affiliates that is not to such Person’s knowledge subject to confidentiality obligations to the Borrowers, the Parent or any of their Affiliates; (h) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it or any of its Affiliates, their business or operations (in which case, such Person shall, to the extent permitted by Applicable Law and reasonably practicable, inform the Company promptly thereof prior to disclosure except with respect to any audit or examination conducted by both accountants or any governmental bank regulatory authority exercising examination or regulatory authority); (i) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (j) to any other party hereto; (k) to the extent that such information is independently developed by such Person; (l) for purposes of establishing a “due diligence” defense; (m) to enforce their respective rights hereunder or under the Fee Letters; and (n) with the consent of the Company. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to any Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from any Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses pursuant to the requirements of the Administrative Agent or otherwise in connection with the Loan Documents, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower, any other Loan Party, any other Subsidiary or any Affiliate.

Section 13.10. Indemnification.

(a)    Each of the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (which shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Indemnified Parties and, if reasonably necessary, a single local counsel for the Indemnified Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Company, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Company, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Arranger, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that the Borrowers shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this Section 13.10. to the extent arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) a material breach by such Indemnified Party of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (C) any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) against the Administrative Agent and/or the Arrangers in their respective capacities relating to whether the conditions to any Credit Event have been satisfied, (2) against the Administrative Agent and/or the Arrangers in their respective capacities with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Administrative Agent and/or the Arrangers in their respective capacities as such and (4) directly resulting from any act or omission on the part of the Parent, any Borrower, any other Loan Parties or any other Subsidiary), and (D) tax and yield maintenance matters otherwise addressed in Section 3.10. and Section 5.1..

(b)    If and to the extent that the obligations of any Borrower under this Section are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)    The Borrowers’ obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

(d)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrowers. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrowers hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrowers are required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrowers have provided evidence reasonably satisfactory to such Indemnified Party that the Borrowers have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

References in this Section 13.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers and Specified Cash Management Banks, as applicable.

Section 13.11. Termination; Survival.

At such time as (a) all of the Revolving Credit Commitments have been terminated, (b) all Letters of Credit have terminated or expired (other than Letters of Credit the expiration dates of which extend beyond the Revolving Credit Maturity Date as permitted under Section 2.4.(b) and in respect of which the Company has satisfied the requirements of such Section and Section 2.15.), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as hereafter provided in this Section 13.11. and contingent indemnification obligations that have not been asserted) have been paid and satisfied in full, this Agreement shall terminate. Promptly following such termination, each Lender shall promptly return to the relevant Borrower any Note issued to such Lender. The provisions of Sections 3.10., 5.1., 5.4. and 13.5., the indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under Sections 12.6., 13.2., 13.10. and any other provision of this Agreement and the other Loan Documents, and (for as long as any Letters of Credit remain outstanding) the provisions of Sections 2.15. and 11.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Company’s request, the Administrative Agent agrees to deliver to the Company, at the Company’s sole cost and expense, written confirmation of the foregoing termination.

Section 13.12. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15. No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent and the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Parent, the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Parent, the Company, and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent, the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Lender, each Issuing Bank and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the Company, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender, any Issuing Bank nor any Arranger has any obligation to the Parent, the Company, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender, each Issuing Bank and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Company, the other Loan Parties, and their respective Affiliates, and neither the Administrative Agent, any Lender, any Issuing Bank nor any Arranger has any obligation to disclose any of such interests to the Parent, the Company, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each of the Parent, the Company, and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, each Lender, each Issuing Bank and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.16. Obligations with Respect to Loan Parties.

The obligations of the Company to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Company may have that the Company does not control such Loan Parties or Subsidiaries.

Section 13.17. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.18. Limitation of Liability.

None of the Administrative Agent, any Issuing Bank or any Lender, or any of their respective Related Parties shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential or punitive damages suffered or incurred by any Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letters, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, any Issuing Bank or any Lender or any of the Administrative Agent’s, any Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letters, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.19. Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letters embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.20. Construction.

The Administrative Agent, each Issuing Bank, each Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, each Borrower and each Lender.

Section 13.21. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 13.23. Nonrecourse to the Parent; Limited Nature of the Parent’s Obligations under this Agreement.

Unless the Parent becomes a Guarantor pursuant to Section 8.17.(b) and subject to the limitations described below in this Section 13.23., notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, the Obligations of the Loan Parties under this Agreement and the other Loan Documents are non-recourse to the Parent or any Parent Entity as a result of its capacity as a member of the Company and as a result of its having joined in the execution of this Agreement; provided that the foregoing shall not limit any recourse to the Loan Parties and their respective assets, whether now owned or hereafter acquired. The Lender Parties, by such other Persons’ acceptance of the benefits of this Agreement and the other Loan Documents, agree that, unless the Parent has become a Guarantor pursuant to Section 8.17.(b), (x) the Parent and the Parent Entities shall not be liable for any of the Obligations of the Loan Parties under this Agreement or any other Loan Documents as a result of its status as a member of the Company or otherwise and (y) the Parent is joining in the execution of this Agreement solely for the limited purpose of being bound by the terms of the Sections of this Agreement expressly applicable to the Parent, including all covenants made by the Parent and the Parent Entities. Notwithstanding the foregoing, (a) if an Event of Default occurs, nothing in this Section 13.23. shall in any way prevent or hinder any Lender Party in the pursuit or enforcement of any right, remedy, or judgment against the Loan Parties or any of their respective assets and (b) the Parent shall be fully liable to the Lender Parties for any breach by the Parent of any of Sections 8.8.(b), 8.12., 8.13., 8.16., 8.17., 8.18.(b), 13.24. and otherwise to the same extent that Parent would be liable absent the foregoing provisions of this Section 13.23. for fraud or willful misrepresentation or any other unlawful acts by the Company, any Borrower, the Parent, any other Loan Party or any of their respective Affiliates or Subsidiaries (to the full extent of losses suffered by any Lender Party by reason of such fraud or willful misrepresentation or such other unlawful acts).

Section 13.24. Subordination of Intercompany Indebtedness.

The Parent hereby expressly covenants and agrees for the benefit of the Administrative Agent and the other Lender Parties that all obligations and liabilities of any other Loan Party or Subsidiary to the Parent of whatever description, including without limitation, all intercompany Indebtedness or receivables of the Parent from any other Loan Party or Subsidiary (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations hereunder. During the continuance of an Event of Default, the Parent shall not accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from any Loan Party or Subsidiary on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.

ARTICLE XIV. CROSS-GUARANTEE

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article XIV, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Borrower irrevocably and unconditionally jointly and severally agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the Issuing Banks and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Article XIV on the date when it would have been due (but so that the amount payable by a Borrower under this indemnity will not exceed the amount it would have had to pay under this Article XIV if the amount claimed had been recoverable on the basis of a guarantee).

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Loan Party or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Specified Derivatives Contract, any Specified Cash Management Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations of such other Borrowers now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded or is or must otherwise be restored or returned by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago, the Principal Office, the Multicurrency Payment Office or any other Lending Office and if, by reason of any Regulatory Change, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Dollar Amount in effect on the date of payment) and/or in New York, Chicago or such other applicable payment office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable and documented out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Obligations.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article XIV or the Guaranty (if any), as applicable, in respect of Specified Derivatives Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XIV or the Guaranty (if any), as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Article XIV or the Guaranty (if any), as applicable, shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

COMPANY:

PARK INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Sean M. Dell’Orto
	Name:	Sean M. Dell’Orto
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

PARENT:

PARK HOTELS & RESORTS INC., a Delaware corporation

By:	/s/ Sean M. Dell’Orto
	Name:	Sean M. Dell’Orto
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent, as an Issuing Bank, as a Swingline Lender and as a Lender

By:	/s/ Mark F. Monahan
	Name:	Mark F. Monahan
	Title:	Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

BANK OF AMERICA, N.A., as a Syndication Agent, as an Issuing Bank, as a Swingline Lender and as a Lender

By:	/s/ Will T. Bowers, Jr.
	Name:	Will T. Bowers, Jr.
	Title:	Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

JPMORGAN CHASE BANK, N.A., as a Syndication Agent, as an Issuing Bank, as a Swingline Lender and as a Lender

By:	/s/ Nadeige Dang
	Name:	Nadeige Dang
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

BARCLAYS BANK PLC, as a Documentation Agent and as a Lender

By:	/s/ Vanessa Kurbatskiy
	Name:	Vanessa Kurbatskiy
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

DEUTSCHE BANK SECURITIES INC., as a Documentation Agent

By:	/s/ Arthur Goldfrank
	Name:	Arthur Goldfrank
	Title:	Managing Director

By:	/s/ Reza Akhavi
	Name:	Reza Akhavi
	Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Joanna Soliman
	Name:	Joanna Soliman
	Title:	Vice President

By:	/s/ J.T. Johnston Coe
	Name:	J.T. Johnston Coe
	Title:	Managing Director

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

GOLDMAN SACHS BANK USA, as a Documentation Agent and as a Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

MORGAN STANLEY SENIOR FUNDING, INC., as a Documentation Agent and as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

THE BANK OF NEW YORK MELLON, as a Senior Managing Agent and as a Lender

By:	/s/ Carol Murray
	Name:	Carol Murray
	Title:	Managing Director

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

CITIBANK, N.A., as a Senior Managing Agent and as a Lender

By:	/s/ John Rowland
	Name:	John Rowland
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

PNC BANK, NATIONAL ASSOCIATION, as a Senior Managing Agent and as a Lender

By:	/s/ Katie Chowdhry
	Name:	Katie Chowdhry
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

ROYAL BANK OF CANADA, as a Senior Managing Agent and as a Lender

By:	/s/ Sheena Lee
	Name:	Sheena Lee
	Title:	Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

COMPASS BANK, as a Lender

By:	/s/ Don Byerly
	Name:	Don Byerly
	Title:	Senior Vice President

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Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Steven Jonassen
	Name:	Steven Jonassen
	Title:	Managing Director

By:	/s/ Gianna Gioia
	Name:	Gianna Gioia
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Chad Hale
	Name:	Chad Hale
	Title:	Director & Execution Head, REGAL

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ William G. Karl
	Name:	William G. Karl
	Title:	Executive Officer

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

SUNTRUST BANK, as a Lender

By:	/s/ Mary K. Lundin
	Name:	Mary K. Lundin
	Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

with Park Intermediate Holdings LLC

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

[End of Signatures]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the] [any] Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	[Park Intermediate Holdings LLC][Name of Subsidiary Borrower]

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of December 28, 2016 among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent and the other parties thereto.

6.		Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][10]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Dollar Tranche Revolving Credit Commitment,” “Multicurrency Tranche Revolving Credit Commitment,” “Term Loans,” “Term Loan Commitment,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]13 Accepted:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Agreed and Consented to as of the date first written above.]14

COMPANY:

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[Agreed and Consented to as of the date first written above.]15

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	Include signature of the Company only if required under Section 13.6.(b)(iii) of the Credit Agreement.
[15]	Include signature of the Issuing Banks and the Swingline Lenders only if required under Section 13.6.(b)(iii) of the Credit Agreement.

ISSUING BANKS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as an Issuing Bank

By:
Name:
Title:

SWINGLINE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Swingline Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Swingline Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Swingline Lender

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 7.1.(k) thereof or of the most recent financial statements delivered pursuant to Section 9.1. or 9.2. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTICE OF BORROWING

            , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the Lenders from time to time parties thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section [2.1.(b)][2.2.(b)] of the Credit Agreement, [[ ], as a Borrower (the “Borrower”)][the Company, on behalf of [ ], as a Borrower (the “Borrower”),] hereby requests that the [Dollar Tranche Revolving Credit][Multicurrency Tranche Revolving Credit][Term Loan] Lenders make the [Revolving Credit Loans][Term Loans] to the [Borrower][Company] in an aggregate amount equal to [$][€][£][Cdn. $][¥][Aus. $][16] .

2.	The [Borrower][Company] requests that such [Revolving Credit Loans][Term Loans] be made available to the [Borrower][Company] on , 20 .

3.	[The Borrower requests that such Revolving Credit Loans be [Dollar][Multicurrency] Tranche Revolving Credit Loans.]

4.	The Borrower hereby requests that such [Revolving Credit Loans][Term Loans] be of the following Type:

[Check one box only]

[16]	Term Loans to be available only in Dollars.

☐    Base Rate Loan

☐    LIBOR Loan denominated in [Dollars][Pounds][Euros], with an initial Interest Period for a duration of:

☐    CDOR Loan denominated in Canadian Dollars, with an initial Interest Period for a duration of:17

☐    AUD Rate Loans denominated in Australian Dollars, with an initial Interest Period for a duration of:

[Check one box only]

☐    seven days

☐    one month

☐    three months

☐    six months

☐    other:

The [Company] [Borrower] hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and on and as of the date of the making of the requested Loans, (a) no Default or Event of Default exists or would exist as of the date of the making of such Loans or would exist after immediately giving effect thereto, and no violation of the limits described in Section 2.16. of the Credit Agreement would occur after giving effect thereto; and (b) the representations and warranties made or deemed made by the [Company][Borrower] and any other Loan Party in the Loan Documents to which such Loan Party is a party, are and shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. In addition, the [Company][Borrower] certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loans are made (it being understood that the [Borrower][Company] makes no representation as to whether any condition that by its terms is subject to the satisfaction of the Administrative Agent has been satisfied).

[Signatures on Following Page]

[17]	CDOR Loans and AUD Rate Loans available only for borrowings of Revolving Credit Loans.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

[[ ], as the Borrower][PARK INTERMEDIATE HOLDINGS LLC, as the Company]

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

            , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, [the Borrower (as defined below)][the Company on behalf of the Borrower (as defined below)] hereby requests a Continuation of [Revolving Credit][Term] Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The applicable Borrower is (for purposes of this Notice of Continuation, the “Borrower”).

2.	The requested date of such Continuation is , 20 .

3.	The Loans being continued are [LIBOR Loans denominated in [Dollars][euro][Pounds Sterling][Japanese Yen]][CDOR Loans denominated in Canadian Dollars][AUD Rate Loans denominated in Australian Dollars].

4.	The aggregate principal amount of the Loans subject to the requested Continuation is [$][€][£][Cdn. $][¥][Aus. $] and the portion of such principal amount as to which such Continuation is requested is [$][€][£][Cdn. $][¥][Aus. $] .

5.	The current Interest Period of the Loans subject to such Continuation ends on , 20 .

6.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐    seven days

☐    one month

☐    three months

☐    six months

☐    other:

The [Borrower][Company] hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

[[ ], as the Borrower][PARK INTERMEDIATE HOLDINGS LLC, as the Company]

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONVERSION

            , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11. of the Credit Agreement, [the Borrower (as defined below)][the Company on behalf of the Borrower (as defined below)] hereby requests a Conversion of [Revolving Credit][Term] Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The applicable Borrower is (for purposes of this Notice of Conversion, the “Borrower”).

2.	The requested date of such Conversion is , 20 .

3.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐    Base Rate Loan

☐    LIBOR Loan denominated in Dollars

4.	The aggregate principal amount of the Loans subject to the requested Conversion is $ and the portion of such principal amount as to which such Conversion is requested is $ .

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐    Base Rate Loan

☐    LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐    seven days

☐    one month

☐    three months

☐    six months

☐    other:

The [Borrower][Company] hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and after giving effect to such Conversion, no Default or Event of Default exists or will exist.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

[[ ], as the Borrower][PARK INTERMEDIATE HOLDINGS LLC, as the Company]

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF SWINGLINE BORROWING

            , 20

Wells Fargo Bank, National Association, as Administrative Agent [and as Swingline Lender]

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

[Bank of America, N.A., as Swingline Lender

[                    ]]

[JPMorgan Chase Bank, N.A., as Swingline Lender

[                    ]]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.5.(b) of the Credit Agreement, the Company hereby requests that [Wells Fargo Bank, National Association][Bank of America, N.A.][JPMorgan Chase Bank, N.A.], in its capacity as a Swingline Lender make a Swingline Loan to the Company in an amount equal to $ .

2.	The Company requests that such Swingline Loan be made available to the Company on , 20 .

The Company hereby certifies to the Administrative Agent, the applicable Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or will exist, and none of the limits specified in Section 2.16. of the Credit Agreement would be violated, and (b) the representations and warranties made or deemed made by the Company and any other Loan Party in the Loan Documents to which such Loan Party is a party, are and shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. In addition, the Company certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article VI. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made (it being understood that the Company makes no representation as to whether any condition that by its terms is subject to the satisfaction of the Administrative Agent has been satisfied).

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.5.(b) of the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

PARK INTERMEDIATE HOLDINGS LLC
By:
Name:
Title:

EXHIBIT F

FORM OF GUARANTY

THIS GUARANTY (this “Guaranty”) dated as of             , 20    , executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement (as defined below) (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, (b) the Lenders, the Issuing Banks and the Swingline Lenders, (c) the Specified Derivatives Providers and (d) the Specified Cash Management Banks (each individually, a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders have agreed to make available to the Borrowers certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with a Loan Party;

WHEREAS, the Specified Cash Management Banks may from time to time enter into Specified Cash Management Agreements with a Loan Party;

WHEREAS, each Guarantor is owned and controlled by the Company or is otherwise an Affiliate of the Company;

WHEREAS, the Company and each of the Guarantors, though separate legal entities, are mutually dependent on one another in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrowers under the Credit Agreement, from the Specified Derivatives Providers under the Specified Derivatives Contracts, and from the Specified Cash Management Banks under the Specified Cash Management Agreements, and, accordingly, each Guarantor is willing to guarantee the Borrowers’ obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations to the Borrowers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor hereby agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations” (provided, however, that the definition of “Guarantied Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligation of such Guarantor for purposes of determining any obligations of any Guarantor)): (a) all indebtedness, liabilities, obligations, covenants and duties owing by any Borrower or any other Loan Party to the Administrative Agent or any other Guarantied Party under or in connection with the Credit Agreement or any other Loan Document, including without limitation, the repayment of all principal of the Loans, the Reimbursement Obligations and all other Letter of Credit Liabilities, and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any other Guarantied Party thereunder (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) all Specified Derivatives Obligations; (c) all indebtedness, liabilities, obligations, covenants and duties of a Loan Party under or in respect of any Specified Cash Management Agreement, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation (“Specified Cash Management Obligations”); (d) all other Obligations; (e) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; and (f) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the other Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Administrative Agent or the other Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against any Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against any Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any Borrower, any other Loan Party or any other Person; or (c) without limiting any requirement to provide any notices to any Borrower under the Credit Agreement, to make demand of any Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any other Guarantied Party which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the other Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, subject to the termination provisions in Section 20., including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof) to the extent permitted by Applicable Law:

(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract or any Specified Cash Management Agreement (each of the foregoing documents, collectively, the “Credit Documents”) or any other document, instrument or agreement evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Credit Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)    any lack of validity or enforceability of any Credit Document or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)    any furnishing to the Administrative Agent or the other Guarantied Parties of any security for any of the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to any of the Guarantied Obligations, or any subordination of the payment of any of the Guarantied Obligations to the payment of any other liability of any Borrower or any other Loan Party;

(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, any Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any Loan Party or any other Person to recover payments made under this Guaranty;

(g)    any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h)    any application of sums paid by any Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrowers to the Administrative Agent or the other Guarantied Parties, regardless of what liabilities of the Borrowers remain unpaid;

(i)    any defect, limitation or insufficiency in the borrowing powers of any Borrower or in the exercise thereof;

(j)    any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the other Guarantied Parties;

(k)    any change in the corporate existence, structure or ownership of any Borrower or any other Loan Party;

(l)    any statement, representation or warranty made or deemed made by or on behalf of any Borrower, any Guarantor or any other Loan Party under any Credit Document or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Administrative Agent and the other Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations in accordance with the terms thereof, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Credit Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against any Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the other Guarantied Parties shall elect.

Section 5. Representations and Warranties. As of the date hereof, each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Company or any other Loan Party with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full mutatis mutandis.

Section 6. Covenants. Each Guarantor will comply with all covenants with which the Company or any other Loan Party is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. To the extent permitted by Applicable Law, if the Administrative Agent and/or the other Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any of the other Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including any Borrower or a trustee in bankruptcy for any Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement or any of the other Credit Documents or any other instrument evidencing any liability of the Borrowers, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party, to the extent permitted by Applicable Law.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of any other Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the other Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. Section 3.10. of the Credit Agreement shall be applicable, mutatis mutandis, to all payments required to be made by any Guarantor under this Guaranty.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Credit Documents or Applicable Law and not by way of limitation of any such rights, subject to Section 13.4. of the Credit Agreement, each Guarantor hereby authorizes, each Guarantied Party, each Affiliate of a Guarantied Party and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), an Affiliate of a Guarantied Party (other than the Administrative Agent) or a Participant, subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guarantied Party, an Affiliate of a Guarantied Party or such Participant, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2. of the Credit Agreement, and although such Obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the other Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany Indebtedness or receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations to the extent provided in this Section 13. During the continuance of an Event of Default, unless otherwise permitted under the Credit Agreement, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from any Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the other Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrowers and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.

(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN

DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE OTHER GUARANTIED PARTIES, THE ADMINISTRATIVE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OR THEREUNDER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES OF ANY KIND OR NATURE ARISING OUT OF THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OR THEREUNDER.

(b)    EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH OTHER GUARANTIED PARTY HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL. EACH GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH OF THE GUARANTORS HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL

SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER CREDIT DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any of the other Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the other Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect with respect to each Guarantor until the earliest of the (x) the date on which all of the Guarantied Obligations have been indefeasibly paid and performed in full (other than (1) contingent indemnification obligations that have not been asserted, (2) Letters of Credit the expiration dates of which extend beyond the Revolving Credit Maturity Date as permitted under Section 2.4.(b) and in respect of which the applicable Borrower has satisfied the requirements of such Section and Section 2.15., (3) to the extent arrangements reasonably satisfactory to a Specified Derivatives Provider under a Specified Derivatives Contract have been entered into, Specified Derivatives Obligations under such Specified Derivatives Contract and (4) to the extent arrangements reasonably satisfactory to a Specified Cash Management Bank under a Specified Cash Management Agreement have been entered into, Specified Cash Management Obligations under such Specified Cash Management Agreement) or (y) solely with respect to such Guarantor (but not any other Guarantor), release or termination of the obligations of such Guarantor hereunder in accordance with the terms of the Credit Agreement, at which point this Guaranty shall (solely with respect to such Guarantor, in the case of clause (y)), automatically terminate and have no further force and effect (other than any provisions of this Guaranty that expressly survive the termination hereof). The Administrative Agent agrees to execute and deliver such documents as are reasonably requested in accordance with the terms of the Credit Agreement by any Borrower or any such Guarantor to evidence such termination or release, at such Borrower’s or such Guarantor’s sole cost and expense.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement, Specified Derivatives Contracts and Specified Cash Management Agreements, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 13.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any other Guarantied Party to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding any Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all other Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the other Guarantied Parties have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in a writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor subject to Section 13.7. of the Credit Agreement; provided, however, that any Subsidiary Guarantor may be released hereunder in accordance with the terms of Section 8.14. of the Credit Agreement, as applicable, and any Subsidiary may become a Guarantor hereunder by executing and delivering an Accession Agreement and any other applicable Subsidiary Guaranty Documents in accordance with Section 8.14. or 8.15. of the Credit Agreement.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. New York City time on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its respective address for notices provided for in the Credit Agreement, Specified Derivatives Contract, or Specified Cash Management Agreement, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered or (iv) if delivered by electronic mail, in accordance with Section 9.5. of the Credit Agreement, to the extent applicable; provided, however, that in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings in this Guaranty are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 28. Limitation of Liability. Neither the Administrative Agent nor any of the other Guarantied Parties, nor any of their respective Related Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement, any of the other Credit Documents or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Credit Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guarantied Party or any of their respective Related Parties, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Credit Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5. of the Credit Agreement.

Section 30. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guarantied Obligations until such time as the Guarantied Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Guarantied Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated. Subject to Section 10. of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20. hereof. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 32. [Reserved.]

Section 33. Definitions. (a) For the purposes of this Guaranty:

“Accession Agreement” means an Accession Agreement in the form of Annex I hereto or in such other form as may be approved by the Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GUARANTORS:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o Park Hotels & Resorts Inc.
1600 Tysons Blvd., Suite 1000
McLean, VA 22102
Attn: General Counsel’s Office
Telecopy Number: 703-893-1057
Telephone Number: 703-584-7979

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             , 20    , executed and delivered by                                         , a                      (the “New Guarantor”), in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for its benefit and the benefit of the other Guarantied Parties (as defined in the Guaranty) under that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, (b) the Lenders, the Issuing Banks and the Swingline Lenders, (c) the Specified Derivatives Providers and (d) the Specified Cash Management Banks (each individually, a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Swingline Lenders, the Issuing Banks and the Lenders have agreed to make available to the Borrowers certain financial accommodations on the terms and conditions set forth in the Credit Agreement and/ or any Loan Document;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with a Loan Party;

WHEREAS, the Specified Cash Management Banks may from time to time enter into Specified Cash Management Agreements with a Loan Party;

WHEREAS, the New Guarantor is owned and controlled by the Company, or is otherwise an Affiliate of the Company;

WHEREAS, the Company, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Administrative Agent and the other Guarantied Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the other Guarantied Parties making such financial accommodations available to the Borrowers under the Credit Agreement, from the Specified Derivatives Providers entering into Specified Derivatives Contracts, and from the Specified Cash Management Banks entering into Specified Cash Management Agreements, and, accordingly, the New Guarantor is willing to guarantee the Borrowers’ obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties’ continuing to make such financial accommodations to the Borrowers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of             , 20     (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)    makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5. of the Guaranty and agrees to be bound by each of the covenants contained in Section 6. of the Guaranty; and

(c)    consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Guaranty or, to the extent not defined therein, the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o Park Hotels & Resorts Inc.
1600 Tysons Blvd., Suite 1000
McLean, VA 22102
Attn: General Counsel’s Office
Telecopier:	(703) 893-1057
Telephone:	(703) 584-7979

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT G

FORM OF REVOLVING CREDIT NOTE

            , 20

FOR VALUE RECEIVED, the undersigned, [PARK INTERMEDIATE HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware]18 (the “Borrower”), hereby unconditionally promises to pay to the order of                      or its registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) at WELLS FARGO BANK, NATIONAL ASSOCIATION, 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid Dollar Amount of all Revolving Credit Loans made by the Lender to the Borrower (as defined herein) under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Revolving Credit Note is one of the “Revolving Credit Notes” referred to in the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, Park Hotels & Resorts Inc., the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and is entitled to, all the provisions and benefits thereof. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Revolving Credit Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.6. of the Credit Agreement, this Revolving Credit Note may not be assigned by the Lender to any Person.

[18]	Bracketed language to be updated for a Subsidiary Borrower.

G-1

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices. No failure to exercise, and no delay in exercising rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Credit Note as of the date first written above.

[PARK INTERMEDIATE HOLDINGS LLC]

By:
Name:
Title:

G-2

EXHIBIT H

FORM OF SWINGLINE NOTE

            , 20

FOR VALUE RECEIVED, the undersigned, PARK INTERMEDIATE HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), hereby unconditionally promises to pay to the order of [WELLS FARGO BANK, NATIONAL ASSOCIATION][BANK OF AMERICA N.A.][JPMORGAN CHASE BANK, N.A.] or its registered assigns (the “Swingline Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) at its address at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified in writing by the Administrative Agent to the Company, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender (as defined herein) to the Company under the Credit Agreement (as herein defined), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Swingline Note is one of the “Swingline Notes” referred to in the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, Park Hotels & Resorts Inc., the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made by the Swingline Lender to the Company thereunder. Capitalized terms used but not otherwise defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.6. of the Credit Agreement, this Swingline Note may not be assigned by the Swingline Lender to any Person.

H-1

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Company hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices. No failure to exercise, and no delay in exercising rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note as of the date first written above.

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF TERM LOAN NOTE

            , 20

FOR VALUE RECEIVED, the undersigned, PARK INTERMEDIATE HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of                      or its registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) at Wells Fargo Bank, National Association, 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid principal amount of all Term Loans made by the Lender to the Company under the Credit Agreement (as herein defined), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Term Loan Note is one of the “Term Loan Notes” referred to in the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, Park Hotels & Resorts Inc., the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Term Loan Note upon the occurrence of certain events and for prepayments of Term Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.6. of the Credit Agreement, this Term Loan Note may not be assigned by the Lender to any Person.

I-1

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Company hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Loan Note as of the date first written above.

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

I-2

EXHIBIT J

FORM OF BID RATE NOTE

            , 20

FOR VALUE RECEIVED, the undersigned, PARK INTERMEDIATE HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of                      or its registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) at Wells Fargo Bank, National Association, 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified in writing by the Administrative Agent to the Company the aggregate unpaid principal amount of all Bid Rate Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Rate Loan, at such office at the rates and on the dates provided in the Credit Agreement.

This Bid Rate Note is one of the “Bid Rate Notes” referred to in the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, Park Hotels & Resorts Inc., the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Bid Rate Note upon the occurrence of certain events and for prepayments of Bid Rate Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.6. of the Credit Agreement, this Bid Rate Note may not be assigned by the Lender to any Person.

J-1

THIS BID RATE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Company hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Bid Rate Note as of the date first written above.

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

J-2

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

EXHIBIT K

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: [Park Intermediate Holdings LLC][NAME OF SUBSIDIARY BORROWER]

Administrative Agent: Wells Fargo Bank, National Association

Loan: Loan numbers 1016522 and 1016523 made pursuant to that certain Credit Agreement dated as of December 28, 2016, among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., Subsidiary Borrowers party thereto, the Lenders party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Effective Date: INSERT DATE

Check applicable box:

☐       New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐       Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions    submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of:

a.	Loan proceeds, at the time of Loan closing/origination;

b.	Borrower’s funds at the time of Loan closing/origination from a Borrower account held at Wells Fargo Bank, N.A. which is NOT a Restricted Account (as defined in the Terms and Conditions attached to this Agreement);

c.	Loan proceeds subsequent to Loan closing/origination;

d.	Funds from Restricted Accounts, if applicable; and

(2)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to Sections 2.1.(b), 2.2.(b), 2.3.(b) or 2.5.(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Individual or Individuals with Authority to Request Disbursements

Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith:

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers at Loan Closing/Origination: Disbursement Requests for Disbursement(s) from the Loan proceeds to be made at Loan Closing/Origination (each a “Closing Disbursement”)by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit at Loan Closing/Origination: Disbursement Requests for Disbursement(s) from the Loan proceeds to be deposited at Loan Closing/Origination into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

DELETE THIS HEADER BEFORE SENDING TO BORROWER.

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

[DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT LOAN CLOSING/ORIGINATION FROM A NON-RESTRICTED BORROWER ACCOUNT ANTICIPATED]

Permitted Wire Transfers at Loan Closing/Origination From a Borrower account held at Wells Fargo which is NOT a Restricted Account: Disbursement Requests for Disbursements to be made at Loan Closing/Origination from a Borrower Account held at Wells Fargo Bank, N.A. which is NOT a Restricted Account by wire transfer (each, a “Non-Restricted Account Disbursement”) must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Lender is authorized to use the wire instructions that have been provided directly to Lender by the Receiving Party or Borrower and attached as the Non-Restricted Account Disbursement Exhibit. All wire instructions must contain the information specified on the Non-Restricted Account Disbursement Exhibit.

Names of Receiving Parties for Non-Restricted Account Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Non-Restricted Account Disbursement Exhibit)
1.
2.
3.

[DELETE FOLLOWING SECTION IF NO DEPOSITS AT LOAN CLOSING/ORIGINATION INTO WFB ACCOUNTS FROM A NON-RESTRICTED BORROWER ACCOUNT ANTICIPATED

ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit at Loan Closing/Origination From a Non-Restricted Account: Disbursement Requests for Disbursements to be made at Loan Closing/Origination from a Borrower Account held at Wells Fargo Bank, N.A. which is NOT a Restricted Account and deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursement to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers Subsequent to Loan Closing/Origination: Disbursement Requests for Disbursements from the Loan proceeds to be made subsequent to Loan Closing/Origination (each a “Subsequent Disbursement”) by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS SUBSEQUENT TO LOAN CLOSING/ORIGINATION ANTICIPATED

ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit Subsequent to Loan Closing/Origination: Disbursement Requests for Disbursements from the Loan proceeds to be deposited subsequent to Loan Closing/Origination into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS FROM RESTRICTED ACCOUNT ANTICIPATED

Permitted Wire Transfers From a Restricted Account: Disbursement Requests for Disbursements to be made from a Restricted Account by wire transfer (each, a “Restricted Account Disbursement”) must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Restricted Account Disbursement Exhibit. All wire instructions must be in the format specified on the Restricted Account Disbursement Exhibit.

Names of Receiving Parties for Restricted Account Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Restricted Account Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS FROM RESTRICTED ACCOUNTS ANTICIPATED

ADD LINES FOR ADDITIONS DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit From a Restricted Account: Disbursement Requests for Disbursements to be made from a Restricted Account and deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

BORROWER:

[Park Intermediate Holdings LLC,
a Delaware limited liability company][SUBSIDIARY BORROWER]

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent , Issuing Banks, Swingline Lenders and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Banks, Swingline Lenders or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Bank’s, any Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, any Swingline Lender any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK, ANY SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*	The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.

NON-RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*	The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*	The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*	The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.

EXHIBIT L

FORM OF COMPLIANCE CERTIFICATE

            , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

1750 H Street N.W.

Suite 550

Washington, DC 20006

Attn: Mark Monahan

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Park Intermediate Holdings LLC (the “Company”), Park Hotels & Resorts Inc. (the “Parent”), the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 9.3. of the Credit Agreement, the undersigned, on behalf of the Company in [his][her] capacity as an officer of the Company and not individually, hereby certifies to the Administrative Agent, the Issuing Banks and the Lenders as follows:

(1)    The undersigned is the [chief executive officer][chief financial officer] of the Company.

(2)    I have reviewed the terms of the Credit Agreement, and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Parent and its Subsidiaries during the accounting period covered by the financial statements supporting the calculations set forth on Schedule I hereto.

(3)    To the best of my knowledge, information or belief, after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Company with respect to such event, condition or failure].

(4)    Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Parent and its Subsidiaries were in compliance with the financial covenants contained in Section 10.1. of the Credit Agreement.

(5)    Attached hereto as Schedule 2 is a true, current and complete list of the Eligible Properties designated by the Company.

(6)    Attached hereto as Schedule 3 are descriptions of any items that would not appear on the consolidated balance sheet of the Company.

(7)    Attached hereto as Schedule 4 are [(i)] statements of profit and loss for all Hotel Properties on a combined basis for the preceding calendar quarter [and (ii) statements of profit and loss for all Eligible Properties on an individual basis for the preceding fiscal year, in each case,] setting forth in summary form (excluding any underlying calculations used to determine any of the following) the amounts of the Gross Operating Revenues, Gross Operating Expenses, NOI, FF&E Reserves, and Adjusted NOI, along with the average daily rate, occupancy levels and revenue per available room, in each case, on a combined basis [(or, in the case of clause (ii), for such Eligible Property)]. [Bracketed language and statements described therein to be included in connection with delivery of annual financial statements only.]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

Schedule 1

[Calculations to be Attached]

Schedule 2

[List of Eligible Properties Designated by the Company]

Schedule 3

[Descriptions of Items not on consolidated balance sheet to be Attached]

Schedule 4

[Statements of Profit and Loss to be Attached]

EXHIBIT M-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), Park Hotels & Resorts Inc., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20

M-1-1

EXHIBIT M-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), Park Hotels & Resorts Inc., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20

M-2-1

EXHIBIT M-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), Park Hotels & Resorts Inc., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signatures on Following Page]

M-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20

M-3-2

EXHIBIT M-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), Park Hotels & Resorts Inc., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (collectively with the Company, the “Borrowers”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signatures on Following Page]

M-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20

M-4-2

EXHIBIT N

FORM OF BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [                    ], by and among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), [Name of Subsidiary Borrower], a [                    ] (the “New Borrowing Subsidiary”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, Park Hotels & Resorts, Inc., the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [                    ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that, on and as of the date hereof, the representations and warranties of each Borrower or any other Loan Party in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty is true and correct in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty were been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 (as amended).]19 [INSERT OTHER NECESSARY FOREIGN LAW PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE

[19]	To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

AGENT OR ITS COUNSELS]. The Company agrees that the Guaranteed Obligations of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT O

FORM OF BORROWING SUBSIDIARY TERMINATION

Wells Fargo Bank, National Association

as Administrative Agent

for the Lenders referred to below

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention: Kara Rasmussen (AU#0080703)

[Date]

Ladies and Gentlemen:

The undersigned, Park Intermediate Holdings LLC (the “Company”), refers to the Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Park Hotels & Resorts Inc., the Subsidiary Borrowers from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                    ] (the “Terminated Borrowing Subsidiary”) as a Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no principal of or interest on any Loans made to the Terminated Borrowing Subsidiary is outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all principal of and interest on all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to request further Credit Events under the Credit Agreement.]

[Signature Page Follows]

O-1

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

Copy to:	Wells Fargo Bank, National Association

1750 H Street N.W.

Suite 550

Washington, DC 20006

Attn: Mark Monahan

Telecopier:    (202) 429-2589

Telephone:    (202) 303-3017

Wells Fargo Bank, National Association

Hospitality Finance Group

301 South College Street, 4th Floor

Charlotte, NC 28202

Attn: C. Corley Holt

Telecopier:    (704) 383-2544

Telephone:    (704) 715-9299

Wells Fargo Bank, National Association

17th Street, N.W., 4th Floor

Atlanta, GA 30363

Attn: Sandra Wheeler

O-2

EXHIBIT P

FORM OF DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT dated as of             ,          (the “Agreement”) by and among                                          (the “Designating Lender”),                                          (the “Designated Lender”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Designating Lender is a Lender under that Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC (the “Company”), PARK HOTELS & RESORTS INC., the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and the Administrative Agent;

WHEREAS, pursuant to Section 13.6.(g), the Designating Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and

WHEREAS, the Administrative Agent consents to such designation on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Designation. Subject to the terms and conditions of this Agreement, the Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Designating Lender pursuant to Section 2.3. of the Credit Agreement. Any assignment by the Designating Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender. The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.

Section 2. Designating Lender Not Discharged. Notwithstanding the designation of the Designated Lender hereunder, the Designating Lender shall be and remain obligated to the Company, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to the Credit Agreement and the other Loan Documents, including, without limitation, any indemnification obligations under Section 12.6. of the Credit Agreement and any sums otherwise payable to the Company by the Designated Lender.

Section 3. No Representations by Designating Lender. The Designating Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Company, any other Loan Party or any other Subsidiary of the Company or the performance or observance by the Company or any other Loan Party of any of its obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto.

Section 4. Representations and Covenants of Designated Lender. The Designated Lender makes and confirms to the Administrative Agent, the Designating Lender, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XII. of the Credit Agreement. Not in limitation of the foregoing, the Designated Lender (a) represents and warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in the definition of such term contained in the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including, without limitation, the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on such financial statements and such other documents and information, made its own credit analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Loan Documents to which the other Lenders are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender. The Designated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation. The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to the Company, any other Loan Party or any other Subsidiary or to notify the Designated Lender of any Default or Event of Default.

Section 5. Appointment of Designating Lender as Attorney-In-Fact. The Designated Lender hereby appoints the Designating Lender as the Designated Lender’s agent and attorney-in-fact, and grants to the Designating Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Loan Documents and to exercise on the Designated Lender’s behalf all actions under the Credit Agreement, including, without limitation, rights to vote and to grant and make approvals, waivers, consents and amendments to or under the Credit Agreement or the other Loan Documents. Any document executed by the Designating Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Company, each Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.

Section 6. Acceptance by the Administrative Agent. Following the execution of this Agreement by the Designating Lender and the Designated Lender, the Designating Lender will (i) deliver to the Administrative Agent a duly executed original of this Agreement for acceptance by the Administrative Agent and (ii) pay to the Administrative Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the later of (x) the date of such acceptance or (y) such other date as may be specified on the signature page hereof (the “Effective Date”).

Section 7. Effect of Designation. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Lender pursuant to Section 2.3. of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designated Lender shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designated Lender which is not otherwise required to repay obligations of the Designated Lender which are then due and payable. Notwithstanding the foregoing, the Designating Lender, as agent for the Designated Lender, shall be and remain obligated to the Company, the Administrative Agent and the Lenders for each and every of the obligations of the Designated Lender and the Designating Lender with respect to the Credit Agreement.

Section 8. Indemnification of Designated Lender. The Designating Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Designating Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.

Section 9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 11. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 12. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.

EFFECTIVE DATE:

DESIGNATING LENDER:

[NAME OF DESIGNATING LENDER]

By:
Name:
Title:

DESIGNATED LENDER:

[NAME OF DESIGNATED LENDER]

By:
Name:
Title:

Accepted as of the date first written above.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT Q

FORM OF BID RATE QUOTE REQUEST

            , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (the “Company”), PARK HOTELS & RESORTS INC., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	The Company hereby requests Bid Rate Quotes for the following proposed Bid Rate Borrowings:

Borrowing Date	Amount	Type	Interest Period
, 20	$		days

2.	The Company’s Credit Rating, as applicable, as of the date hereof is:

S&P
Moody’s
Fitch

Q-1

3.	After giving effect to the Bid Rate Borrowing requested herein, the total amount of Bid Rate Loans outstanding shall be $ .

[4.	The Bid Rate Borrowings shall be subject to prepayment at the option of the Company.][20]

Without limiting the Company’s deemed representation that the other conditions in Article VI. of the Credit Agreement shall have been satisfied at the time the requested Bid Rate Loans are made, the Company hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and on and as of the date of the making of the requested Bid Rate Loans, (a) no Default or Event of Default exists or would exist as of the date of the making of such Bid Rate Loans or would exist after immediately giving effect thereto, and no violation of the limits described in Section 2.16. of the Credit Agreement would occur after giving effect thereto; and (b) the representations and warranties made or deemed made by each Borrower and any other Loan Party in the Loan Documents to which such Loan Party is a party, are and shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents.

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[20]	Include only if the Company is electing that the Bid Rate Borrowings will be subject to optional prepayment.

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EXHIBIT R

FORM OF BID RATE QUOTE

            , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (the “Company”), PARK HOTELS & RESORTS INC., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

In response to the Company’s Bid Rate Quote Request dated             , 20    , the undersigned hereby makes the following Bid Rate Quote(s) on the following terms:

1.	Quoting Dollar Tranche Revolving Credit Lender:

2.	Person to contact at quoting Dollar Tranche Revolving Credit Lender:

3.	The undersigned offers to make Bid Rate Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following Bid Rate(s):

Borrowing Date	Amount	Type	Interest Period	Bid Rate
, 20	$		days	%
, 20	$		days	%
, 20	$		days	%

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The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] the undersigned to make the Bid Rate Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

[QUOTING DOLLAR TRANCHE REVOLVING CREDIT LENDER]

By:
Name:
Title:

R-2

EXHIBIT S

FORM OF ACCEPTANCE OF BID RATE QUOTES

            , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARK INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (the “Company”), PARK HOTELS & RESORTS INC., a Delaware corporation, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Company hereby accepts the following offer(s) of Bid Rate Quotes to be made available to the Company on             ,         :

Quote Date	Quoting Dollar Tranche Revolving Credit Lender	Type	Amount Accepted
, 20			$
, 20			$
, 20			$

Without limiting the Company’s deemed representation that the other conditions in Article VI. of the Credit Agreement shall have been satisfied at the time the requested Bid Rate Loans are made, the Company hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and on and as of the date of the making of the requested Bid Rate Loans, (a) no Default or Event of Default exists or would exist as of the date of the making of such Bid Rate Loans or would exist after immediately giving effect thereto, and no violation of the limits described in Section 2.16. of the Credit Agreement would occur after giving effect thereto; and (b) the representations and warranties made or deemed made by each Borrower and any other Loan Party in the Loan Documents to which such Loan Party is a party, are and shall be true and

S-1

correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents.

[Signature on next page]

S-2

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

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